Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

among

BILL.COM HOLDINGS, INC.,

a Delaware corporation,

DELANO MERGER SUB I, INC.,

a Delaware corporation,

DELANO MERGER SUB II, LLC,

a Delaware limited liability company,

DIVVYPAY, INC.

a Delaware corporation, and

SHAREHOLDER REPRESENTATIVE SERVICES LLC,

as the Agent

Dated May 6, 2021

i

4.5	Material Contracts	58
4.6	Sufficient Funds	58
4.7	Issuance of Parent Stock	58
4.8	No Prior Merger Sub Operations	58
4.9	SEC Reports	58
4.10	S-3 Registration	59
4.11	Acquisition for Investment	59
4.12	Ownership of Shares	59
4.13	Brokers	59
4.14	Tax Matters	59
4.15	Exclusivity of Representations and Warranties	60

ARTICLE 5 COVENANTS		60

5.1	Conduct of the Company	60
5.2	Conduct of Parent	63
5.3	Confidentiality; Public Announcements	63
5.4	No Solicitation	64
5.5	Reasonable Best Efforts	65
5.6	Corporate Matters	66
5.7	Notice of Changes	67
5.8	Litigation	67
5.9	Access to Information	67
5.10	Employees	68
5.11	Financial Certificate and Spreadsheet	70
5.12	Necessary Consents	70
5.13	Director and Officer Indemnification	70
5.14	Tax Matters	71
5.15	Financial Statements	73
5.16	Form S-3	74

ARTICLE 6 CONDITIONS PRECEDENT		74

6.1	Conditions Precedent to Obligations of the Company, Parent and Merger Subs to the Closing	74
6.2	Conditions Precedent to Obligations of Parent and Merger Subs to the Closing	74
6.3	Conditions Precedent to Obligations of the Company Prior to the Closing	77

ARTICLE 7 TERMINATION		78

7.1	Termination	78
7.2	Effect of Termination	78

ARTICLE 8 ESCROW FUND AND INDEMNIFICATION		79

8.1	Escrow Fund	79
8.2	Indemnification	79
8.3	Limitations	80
8.4	Survival Periods	82
8.5	Claims	83
8.6	Resolution of Objections to Claims	83
8.7	Agent	84
8.8	Third-Party Claims	87
8.9	Treatment of Indemnification Payments	88

ii

ARTICLE 9 MISCELLANEOUS		88

9.1	Expenses	88
9.2	Notices	88
9.3	Severability	89
9.4	Entire Agreement	89
9.5	Assignment; Parties in Interest	89
9.6	Governing Law; Jurisdiction; Waiver of Jury Trial	90
9.7	Interpretation	90
9.8	Counterparts	91
9.9	Remedies	91
9.10	Amendment	91
9.11	Waiver	91
9.12	Legal Representation	92

Exhibits

Exhibit A-1	-	Form of Joinder
Exhibit A-2	-	Form of Significant Investor Joinder
Exhibit B	-	Form of Written Consent
Exhibit C	-	Form of Charter Amendment
Exhibit D-1	-	Form of First Certificate
Exhibit D-2	-	Form of Second Certificate
Exhibit E	-	Form of Warrant Surrender Agreement
Exhibit F	-	Form of Cash-Out Option Waiver
Exhibit G	-	Form of Promised Option Waiver
Exhibit H	-	Form of Parachute Payment Waiver
Exhibit I	-	Form of Financial Certificate
Exhibit J-1	-	FIRPTA Notice
Exhibit J-2	-	FIRPTA Notification Letter
Exhibit K	-	Form of Escrow Agreement

Annexes

Annex A-1	-	Key Employees
Annex A-2	-	Restrictive Covenant Agreement Signatories
Annex B	-	Holdback Employees
Annex C	-	Consenting Stockholders
Annex D	-	Significant Investors
Annex E	-	Accounting Principles
Annex F	-	Cash
Annex G	-	Knowledge Persons
Annex H	-	Permitted Liens
Annex I	-	Working Capital

Schedules

Schedule 1.1	-	Permitted Debt
Schedule 5.1(c)	-	Pre-Closing Steps
Schedule 6.1(a)(ii)	-	Regulatory Filings
Schedule 8.2(a)(vi)	-	Indemnifiable Taxes
Schedule 8.2(a)(ix)	-	Specified Matters
Schedule 8.8(b)	-	Specified Third-Party Claims

Disclosure Schedule

iii

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of May 6, 2021 (the “Agreement Date”), among Bill.com Holdings, Inc., a Delaware corporation (“Parent”), Delano Merger Sub I, Inc., a Delaware corporation and direct, wholly owned subsidiary of Parent (“Merger Sub I”), Delano Merger Sub II, LLC, a Delaware limited liability company and direct, wholly owned subsidiary of Parent (“Merger Sub II” and together with Merger Sub I, the “Merger Subs”), DivvyPay, Inc., a Delaware corporation (the “Company”), and Shareholder Representative Services LLC, a Colorado limited liability company, solely in its capacity as the representative, agent and attorney-in-fact of the Equityholders (the “Agent”). Capitalized terms used herein are defined in Article 1.

RECITALS

A.

Parent, Merger Sub I and the Company intend to effect a merger of Merger Sub I with and into the Company, pursuant to which the Company would survive and become a wholly owned subsidiary of Parent (the “First Merger”), and immediately thereafter, as part of the same overall integrated transaction, the surviving entity of the First Merger would merge with and into Merger Sub II, pursuant to which Merger Sub II would survive and remain a direct wholly owned subsidiary of Parent (the “Second Merger” and, collectively or in seriatim with the First Merger, as appropriate, the “Merger”) in accordance with this Agreement, the DGCL and the DLLCA.

B.

The board of directors of the Company (the “Board”) has carefully considered the terms of this Agreement and has unanimously (i) determined that this Agreement and the Merger and the transactions contemplated by this Agreement and the documents referenced herein (collectively, the “Transactions”), upon the terms and subject to the conditions set forth herein, are advisable, fair to and in the best interests of the Company and the Stockholders, (ii) approved this Agreement in accordance with the DGCL and (iii) directed that the Company submit this Agreement to the Stockholders for adoption and recommended that all Stockholders adopt this Agreement and approve the Merger. The board of directors of Parent has also carefully considered the terms of this Agreement and has unanimously (i) determined that this Agreement and the Merger and the other Transactions, including the issuance of Parent Stock hereunder, upon the terms and subject to the conditions set forth herein, are advisable, fair to and in the best interests of Parent and its Stockholders and (ii) approved and declared advisable the execution, delivery, and performance of this Agreement and the consummation of the Transactions, including the issuance of the Share Consideration.

C.

Parent, the Merger Subs and the Company intend that the First Merger and the Second Merger, taken together, qualify as a tax-free “reorganization” within the meaning of Section 368(a) of the Code and this Agreement shall constitute, and is hereby adopted as, a “plan of reorganization” within the meaning of Treasury Regulation Section 1.368-2(g).

D.

Concurrently with the execution of this Agreement, and as a condition and inducement to Parent’s and the Merger Subs’ willingness to enter into this Agreement, (i) the employees set forth on Annex A-1 (the “Key Employees”) have executed an offer letter and confidentiality and invention assignment Agreement with Parent, (ii) the employees set forth on Annex A-2 have executed a restrictive covenant agreement, and (iii) the employees set forth on Annex B (the “Holdback Employees”) have executed a Holdback Agreement (the “Holdback Agreement”) (collectively, the “Key Employee Documents”).

E.

Concurrently with the execution of this Agreement, and as a condition and inducement to Parent’s and the Merger Subs’ willingness to enter into this Agreement, each of the Stockholders set forth on Annex C (each, a “Consenting Stockholder”) has delivered joinder agreements in the form attached hereto as Exhibit A-1 (each, a “Joinder”) or, if such Stockholder is a Significant Investor, in the form attached hereto as Exhibit A-2 (each, a “Significant Investor Joinder”), and immediately after the execution of this Agreement will deliver an action by written consent in the form attached hereto as Exhibit B (a “Written Consent”).

NOW, THEREFORE, the parties hereto agree as follows:

ARTICLE 1

CERTAIN DEFINITIONS

“Accounting Principles” means GAAP, subject to the exceptions set forth on Annex E.

“Acquired Companies” means the Company and its Subsidiaries collectively, and “Acquired Company” means any of the Acquired Companies.

“Acquisition Proposal” means any expression of interest, inquiry, offer, proposal, plan, agreement, understanding or arrangement involving (a) a merger, consolidation, business combination or similar transaction involving any Acquired Company, (b) the sale, lease, license or other disposition (including by way of merger, consolidation, asset sale, share or equity sale, share or equity exchange, license or any similar transaction, in one or a series of related transactions) of all or a material portion of the assets of any Acquired Company, (c) any joint venture or other strategic investment in or involving any Acquired Company, including any third party financing, investment in or recapitalization of any Acquired Company or (d) any other transaction the consummation of which would reasonably be expected to impede, interfere with, prevent or materially delay the Transactions.

“Action” means any private, governmental, or administrative action, inquiry, claim, counterclaim, proceeding, suit, hearing, audit, investigation or litigation, in each case whether civil, criminal, administrative, judicial or investigative, or any appeal therefrom.

“Affiliate” means, with respect to a Person, any other Person that, directly or indirectly, controls or is controlled by or is under common control with the first Person. For purposes of the immediately preceding sentence, the term “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by Contract or otherwise.

“Agent Expense Fund” means $200,000; provided that if the Bowers Matter has not been settled or resolved prior to Closing, the Company may elect to increase the Agent Expense Fund by an additional $1,400,000.

“Aggregate Exercise Price” means, as of immediately prior to the Effective Time, the sum of the exercise prices of all outstanding Qualifying Options and Warrants, and the Deemed Exercise Prices of all Promised Options, other than the Permitted Issuances.

“Aggregate Junior Liquidation Preference” means, as of immediately prior to the Effective Time, the sum of (a) the aggregate number of Series Seed 1 Shares multiplied by the Series Seed 1 Liquidation Preference, (b) the aggregate number of Series Seed 2 Shares multiplied by the Series Seed 2 Liquidation

Preference, (c) the aggregate number of Series A Shares multiplied by the Series A Liquidation Preference, (d) the aggregate number of Series B Shares multiplied by the Series B Liquidation Preference, and (e) the aggregate number of Series C Shares multiplied by the Series C Liquidation Preference.

“Aggregate Series D Liquidation Preference” means, as of immediately prior to the Effective Time, the aggregate number of Series D Shares multiplied by the Series D Liquidation Preference; provided that if the Pro Rata Consideration exceeds the Series D Liquidation Preference, then the Aggregate Series D Liquidation Preference will be zero.

“AML Laws” mean all Applicable Laws, Orders, executive orders, ordinances, directives, regulations, statutes, case law or treaties concerning or related to terrorism financing or money laundering, including the Bank Secrecy Act, 31 U.S.C. §§ 5311 et seq., as amended by the USA PATRIOT Act, and its implementing regulations, the Money Laundering Control Act, 18 U.S.C. §§ 1956 and 1957, and any related or similar rules, regulations or guidelines, which in each case are issued, administered or enforced by any relevant Governmental Body.

“Anti-Corruption Law” means any Applicable Law relating to anti-bribery or anti-corruption (governmental or commercial), including the Foreign Corrupt Practices Act of 1977, as amended, and any other Applicable Law that prohibits the corrupt payment, offer, promise or authorization of the payment or transfer of anything of value (including gifts or entertainment), directly or indirectly, to any Person, including any Government Official.

“Applicable Law” means, with respect to any Person, any federal, state, foreign, local, municipal or other law, statute, constitution, legislation, principle of common law, resolution, ordinance, code, edict, decree, rule, directive, Permit, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body and any Orders, in each case, applicable to such Person or to any of its assets, properties or businesses, including any applicable AML Laws, Anti-Corruption Law, Licensing Laws, OFAC Laws, Export Laws, unclaimed property laws, data privacy laws and data security laws.

“Business” means the business of the Acquired Companies as currently conducted.

“Business Day” means any day, other than a Saturday, a Sunday, or any other day on which commercial banks in San Francisco, CA or Salt Lake City, UT are authorized or required by Applicable Law to be closed.

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act.

“Cash” means all of the items listed on Annex F, calculated in accordance with Accounting Principles.

“Cash Consideration” means $625,000,000, plus (a) the Aggregate Exercise Price, plus (b) the Closing Cash Surplus (if any), plus (c) the Working Capital Adjustment, less (d) the Closing Cash Deficit (if any), less (e) all unpaid Debt as of the Effective Time, less (f) all unpaid Transaction Expenses as of the Effective Time, less (g) the Cash-Out Amount.

“Cash Consideration Percentage” means a percentage equal to the quotient of the Cash Consideration divided by the Total Consideration.

“Cash-Out Amount” means the aggregate amount of cash that would have been payable to holders of Vested Non-Continuing Employee Options and Cash-Out Options pursuant to this Agreement if (i)

“Qualifying Options” was defined as (x) all Continuing Employee Options, (y) all Vested Non-Continuing Employee Options and (z) all Cash-Out Options, in each case as of immediately prior to the Effective Time and (ii) “Cash Consideration” was defined as $625,000,000, plus (a) the Aggregate Exercise Price, plus (b) the Closing Cash Surplus (if any), plus (c) the Working Capital Adjustment, less (d) the Closing Cash Deficit (if any), less (e) all unpaid Debt as of the Effective Time, less (f) all unpaid Transaction Expenses as of the Effective Time.

“Cash-Out Options” means any option to purchase Company Common Stock or portion thereof that is outstanding as of immediately prior to the Effective Time, whether vested or unvested, that was granted prior to May 1, 2019 and is held by a Continuing Employee.

“Certificate” means a certificate or instrument that immediately prior to the Effective Time represented issued and outstanding shares of Company Capital Stock.

“Claim” means any claim, demand, complaint, suit, proceeding, arbitration, audit, hearing or investigation (whether civil, criminal, or administrative).

“Closing Amount” means the (a) Total Consideration, less (b) the Aggregate Junior Liquidation Preference, less (c) the Aggregate Series D Liquidation Preference.

“Closing Cash Balance” means the Cash balance of the Acquired Companies (on a consolidated basis) as of immediately prior to the Effective Time.

“Closing Cash Deficit” means the amount, if any, by which the Closing Cash Balance is less than the Closing Cash Minimum Amount.

“Closing Cash Minimum Amount” means $125,000,000; provided that if the Closing does not take place on or before July 1, 2021, then the Closing Cash Minimum Amount shall be reduced each month thereafter by an amount equal to the product of (x) $3,500,000 and (y) a fraction, the numerator of which is the number of days actually elapsed in such month prior to the Closing Date and the denominator of which is the total number of days in such month (rounded to the nearest dollar); provided that the Closing Cash Minimum Amount shall not be reduced by more than $3,500,000 per calendar month. By way of illustration, this means that if Closing takes place on July 5, 2021, the Closing Cash Minimum Amount shall be $124,548,387, which is $125,000,000 less an amount equal to the product of (x) $3,500,000 and (y) 4 (the number of days elapsed in July prior to July 5) / 31 (the number of days in July); if Closing takes place on August 1, 2021, the Closing Cash Minimum Amount shall be $121,500,000; and if Closing takes place on September 1, 2021, the Closing Cash Minimum Amount shall be $118,000,000.

“Closing Cash Surplus” means the amount, if any, by which the Closing Cash Balance exceeds the Closing Cash Minimum Amount.

“Closing Date” means the date on which the Closing occurs.

“Closing Working Capital Adjustment” means the calculation of the Working Capital Adjustment set forth on the Company Closing Financial Certificate.

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

“Code” means the Internal Revenue Code of 1986, as amended, and all rules and regulations promulgated thereunder, as in effect from time to time.

“Common Shares” means shares of Company Common Stock issued and outstanding immediately prior to the Effective Time.

“Company Capital Stock” means the Company Common Stock and the Company Preferred Stock.

“Company Common Stock” means the Common Stock, $0.0001 par value per share, of the Company.

“Company Employee Plans” means (a) all “employee benefit plans” within the meaning of Section 3(3) of ERISA, (b) each Loan to an employee, (c) all stock option, stock purchase, phantom stock, stock appreciation right, restricted stock unit, severance, sabbatical, medical, dental, vision care, disability, employee relocation, cafeteria benefit (Section 125 of the Code), dependent care (Section 129 of the Code), life insurance or accident insurance plans, programs or arrangements, (d) all bonus, pension, profit sharing, savings, severance, retirement, supplemental retirement, deferred compensation or incentive plans (including cash incentive plans), programs or arrangements, (e) all other fringe or employee benefit plans, programs or arrangements and (f) all employment, individual consulting, retention, change of control or executive compensation or severance agreements; in each case, written or otherwise, formal or informal, as to which any unsatisfied obligations or any ERISA Affiliate of the Company remain for the benefit of, or relating to, any present or former employee, consultant or non-employee director of the Company or any dependent thereof.

“Company Fundamental Representations” means the representations and warranties made by the Company in Section 3.1(a)-(b) (Organization, Standing, Power and Subsidiaries), Section 3.2 (Authority and Enforceability), Section 3.4 (Capital Structure), and Section 3.18 (Brokers).

“Company Material Adverse Effect” means (a) any change, event, condition, fact, violation, inaccuracy, circumstance or effect (each, an “Effect”) that, individually or taken together with all other Effects, and regardless of whether such Effect constitutes a breach of any representations or warranties made by, or a breach of the covenants, agreements, or obligations of, the Company, is, or would reasonably likely to be or become, a material adverse effect of significant duration on the business (as currently conducted by the Company), operations, or financial condition of the Company and its Subsidiaries, taken together; except that none of the following Effects (by themselves or when aggregated with any other facts, circumstances, changes or Effects) will be taken into account in determining whether there has been a Company Material Adverse Effect: (i) changes in general economic conditions in the United States or any other jurisdiction in which the Company operates, (ii) changes affecting the industry generally in which the Company operates, (iii) any national or international political or social conditions, including the outbreak or escalation of war, hostilities, or terrorist activities, either in the United States or any other jurisdiction in which the Company operates, (iv) earthquakes, hurricanes, tornadoes, floods, epidemics/pandemics or other natural disasters, including any worsening of any Effects resulting from COVID-19, (v) changes in Applicable Law or GAAP after the Agreement Date or any action required to be taken under any Applicable Law, Order or existing Contract by which the Company or its Affiliates (or any of their respective assets or properties) is bound, in each case of clauses (i) through (v), except to the extent such changes disproportionately affect the Company as compared to other Persons or businesses that operate in the industry in which the Company operates, (vi) any Effect resulting from any breach of this Agreement by Parent or Merger Subs, (vii) any change in the cost, availability or other terms of any financing necessary for Parent to consummate the Transactions, (viii) any failure by the Company to meet any internal or published projections, forecasts, revenue or earnings predictions, or other financial metrics for any period ending on or after the date hereof (it being understood that the underlying cause of failure may be taken into account if otherwise eligible pursuant to this proviso), (ix) the negotiation, execution or announcement of this Agreement (including by reason of the identity of Parent or any communication by Parent or any of its Affiliates regarding its plans or intentions with respect to the business of the Company, and including the impact thereof on relationships with customers, suppliers, distributors, partners or employees or others having relationships with the Company), or (x) the Company’s failure to take any action prohibited by Section 5.1 or Section 5.2 (but solely to the extent the Company seeks Parent’s consent to take such action in writing, with reasonable advance notice and with reasonable accompanying information under the circumstances, and Parent withholds such consent), or (b) any effect or circumstance that would materially impair or materially delay the Company’s ability to perform its obligations under this Agreement or the other Transaction Documents.

“Company Preferred Stock” means the Series Seed 1 Stock, the Series Seed 2 Stock, the Series A Stock, the Series B Stock, the Series C Stock and the Series D Stock.

“Continuing Employees” means the employees or independent contractors of any Acquired Company who are offered continued employment by Parent or one of its Subsidiaries, who execute an offer letter and a confidential information and assignment agreement and who accept employment to remain employees of Parent or one of its Subsidiaries or become employees of Parent or one of its Subsidiaries as of immediately after the Effective Time.

“Contract” means any legally binding contract, agreement, permission, consent, lease, license, release, covenant not to sue, commitment, arrangement, or understanding, oral or written.

“Data Processor” means any Person who Processes data on any Acquired Company’s behalf.

“Debt” means, with respect to the Acquired Companies, the aggregate of the following: (a) any Liability of such Person (i) for borrowed money, (ii) under any reimbursement obligation relating to a letter of credit, bankers’ acceptance, note purchase facility, credit card line or the like, (iii) evidenced by a bond, note, debenture or similar instrument (including a purchase money obligation), (iv) under any capitalized or synthetic leases, (v) under any financial hedging, swap or similar arrangements, (vi) unpaid Pre-Closing Taxes of the Acquired Companies, whether or not they are then due and payable, but excluding any contingent Liabilities for Taxes other than those for which an Acquired Company has received a notice or claim for such Taxes from a Tax Authority and (vii) all obligations secured by any Lien existing on property owned by any Acquired Company, whether or not indebtedness secured thereby will have been assumed, and (b) any Liability described in clause (a) of other Persons to the extent guaranteed by any Acquired Company, or recourse to any Acquired Company or any of its assets, or that is otherwise the legal Liability of any Acquired Company. Debt includes (without duplication) (A) any and all, success fees, prepayment premiums, make whole premiums or penalties and fees or expenses actually incurred (including attorneys’ fees) associated with the prepayment of any Debt and (B) any and all amounts of the nature described in clause (a) owed by any Acquired Company to any of its Affiliates including any of its Stockholders. Debt excludes (w) any Liability set forth on Schedule 1.1 that would otherwise be Debt hereunder (collectively, the “Permitted Debt”), (x) Transaction Expenses, (y) trade payables and other similar liabilities incurred in the ordinary course of business consistent with past practice and (z) any amounts included in the calculation of Cash (it being understood and agreed that any Liability of an Acquired Company that would constitute Debt but for this clause (z) will be deemed to constitute Debt for purposes of Section 3.5(e), Section 3.17(a)(xv) and Section 5.1(b)(xii)).

“DGCL” means the General Corporation Law of the State of Delaware.

“Dissenting Shares” means any Company Shares in respect of which appraisal rights will have been perfected in accordance with the DGCL, and not waived, withdrawn or lost, in connection with the Merger.

“DLLCA” means the Limited Liability Company Act of the State of Delaware.

“Effective Time Options” means any option to purchase Company Common Stock or portion thereof that is outstanding as of immediately prior to the Effective Time, whether vested or unvested, that is not a Cash-Out Option.

“Environmental, Health and Safety Requirements” means all Applicable Law concerning or relating to worker/occupational health and safety, or pollution or protection of the environment, including those relating to the presence, use, manufacturing, refining, production, generation, handling, transportation, treatment, recycling, transfer, storage, disposal, distribution, importing, labeling, testing, processing, discharge, release, threatened release, control or other action or failure to act involving cleanup of any Hazardous Materials, each as amended and as now in effect.

“Equityholders” means, collectively, the Stockholders and Warrantholders.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means the Company and any trade or business (whether or not incorporated) that is treated as a single employer with the Company within the meaning of Section 414(b), (c), (m) or (o) of the Code.

“Escrow Amount” means $125,000,000.

“Escrow Fund” means the Escrowed Cash and the Escrowed Stock.

“Escrowed Cash” means an amount in cash equal to the Escrow Amount multiplied by the Cash Consideration Percentage.

“Escrowed Stock” means a number of Parent Shares equal to the quotient of (a) the product of the Escrow Amount multiplied by the Share Consideration Percentage, divided by (b) the Parent Stock Price, rounded down to the nearest whole share, together with any non-Taxable stock dividends declared and paid in respect of such shares.

“Exchange Ratio” means the quotient obtained by dividing (a) the Per Share Participating Consideration divided by (b) the Parent Stock Price.

“Financial Certificate” means a certificate executed by the Chief Executive Officer and Chief Financial Officer of the Company and dated as of the Closing Date, certifying: (a) the calculation of the Closing Cash Balance, (b) the calculation of the Working Capital Amount and Working Capital Adjustment (including (i) the Company’s balance sheet as of open of business on the Closing Date prepared on a consistent basis with the Balance Sheet, (ii) an itemized list of each element of the Working Capital Assets and (iii) an itemized list of each element of the Working Capital Liabilities), (c) an itemized list of all outstanding Debt as of open of business on the Closing Date with a description of the nature of such Debt and the Person(s) to whom such Debt is owed, (d) an itemized list of any Transaction Expenses that are unpaid as of open of business on the Closing Date and the Person(s) to whom such Transaction Expenses are owed and (e) based on the foregoing certifications, calculations of the Total Consideration, Cash Consideration, Exchange Ratio, the Closing Amount, the Aggregate Junior Liquidation Preference, the Aggregate Series D Liquidation Preference, the Participating Share Number and the Per Share Closing Consideration (including each component of such calculations).

“Fully Diluted Stock Number” means the sum of all (a) issued and outstanding shares of Company Capital Stock, (b) Common Shares issuable upon the exercise of all Qualifying Options and Warrants and (c) Common Shares that would be issuable upon the exercise of any Promised Options, other than the Permitted Issuances, assuming all such Promised Options have been granted, in each case as of immediately prior to the Effective Time.

“GAAP” means generally accepted accounting principles in the United States, consistently applied.

“Government Official” means (a) any official, employee, agent or Representative of, or any Person acting in an official capacity for or on behalf of, any Governmental Body, (b) any political party, political party official or candidate for political office, (c) any official, employee, agent or Representative of, or any Person acting in an official capacity for or on behalf of, a company, business, enterprise or other entity owned, in whole or in part, or controlled by any Governmental Body or (d) any official, employee, agent or Representative of, or any Person acting in an official capacity for or on behalf of, a public international organization.

“Governmental Body” means any government or any agency, bureau, board, commission, court, department, official, political subdivision, tribunal, or other instrumentality of any government, whether supranational, federal, state or local, domestic or foreign.

“Hazardous Materials” means any petroleum products or byproducts, radioactive or explosive materials, asbestos or asbestos-containing material, radon gas, urea formaldehyde, toxic mold or fungi, or polychlorinated biphenyls, pesticides, pollutants, contaminants, noise or radiation, and any other chemicals, substances, waste, or materials that are considered or deemed to be, or regulated as, hazardous, toxic, infectious, or dangerous under applicable Environmental, Health and Safety Requirements or for which Liability or standards of conduct may be imposed pursuant to any Environmental, Health and Safety Requirements.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“IRS” means the United States Internal Revenue Service.

“knowledge of the Company” means the actual knowledge of any person listed on Annex G (and shall in no event encompass constructive, imputed or similar concepts of knowledge); provided that actual knowledge shall include knowledge that would reasonably be expected to be obtained through reasonable inquiry.

“Liability” means any and all debts, liabilities, Taxes, penalties, expenses, and obligations of any nature whatsoever, whether accrued or fixed, absolute or contingent, mature or unmatured or determined or indeterminable, including those arising under Applicable Law and those arising under any Contract.

“Licensing Laws” means all Applicable Laws that may be enforced by any Governmental Body relating to licensing or registration in connection with lending, loan brokering or servicing, debt collections or the marketing, promotion, or issuance of credit cards, virtual cards, checks, drafts, money orders, travelers checks or other payment instruments, whether or not negotiable, the transmission of funds by electronic or other means, the sale or issuance of stored value cards or devices, and/or Money Transmitter Licenses.

“Lien” means liens, mortgages, pledges, deeds of trust, security interests, charges, easements, and other adverse Claims of any kind.

“Loan” or “Loans” means any Debt that is or ever has been extended, sold, originated or transferred by the Company to third parties, regardless of any subsequent disposition by such third parties of such Debt.

“Made Available” means, with respect to any information, document or other material, that such information, document or material was made available for review in the virtual data room established by the Company in connection with this Agreement as of 11:59 pm, Pacific time, on May 5, 2021.

“Money Transmitter License” shall mean any license, registration or written approval required to be obtained from any Governmental Body in order for an entity to provide money transmission services and payment instruments.

“OFAC Laws” means all Applicable Laws (a) administered and enforced in whole or in part by the Office of Foreign Assets Control of the United States Department of the Treasury or (b) otherwise relating to the enforcement of economic and trade sanctions based on United States foreign policy and national security goals, including, but not limited to, the following (together with their implementing regulations, in each case, as amended from time to time): the International Security and Development Cooperation Act (ISDCA) (22 U.S.C. §23499aa-9 et seq.); the Trading with the Enemy Act (TWEA) (50 U.S.C. §5 et seq.); the International Emergency Economic Powers Act (50 U.S.C. §1701 et seq.); the Antiterrorism and Effective Death Penalty Act (8 U.S.C. §1189 et seq.); and the United Nations Participation Act (22 U.S.C. §287c et seq.).

“Option” means the Effective Time Options and the Cash-Out Options

“Option Plan” means the Company’s 2016 Equity Incentive Plan.

“Optionholders” means the holders of Options.

“Order” means any judgment, writ, decree, stipulation, determination, decision, award, rule, preliminary or permanent injunction, temporary restraining order, or other order.

“Parent Entity” means any of Parent, any Affiliate of Parent that is not an individual (including the Surviving Company), any successor of Parent, or another Person designated by one of the foregoing.

“Parent Equity Plans” means, collectively, Parent’s 2019 Equity Incentive Plan, 2016 Equity Incentive Plan and 2006 Equity Incentive Plan.

“Parent Fundamental Representations” means the representations and warranties made by the Parent and Merger Subs in Section 4.1 (Organization, Standing), Section 4.2(a)-(b) (Authority and Enforceability; Non-Contravention), Section 4.3 (Capital Structure) and Section 4.13 (Brokers).

“Parent Material Adverse Effect” means (a) any Effect that, individually or taken together with all other Effects, and regardless of whether such Effect constitutes a breach of any representations or warranties made by, or a breach of the covenants, agreements, or obligations of, Parent, is, or would reasonably likely to be or become, a material adverse effect of significant duration on the business (as currently conducted by Parent), operations, or financial condition of Parent and its Subsidiaries, taken together; except that none of the following Effects (by themselves or when aggregated with any other facts, circumstances, changes or Effects) will be taken into account in determining whether there has been a Parent Material Adverse Effect: (i) changes in general economic conditions in the United States or any other jurisdiction in which the Company operates, (ii) changes affecting the industry generally in which Parent operates, (iii) any national or international political or social conditions, including the outbreak or escalation of war, hostilities, or terrorist activities, either in the United States or any other jurisdiction in which Parent operates, (iv) earthquakes, hurricanes, tornadoes, floods, epidemics/pandemics or other natural disasters, including any worsening of any Effects resulting from COVID-19, (v) changes in Applicable Law or GAAP after the Agreement Date or any action required to be taken under any Applicable Law, Order or existing

Contract by which Parent or its Affiliates (or any of their respective assets or properties) is bound, in each case of clauses (i) through (v), except to the extent such changes disproportionately affect Parent as compared to other Persons or businesses that operate in the industry in which Parent operates, (vi) any Effect resulting from any breach of this Agreement by the Company, (vii) any failure by Parent to meet any internal or published projections, forecasts, revenue or earnings predictions, or other financial metrics for any period ending on or after the date hereof (it being understood that the underlying cause of failure may be taken into account if otherwise eligible pursuant to this proviso), or (viii) the negotiation, execution or announcement of this Agreement (including by reason of the identity of Parent or any communication by Parent or any of its Affiliates regarding its plans or intentions with respect to the business of the Company, and including the impact thereof on relationships with customers, suppliers, distributors, partners or employees or others having relationships with the Company) or (b) any effect or circumstance that would materially impair or materially delay Parent, Merger Sub I or Merger Sub II’s ability to perform its obligations under this Agreement or the other Transaction Documents.

“Parent Shares” means shares of Parent Stock.

“Parent Stock” means the Common Stock, $0.00001 par value per share, of Parent.

“Parent Stock Price” means $157.2697.

“Participating Escrow Share Number” means the (a) Participating Share Number less (b) the aggregate number of shares of Company Capital Stock underlying the Qualifying Options outstanding immediately prior to the Effective Time and Promised Options.

“Participating Share Number” means the Fully Diluted Stock Number; provided that if the Pro Rata Consideration is lower than the Series D Liquidation Preference, then Participating Share Number means (a) the Fully Diluted Stock Number less (b) the aggregate number of Series D Shares outstanding as of immediately prior to the Effective Time.

“Permitted Issuances” means equity interests granted in compliance with the terms set forth in Schedule 5.1(b)(vi) of the Disclosure Schedule.

“Per Share Closing Consideration” means the value equal to (a) the Per Share Participating Consideration, less (b) the Per Share Escrow Value.

“Per Share Common Consideration” means the value of the consideration payable to each Common Share pursuant to Section 2.3(a), assuming for this purpose that (a) each Parent Share issuable is valued at the Parent Stock Price and (b) 100% of the Escrow Amount is released to the Equityholders pursuant to Article 8.

“Per Share Consideration” means, with respect to any Company Share, the consideration issuable and/or payable in respect of such Share pursuant to Section 2.3.

“Per Share Escrow Consideration” means the value equal to the quotient of (a) any portion of the Escrowed Stock and Escrowed Cash released to the Equityholders pursuant to Article 8, divided by (b) the Participating Escrow Share Number.

“Per Share Escrow Value” means (a) Escrow Amount divided by (b) Participating Escrow Share Number.

“Per Share Participating Consideration” means an amount equal to (a) the Closing Amount divided by (b) Participating Share Number.

“Permit” means any governmental consent, license, permit, grant or other authorization of a Governmental Body.

“Permitted Liens” means, with respect to any Person, (a) conditional sales or similar security interests granted in connection with the purchase of equipment or supplies in the ordinary course of business, (b) assessments for current Taxes (i) not yet due and payable or (ii) being contested through appropriate proceedings and for which adequate reserves are reflected on the Financial Statements in accordance with GAAP, (c) statutory liens securing indebtedness owed by such Person that is in the aggregate less than $10,000, which was incurred in the ordinary course of business and is not yet due and payable, (d) Liens that will be released and discharged at or prior to the Closing, (e) all pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation arising in the ordinary course of business, (f) Liens under applicable securities laws, (g) non-exclusive licenses of Intellectual Property Rights granted in the ordinary course of business, and (i) any Liens set forth on Annex H.

“Person” means any individual, entity or Governmental Body.

“Personal Data” means any information relating to or capable of being associated, directly or indirectly, with an identified or identifiable natural person or household, including a name, an identification number, unique personal identifier, biometric information, usernames, passwords, account numbers, whole and partial credit card and virtual credit card numbers, pin codes, location data, commercial information including products or services purchased and account balances, obtained or considered, or other purchasing or consuming histories or tendencies, professional, educational or employment related information, inferences drawn from personal information and used to create a profile, Internet or other electronic network activity information, an online identifier or to one or more factors specific to the physical, physiological, genetic, mental, economic, cultural or social identity of that natural person or any other piece of information that allows the identification of a natural person or is otherwise considered personally identifiable information, Sensitive Personal Data, special categories of personal data or Personal Information under Applicable Law, including Sensitive Personal Data and Tracking Data.

“Pre-Closing Taxes” means any (a) Taxes of the Acquired Companies for any Pre-Closing Tax Period (and, for the avoidance of doubt, will include any such Taxes that were deferred pursuant to the CARES Act or any other corresponding or similar provision of other Applicable Law with respect to Taxes that become payable after the Closing Date), (b) any Taxes of any other Person for which the Company is liable if the agreement, event or occurrence giving rise to such Liability occurred on or before the Closing Date and (c) the 50% of any Transfer Taxes for which the Equityholders are responsible under Section 2.8. For clarity, Pre-Closing Taxes includes any payroll Taxes or other Taxes of the Company arising in connection with any payment required pursuant to, or arising as a result of, this Agreement or the Transactions, whether or not such Taxes are due and payable as of the Closing Date and includes any amounts required to be repaid by the Acquired Companies with respect to refundable Tax credits received by the Acquired Companies prior to the Closing Date. In the case of any Taxes of the Acquired Companies that are imposed on a periodic basis and that are payable for a Straddle Period, such Taxes will (i) in the case of property, ad valorem or other Taxes that accrue based upon the passage of time, be deemed to be Pre-Closing Taxes in an amount equal to the amount of such Taxes for the entire Taxable period multiplied by a fraction, the numerator of which is the number of days in the Taxable period through and including the Closing Date and the denominator of which is the number of days in the entire Taxable period and (ii) in the case of any other Taxes, be deemed to be Pre-Closing Taxes in an amount equal to the amount of Taxes that would be payable if the relevant Taxable period ended on the Closing Date. Any credits relating to a Taxable period that includes (but does not end on) the Closing Date will be taken into account as though the relevant Taxable period ended on the Closing Date.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and, in the case of any Straddle Period, the portion of such taxable period ending on and including the Closing Date.

“Privacy Laws” means each Applicable Law applicable to Personal Data, including the General Data Protection Regulation (EU) 2016/679, the UK Database Protection Act, the New York Identity Theft Protection and Mitigation Services Act, Gramm Leach Bliley Act, Fair Credit Reporting Act, Cloud Controls Metric Cloud Security Alliance, the Payment Card Industry Data Security Standards, the Telephone Consumer Protection Act, the California Consumer Privacy Act, state data breach notification laws, Rhode Island Identity Theft Protection Act of 2015, Utah Protection of Personal Information Act, New York State Department of Financial Services’ Cybersecurity Law, Massachusetts Data Security Law, Utah Cybersecurity Affirmative Defense Act, New York Stop Hacks and Improve Electronic Data Security Act, and direct marketing and advertising, profiling and tracking, targeting, email messaging and/or telemarketing, biometric, accessibility and other Applicable Laws, guidance issued by a Governmental Body that pertains to any foregoing Applicable Law, Payment Card Industry Data Security Standards and all other applicable industry self-regulatory principles that are binding on any Acquired Company that pertains to any of the foregoing.

“Pro Rata Consideration” means an amount equal to the quotient of (a) (i) the Total Consideration minus (ii) the Aggregate Junior Liquidation Preference, divided by (b) the Fully Diluted Stock Number.

“Pro Rata Share” means, with respect to a particular Equityholder, a fraction, the numerator of which is the portion of the Equityholder Consideration such Equityholder is entitled to receive pursuant to Section 2.3 (which, for the avoidance of doubt, excludes the assumption of any Options and any payments and issuances in respect of Dissenting Shares) and the denominator is the aggregate value of the Equityholder Consideration, assuming for this purpose that (a) each share of Parent Stock issuable pursuant to Section 2.3 is valued at the Parent Stock Price, (b) that 100% of the Escrow Amount is released to the Equityholders pursuant to Article 8 and (c) that 100% of the Agent Expense Fund is released to the Equityholders by the Agent.

“Process” “Processed” or “Processing” means, with respect to data, any operation or set of operations, including without limitation collection, recording, organization, structuring, storage, adaptation, enhancement, enrichment or alteration, retrieval, consultation, analysis, use, disclosure by transmission, dissemination or otherwise making available, alignment or combination, restriction, erasure or destruction that are performed on Personal Data or on sets of Personal Data.

“Promised Option” means any stock option or other equity interest of the Company that has been offered by an Acquired Company but has not yet been granted.

“Promised Optionholder” means an individual who holds one or more Promised Options.

“Promised Option Agreement” means an offer letter, Contract or other written or unwritten commitment from an Acquired Company pursuant to which such Acquired Company offers to grant stock options or other equity interests of the Company.

“Qualifying Options” means (a) all Continuing Employee Options and (b) all Key Employee Non-Cash-Out Options, in each case as of immediately prior to the Effective Time.

“Representatives” means, with respect to a Person, such Person’s officers, directors, Affiliates, stockholders or employees, or any investment banker, attorney, accountant, auditor or other advisor or representative retained by any of them.

“Sanctions” means any and all economic sanctions, trade sanctions, financial sanctions, sectoral sanctions, trade embargoes, anti-terrorism laws and other sanctions laws, regulations or embargoes, including those imposed, administered or enforced from time to time by (i) the United States of America, including those administered by OFAC, the U.S. Department of State, the U.S. Department of Commerce, or through any existing executive order, (ii) the United Nations Security Council, (iii) the European Union or any European Union member state, (iv) Her Majesty’s Treasury of the United Kingdom or (v) any other relevant Governmental Body.

“Sanctions Target” means any Person (i) that is the subject or target of any Sanctions, (ii) named in any Sanctions-related list maintained by OFAC, the U.S. Department of State, the U.S. Department of Commerce or the U.S. Department of the Treasury, including the OFAC list of “Specially Designated Nationals and Blocked Persons,” (iii) established under the laws of or resident in a jurisdiction that is itself the subject of comprehensive sanctions (currently Crimea, Cuba, Iran, North Korea, and Syria), (iv) owned or controlled by any such Person or Persons described in the foregoing clauses (i)-(iii), or (v) that is otherwise subject to Sanctions that prohibits a party from dealing or otherwise engaging in any transaction with such Person.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Senior Non-U.S. Political Figure” means (i) a senior official in the executive, legislative, administrative, military, or judicial branches of a non-U.S. government (whether elected or not), (ii) a senior official of a major non-U.S. political party, (iii) a senior executive of a non-U.S. government-owned corporation or (iv) any corporation, business, or other entity that has been formed by, or for the benefit of, any individual described in clauses (i), (ii) or (iii) of this definition.

“Sensitive Personal Data” means in addition to any definition for any similar term provided by Applicable Laws, (e.g., sensitive personal information), and by the Company policies, notices and Contracts, all data revealing racial or ethnic origin, political opinions, social security number or other state or federal identification number, religious or philosophical beliefs, trade union membership, genetic data, biometric data, health related data, criminal convictions and offenses, and data concerning a person’s sex life, gender orientation or sexual orientation.

“Series A Liquidation Preference” means $3.19.

“Series A Shares” means shares of Company Series A Stock that are issued and outstanding immediately prior to the Effective Time.

“Series A Stock” means the Series A Preferred Stock, par value $0.0001 per share, of the Company.

“Series B Liquidation Preference” means $6.447.

“Series B Shares” means shares of Company Series B Stock that are issued and outstanding immediately prior to the Effective Time.

“Series B Stock” means the Series B Preferred Stock, par value $0.0001 per share, of the Company.

“Series C Liquidation Preference” means $20.5619.

“Series C Shares” means shares of Company Series C Stock that are issued and outstanding immediately prior to the Effective Time.

“Series C Stock” means the Series C Preferred Stock, par value $0.0001 per share, of the Company.

“Series D Liquidation Preference” means $40.6124.

“Series D Shares” means shares of Company Series D Stock that are issued and outstanding immediately prior to the Effective Time.

“Series D Stock” means the Series D Preferred Stock, par value $0.0001 per share, of the Company

“Series Seed 1 Liquidation Preference” means $1.238.

“Series Seed 1 Shares” means shares of Company Series 1 Stock that are issued and outstanding immediately prior to the Effective Time.

“Series Seed 1 Stock” means the Series Seed 1 Preferred Stock, par value $0.0001 per share, of the Company.

“Series Seed 2 Liquidation Preference” means $1.243.

“Series Seed 2 Shares” means shares of Company Series 2 Stock that are issued and outstanding immediately prior to the Effective Time.

“Series Seed 2 Stock” means the Series Seed 2 Preferred Stock, par value $0.0001 per share, of the Company.

“Share Consideration” means the Parent Shares to be issued by Parent pursuant to this Agreement.

“Share Consideration Percentage” means (a) a percentage equal to the quotient of the Share Consideration Value, divided by (b) the Total Consideration.

“Share Consideration Value” means $1,875,000,000.

“Significant Investor” means each Stockholder set forth on Annex D.

“Spreadsheet” means a Microsoft Excel spreadsheet in form and substance reasonably satisfactory to Parent, which spreadsheet shall be dated as of the Closing Date and shall set forth all of the following information (in addition to the other required data and information specified therein), as of immediately prior to the Closing:

(a) the name, address, and email address (to the extent available) of each Equityholder, Optionholder and Promised Optionholder, certificate numbers, and the number of shares of Company Capital Stock (by class of Company Capital Stock), Effective Time Options, Cash-Out Options, Promised Options, Permitted Issuances and the number of shares of Company Capital Stock subject to any Warrant held by such Equityholder, including the number of any such shares of Company Capital Stock that were acquired via exercise of an “incentive stock option” (within the meaning of Section 422 of the Code) and the number of any such shares of Company Capital Stock that were acquired via an “early exercise” to purchase unvested shares of Company Capital Stock, as well as each date of exercise as to each of the foregoing;

(b) for each Equityholder subject to a Holdback Agreement, the portion of the consideration payable or issuable to such Equityholder (including for the avoidance of doubt any Assumed Option) that will be unvested as of the Effective Time pursuant to a Holdback Agreement and the vesting schedule applicable thereto;

(c) the Per Share Consideration payable and/or issuable to each class and series of Company Capital Stock;

(d) for each Equityholder, a calculation of (i) such Equityholder’s Pro Rata Share, (ii) the consideration payable and issuable to each Equityholder pursuant to Section 2.3 upon the Closing and the consideration payable and issuable to each Equityholder upon the release of the Escrow Fund (assuming for this purpose that 100% of the Escrow Amount will be distributed to the Equityholders pursuant to Article 8), (iii) the portion of the Agent Expense Fund attributable to Equityholder and (iv) the portion of the Equityholder Consideration subject to a Holdback Agreement and vesting schedule applicable to such consideration;

(e) for each holder of an Assumed Option, a calculation of the number Parent Shares that will underlie the Assumed Options after the Effective Time, and the per share exercise price of such Assumed Option;

(f) for each holder of a Cash-Out Option, a calculation of the Key Employee Cash-Out Option Consideration and the Cash-Out Option Consideration, as applicable;

(g) for each holder of a Promised Option, a calculation of the number of Parent RSUs that will settle into the number of Parent Shares (which shall be subject to the vesting terms and conditions set forth on Schedule 3.4(e) and will be issued in accordance with the Parent Option Plan);

(h) with respect to each share of Company Capital Stock that was acquired upon the exercise of an “incentive stock option” within the meaning of Section 422 of the Code, the grant date and exercise date thereof; and

(i) a funds flow memorandum setting forth the wire instructions for payments to be made by Parent and the Exchange Agent at the Closing to (i) the Exchange Agent, (ii) recipients of the Transaction Expenses, and (iii) recipients of Debt payments.

“Stockholders” means (a) with respect to any time before the Effective Time, collectively, the holders of record of shares of Company Capital Stock outstanding as of such time and (b) with respect to any time at or after the Effective Time, collectively, the holders of record of shares of Company Capital Stock outstanding as of immediately prior to the Effective Time.

“Straddle Period” means any taxable period that includes, but does not end on, the Closing Date.

“Subsidiary” means, with respect to any Person, any other corporation, partnership, limited liability company or other Person of which such Person, either alone or together with one or more Subsidiaries or by one or more other Subsidiaries, (a) directly or indirectly owns or purports to own, beneficially or of record securities or other interests representing more than 50% of the outstanding equity, voting power, or financial interests of such Person, or (b) is entitled, by Contract or otherwise, to elect, appoint, or designate directors constituting a majority of the members of such Person’s board of directors or equivalent governing body.

“Tax” (and, with correlative meaning, “Taxes” and “Taxable”) means (a) any net income, alternative or add-on minimum tax, gross income, estimated, gross receipts, sales, use, ad valorem, value added, transfer, franchise, fringe benefit, capital stock, profits, license, registration, withholding, payroll, social security (or equivalent), employment, unemployment, disability, excise, severance, stamp, occupation, premium, property (real, tangible or intangible), environmental or windfall profit tax, escheat, unclaimed property, custom duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount (whether disputed or not) imposed by any Governmental Body responsible for the imposition of any such tax (domestic or foreign) (each, a “Tax Authority”) (b) any Liability for the payment of any amounts of the type described in clause (a) of this sentence as a result of being a member of an affiliated, consolidated, combined, unitary or aggregate group for any Taxable period and (c) any Liability for the payment of any amounts of the type described in clause (a) or (b) of this sentence as a result of being a transferee of or successor to any Person or as a result of any express or implied obligation to assume such Taxes or to indemnify any other Person.

“Tax Claim” means any claim with respect to Taxes made by any Tax Authority that, if pursued successfully, would reasonably be expected to serve as the basis for a claim for indemnification under Article 8.

“Tax Proceeding” means any audit, examination, contest, litigation or other proceeding with or against any Tax Authority.

“Tax Return” means any return, statement, report or form (including estimated Tax returns and reports, withholding Tax returns and reports, any schedule or attachment, and information returns and reports) filed or required to be filed with respect to Taxes.

“Total Consideration” means the Cash Consideration plus the Share Consideration Value.

“Tracking Data” means (a) any information or data collected in relation to on-line, mobile or other electronic activities or communications that can reasonably be associated with a particular Person, user, computer, mobile or other device, or instance of any application or mobile application, (b) any information or data collected in relation to off-line activities or communications that can reasonably be associated with or that derives from a particular Person, user, computer, mobile or other device or instance of any application or mobile application or (c) any device or network identifier (including IP address or MAC address), device activity data or data collected from a networked physical object.

“Transaction Documents” means, collectively, this Agreement and each other certificate or agreement to be entered into in connection with the Transactions.

“Transaction Expenses” means, without duplication, all third-party fees, costs, expenses, payments and expenditures incurred by or on behalf of the Company in connection with this Agreement and the Transactions (excluding, for the avoidance of doubt, payments made by or at the express direction of Parent or an Affiliate thereof which are not required to be made pursuant to a compensatory plan, policy, agreement or commitment in effect prior to the Closing or required under this Agreement), whether or not incurred, billed or accrued, including (a) any fees, costs expenses, payments and expenditures of legal counsel and accountants, (b) the maximum amount of fees costs, expenses, payments and expenditures payable to brokers, finders, financial advisors, investment bankers or similar Persons notwithstanding any earn-outs, escrows or other contingencies, (c) all bonuses or severance obligations or other compensatory amounts owed by the Company to the Company’s directors, employees and/or consultants in connection with the Transactions that are unpaid as of the Closing, (d) any entitlements or costs (including any costs relating to any notice provision or termination costs of an agreement) for service providers that may become payable upon the Closing or upon a termination of employment or consulting services prior to or at the Closing including such costs related to any service provider that has been offered employment with Parent post-Closing but has declined to accept, (excluding any payments triggered by a termination of employment occurring after the Closing, any obligations or amounts owed in connection with the acceleration of any Options, or a termination occurring at the Closing that is made by or at the direction of Parent or an Affiliate of Parent), (e) without duplication of any amount otherwise described in the definition of “Working Capital Liabilities,” the employer portion of any employment, payroll Taxes, or other Taxes arising in connection with the foregoing clauses (c) through (d) or any other payment required pursuant to, or arising as a result of, this Agreement or the transactions contemplated by this Agreement, whether or not such liabilities for Taxes would be then due and payable, but in each case which directly relate to services provided prior to Closing, (f) the portion of the Filing Fees payable by the Company pursuant to Section 5.5, (g) the D&O Tail premium, (h) any such fees, costs, expenses, payments and expenditures incurred by any Person paid for or to be paid for by the Company and (i) all costs and expenses incurred to obtain any consents to the Transactions from any third party.

“Treasury Shares” means shares of Company Capital Stock held by the Company as treasury shares.

“WARN Act” means the Worker Adjustment Retraining Notification Act of 1988, as amended.

“Warrantholders” means the holders of Warrants.

“Warrants” means warrants to purchase shares of Company Capital Stock.

“Working Capital Adjustment” means (i) the Working Capital Surplus minus (ii) the Working Capital Shortfall.

“Working Capital Amount” means the (i) Working Capital Assets less (ii) the Working Capital Liabilities, as of the Closing Date.

“Working Capital Assets” means the current assets of the Company set forth in Annex I as of the Closing Date, in each case as determined in accordance with the Accounting Principles.

“Working Capital Liabilities” means the current liabilities of the Company set forth in Annex I as of the Closing Date, in each case as determined in accordance with the Accounting Principles.

“Working Capital Shortfall” means the amount by which negative $22,500,000 exceeds the Working Capital Amount, if at all.

“Working Capital Surplus” the amount by which the Working Capital Amount exceeds negative $17,500,000, if at all.

ARTICLE 2

THE MERGER

2.1 Transactions Occurring on the Closing Date.

(a) Closing Date. Upon the terms and subject to the conditions of this Agreement, the closing of the Merger (the “Closing”) will take place by exchange of electronic deliveries and signatures, unless otherwise agreed by Parent and the Company, on the third Business Day following the satisfaction or waiver of the conditions set forth in Article 6 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions); provided that if such Business Day would otherwise occur anytime during (a) the final 10 Business Days of a fiscal quarter of Parent or (b) the final month of a fiscal year of Parent (other than the first day of such month), then Parent may, in its sole discretion, delay the Closing until the first Business Day in the next fiscal quarter or fiscal year, as applicable, of Parent, subject to the continued satisfaction or waiver of the conditions set forth in Article 6; provided, further that if all conditions set forth in Article 6 are satisfied or waived prior to June 1, 2021 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions), then the Closing shall take place on June 1, 2021.

(b) Charter Amendment. Upon the Closing, the Company will cause a duly executed amendment to the certificate of incorporation of the Company, as amended to date (the “Charter”) in the form attached hereto as Exhibit C to be filed with the Secretary of State of the State of Delaware (the “Charter Amendment”).

(c) The Merger.

(i) On the Closing Date and immediately after the Charter Amendment becomes effective, the Company will cause a duly executed certificate of merger in the form attached hereto as Exhibit D-1 (the “First Certificate”) to be filed with Secretary of State of the State of Delaware in accordance with the DGCL, which will become effective as of such filing or as otherwise set forth in the First Certificate (such time, the “Effective Time”), and upon the Effective Time, Merger Sub I will be merged with and into the Company, the separate existence of Merger Sub I will cease and the Company will become a wholly owned subsidiary of Parent.

(ii) On the Closing Date and immediately following the Effective Time, the Company and Merger Sub II will cause a duly executed certificate of merger in the form attached hereto as Exhibit D-2 (the “Second Certificate”) to be filed with Secretary of State of the State of Delaware in accordance with the DGCL and the DLCCA, which will become effective as of such filing or as otherwise set forth in the Second Certificate (such time, the “Second Effective Time”), and upon the Second Effective Time the Company will merge with and into Merger Sub II, the separate corporate existence of the Company will cease, and Merger Sub II will continue as the surviving entity of the Merger (the “Surviving Company”).

(iii) The parties hereto intend that the First Merger and the Second Merger be treated as integrated steps in the Transactions, consistent with Rev. Rul. 2001-46, 2001-2 C.B. 321, and qualify as a single “reorganization” within the meaning of Section 368(a)(1)(A) of the Code and Treasury Regulations thereunder, and hereby adopt this Agreement as a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3 and Section 354(a)(1) of the Code. Notwithstanding this Section 2.1 and any other provision of this Agreement, no party hereto makes any representation or warranty to another party with respect to the Tax consequences of the Merger.

(iv) Each party hereto will make all other necessary filings and/or recordings to consummate the Merger in accordance with the DCGL and DLCCA.

2.2 Effects of the Merger. The Merger will have the effects set forth herein and in the applicable provisions of the DGCL and the DLLCA:

(a) At the Effective Time, unless otherwise agreed in writing by Parent and the Company: (i) the certificate of incorporation of the Company will be amended to be identical to the certificate of incorporation of Merger Sub I as in effect immediately prior to the Effective Time (except for the name of the Company), (ii) each issued and outstanding share of Company Capital Stock (each, a “Company Share”) will cease to exist and (iii) each issued and outstanding share of capital stock of Merger Sub I will become one share of Company Common Stock.

(b) At the Second Effective Time, unless otherwise agreed in writing by Parent and the Company: (i) the certificate of formation and the limited liability company agreement of Merger Sub II as in effect immediately prior to the Second Effective Time (except for the name of the Company), will be the certificate of formation and the limited liability company agreement of the Surviving Company, (ii) each share of Company Capital Stock that is issued and outstanding immediately prior to the Second Effective Time will cease to exist and will be cancelled and extinguished without any conversion thereof and (iii) each membership interest of Merger Sub II that is issued and outstanding immediately prior to the Second Effective Time will constitute one membership interest of the Surviving Company.

2.3 Treatment of Company Shares and Warrants. Upon the terms and subject to the conditions set forth herein, at the Effective Time, by virtue of the First Merger and without further action by any party:

(a) Common Shares. Each Common Share that is not a Treasury Share or a Dissenting Share will be cancelled and automatically converted into the right to receive, without interest and subject to any applicable withholding obligations:

(i) an amount equal to (A) a number of Parent Shares equal to the quotient of (x) the product of the Per Share Closing Consideration multiplied by the Share Consideration Percentage, divided by (y) the Parent Stock Price and (B) cash equal to the product of the Per Share Closing Consideration multiplied by the Cash Consideration Percentage; and

(ii) to the extent the Escrow Fund or any portion thereof becomes issuable to Equityholders pursuant to Section 8.1(b), an amount equal to (A) a number of Parent Shares equal to the quotient of (x) the product of the Per Share Escrow Consideration multiplied by the Share Consideration Percentage, divided by (y) the Parent Stock Price and (B) cash equal to the product of the Per Share Escrow Consideration multiplied by the Cash Consideration Percentage.

(b) Series D Shares. Each Series D Share that is not a Treasury Share or a Dissenting Share will be cancelled and automatically converted into the right to receive, without interest and subject to any applicable withholding obligations, the greater of:

(i) (A) a number of Parent Shares equal to the quotient of (x) the product of the Series D Liquidation Preference multiplied by the Share Consideration Percentage, divided by (y) the Parent Stock Price and (B) an amount in cash equal to the product of the Series D Liquidation Preference multiplied by the Cash Consideration Percentage; and

(ii) the Per Share Common Consideration.

(c) Series C Shares. Each Series C Share that is not a Treasury Share or a Dissenting Share will be cancelled and automatically converted into the right to receive, without interest and subject to any applicable withholding obligations:

(i) an amount equal to (A) a number of Parent Shares equal to the quotient of (x) the product of the Series C Liquidation Preference multiplied by the Share Consideration Percentage, divided by (y) the Parent Stock Price and (B) cash equal to the product of the Series C Liquidation Preference multiplied by the Cash Consideration Percentage; and

(ii) the Per Share Common Consideration.

(d) Series B Shares. Each Series B Share that is not a Treasury Share or a Dissenting Share will be cancelled and automatically converted into the right to receive, without interest and subject to any applicable withholding obligations:

(i) an amount equal to (A) a number of Parent Shares equal to the quotient of (x) the product of the Series B Liquidation Preference multiplied by the Share Consideration Percentage, divided by (y) the Parent Stock Price and (B) cash equal to the product of the Series B Liquidation Preference multiplied by the Cash Consideration Percentage; and

(ii) the Per Share Common Consideration.

(e) Series A Shares. Each Series A Share that is not a Treasury Share or a Dissenting Share will be cancelled and automatically converted into the right to receive, without interest and subject to any applicable withholding obligations:

(i) an amount equal to (A) a number of Parent Shares equal to the quotient of (x) the product of the Series A Liquidation Preference multiplied by the Share Consideration Percentage, divided by (y) the Parent Stock Price and (B) cash equal to the product of the Series A Liquidation Preference multiplied by the Cash Consideration Percentage; and

(ii) the Per Share Common Consideration.

(f) Series Seed 2 Shares. Each Series Seed 2 Share that is not a Treasury Share or a Dissenting Share will be cancelled and automatically converted into the right to receive, without interest and subject to any applicable withholding obligations:

(i) an amount equal to (A) a number of Parent Shares equal to the quotient of (x) the product of the Series Seed 2 Liquidation Preference multiplied by the Share Consideration Percentage, divided by (y) the Parent Stock Price and (B) cash equal to the product of the Series Seed 2 Liquidation Preference multiplied by the Cash Consideration Percentage; and

(ii) the Per Share Common Consideration.

(g) Series Seed 1 Shares. Each Series Seed 1 Share that is not a Treasury Share or a Dissenting Share will be cancelled and automatically converted into the right to receive, without interest and subject to any applicable withholding obligations:

(i) an amount equal to (A) a number of Parent Shares equal to the quotient of (x) the product of the Series Seed 1 Liquidation Preference multiplied by the Share Consideration Percentage, divided by (y) the Parent Stock Price and (B) cash equal to the product of the Series Seed 1 Liquidation Preference multiplied by the Cash Consideration Percentage; and

(ii) the Per Share Common Consideration.

(h) Warrants. Each Warrant that is unexpired and unexercised and outstanding as of the Effective Time shall be cancelled and extinguished, and no such Warrant shall be substituted with any equivalent option or right to purchase or otherwise acquire any Parent Shares or other equity of Parent. Upon cancellation thereof, each vested Warrant that has an exercise price less than the Per Share Participating Consideration shall be automatically converted into the right to receive, subject to and in accordance with Section 2.4, with respect to the vested portion of such Warrant:

(i) an amount equal to (A) a number of Parent Shares equal to the quotient of (x) the product of (1) the Per Share Closing Consideration, multiplied by (2) the Share Consideration Percentage multiplied by the number of shares of Company Common Stock that were subject to such Warrant immediately prior to the Effective Time, divided by (y) the Parent Stock Price, plus (B) cash equal to the product of (1) the Per Share Closing Consideration, multiplied by (2) the Cash Consideration Percentage multiplied by the number of shares of Company Common Stock that were subject to such Warrant immediately prior to the Effective Time, less (C) cash equal to the per share exercise price of such Warrant multiplied by the number of shares of Company Common Stock that were subject to such Warrant immediately prior to the Effective Time; and

(ii) to the extent the Escrow Fund or any portion thereof becomes issuable to Equityholders pursuant to Section 8.1(b), an amount equal to (A) a number of Parent Shares equal to the quotient of (x) the product of the Per Share Escrow Consideration multiplied by the Share Consideration Percentage, divided by (y) the Parent Stock Price and (B) cash equal to the product of the Per Share Escrow Consideration multiplied by the Cash Consideration Percentage.

(i) Unaccredited Stockholders. Notwithstanding anything to the contrary in this Agreement, any Parent Shares that, but for this
Section 2.3(i) would have become issuable to an Equityholder pursuant to Sections 2.3(a)-(h), may, in Parent’s sole discretion, be replaced by an amount of cash in lieu of such Parent Shares on the basis described in the following sentence if such holder, at least two Business Days prior to the Closing Date, does not deliver to Parent a duly executed Joinder or, if such Stockholder is a Significant Investor, a Significant Investor Joinder, or if Parent does not have a reasonable belief that such holder is an “accredited investor” (as such term is defined in Regulation D under the Securities Act). In such case, the amount of cash delivered in lieu of the Parent Shares shall be determined by multiplying the number of Parent Shares that would have been issued by the Parent Stock Price.

(j) No Fractional Shares. No certificates or scrip representing fractional Parent Shares shall be issued hereunder and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a holder of Parent Shares. Notwithstanding any other provision of this Agreement, each recipient of Parent Shares pursuant to the Merger who would otherwise have been entitled to receive a fraction of a Parent Shares (after taking into account all Parent Shares to be issued to such holder pursuant to the Merger) shall in lieu thereof receive in cash (rounded to the nearest whole cent), without interest, an amount equal to such fractional amount multiplied by the Parent Stock Price.

(k) Dissenting Shares. Each Dissenting Share will convert into the right to receive the consideration finally determined to be due to the holder of such Dissenting Share pursuant to the DGCL. Notwithstanding the foregoing, any Company Share that ceases to be a Dissenting Share for any reason after the Effective Time will be entitled only to the Per Share Consideration. The Company will provide to Parent (i) prompt notice of any demands for appraisal or purchase received by the Company, withdrawals of such demands, and any other instruments related to such demands served in accordance with the DGCL and received by the Company and (ii) the right to participate in all negotiations and proceedings with respect to such demands under the DGCL. The Company will not, except with the prior written consent of Parent, or as otherwise required under the DGCL, voluntarily make any payment or offer to make any payment with respect to, or settle or offer to settle, any Claim or demand in respect of any Dissenting Shares.

(l) Adjustments. In the event of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into capital stock), reorganization, reclassification, combination, recapitalization or other like change with respect to the Company Shares or Parent Shares occurring after the Agreement Date and prior to the Effective Time, all references herein to specified numbers of shares of any class or series affected thereby, and all calculations provided that are based upon numbers of shares of any class or series (or the Parent Stock Price therefor) affected thereby, will be equitably adjusted to the extent necessary to provide the parties the same economic effect as contemplated by this Agreement prior to such stock split, reverse stock split, stock dividend, reorganization, reclassification, combination, recapitalization or other like change.

(m) Rights Not Transferable. The rights of each Equityholder under this Agreement as of immediately prior to the Effective Time are personal to such Equityholder and will not be transferable for any reason, other than by operation of law, will or the laws of descent and distribution. Any attempted transfer of such right (other than as permitted by the immediately preceding sentence) will be null and void.

(n) Legends. Any certificates or book-entry entitlements representing the Parent Shares issued pursuant to this Agreement may bear the following legends, to the extent applicable (along with any other legends that may be required under Applicable Law):

“THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR UNDER APPLICABLE STATE SECURITIES LAWS AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH SALE OR DISTRIBUTION MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL FOR THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OR APPLICABLE STATE SECURITIES LAWS.

THE SHARES EVIDENCED HEREBY ARE SUBJECT TO A RIGHT OF REPURCHASE AND/OR INDEMNITY AND ESCROW OBLIGATIONS AS SET FORTH IN AN AGREEMENT WITH THE COMPANY.”

2.4 Payment and Exchange Procedures.

(a) Parent shall:

(i) as soon as reasonably practicable after the Effective Time, to the extent not previously delivered by the Company or its designee, cause a letter of transmittal in a form mutually agreeable to Parent and the Company (a “Letter of Transmittal”) to be delivered to each Stockholder;

(ii) at Closing, cause to be deposited with Computershare Trust Company, N.A. (or other bank or trust company mutually agreeable to Parent and the Company) (the “Exchange Agent”) pursuant to an Exchange Agreement in a form mutually agreeable to Parent and the Company (the “Exchange Agreement”) and the amount of cash and shares of Parent Stock payable and issuable to the Equityholders pursuant to Section 2.3 (the “Equityholder Consideration”), less (w) the Escrowed Cash, (x) Escrowed Stock, (y) any portion of the Equityholder Consideration subject to a Holdback Agreement, and (z) the Agent Expense Fund.

(b) After the Effective Time, Parent will cause the Exchange Agent to pay and/or issue the portion of the Equityholder Consideration payable or issuable to each Stockholder on the Closing Date who submits a properly completed and duly executed Letter of Transmittal and any other documentation required thereby, and each Warrantholder who submits a properly completed Warrant Surrender Agreement in the form attached hereto as Exhibit E (a “Warrant Surrender Agreement”) and any other documentation required thereby.

(c) Notwithstanding anything to the contrary in this Section 2.4, no party hereto shall be liable to any Person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar Applicable Law.

(d) Any portion of Equityholder Consideration held by the Exchange Agent that has not been delivered to any holders of Certificates pursuant to this Article 2 within one year after the Effective Time shall promptly be delivered to Parent, and thereafter Equityholder who has not theretofore complied with the exchange procedures set forth in and contemplated by this Agreement shall look only to the Surviving Company (subject to abandoned property, escheat and similar laws) for its claim to any portion of the Equityholder Consideration, only as a general unsecured creditor thereof. Notwithstanding anything to the contrary herein, if any portion of the Equityholder Consideration would otherwise escheat to or become the property of any Governmental Body, such portion shall, to the extent permitted by Applicable Law, become the property of Parent, free and clear of all claims or interests of any Person previously entitled thereto.

2.5 Treatment of Options and Promised Options.

(a) Assumed Options. At the Effective Time, each issued and outstanding Effective Time Option held by a Continuing Employee with a per share exercise price less than the Per Share Common Consideration (each such Option, a “Continuing Employee Option”) will be assumed by Parent and converted into an option to acquire that number of shares of Parent Stock equal to (x) the number of shares of Company Common Stock subject to such Continuing Employee Option multiplied by (y) the Exchange Ratio, rounded down to the nearest whole share (each, an “Assumed Option”). Each Assumed Option will otherwise be subject to the same terms and conditions (including as to vesting, exercisability, and, for the avoidance of doubt, taking into account (i) any acceleration of such Options as of immediately prior to the Effective Time and (ii) the impact of the Merger in satisfying any “double trigger” acceleration, which partially satisfied “double trigger” acceleration shall continue to apply to the corresponding Assumed Option) as were applicable under the Option immediately prior to the Effective Time, except that each Assumed Option will have an exercise price per share equal to (x) the per share exercise price of Option immediately prior to the Effective Time divided by (y) the Exchange Ratio, rounded up to the nearest whole cent; provided, that the exercise price and the number of shares of Parent Stock subject to the Assumed Option shall be determined in a manner consistent with the requirements of Sections 409A and 422 of the Code, as applicable. Each issued and outstanding Option that is not a Continuing Employee Option or a Cash-Out Option will be automatically cancelled and extinguished at the Effective Time, and in exchange therefor, the holder of such cancelled Option shall be entitled to receive, without interest, but subject to deductions and other income or employment tax withholding as required by Applicable Law, an amount in cash equal to the product of (A) the number of shares subject to the vested portion of such Option (each such vested portion of such Option, a “Vested Non-Continuing Employee Option”) (for the avoidance of doubt, taking into account any acceleration of such Options as of immediately prior to the Effective Time) multiplied by (B) the Per Share Consideration, less the exercise price per share of Company Common Stock previously subject to such Option (the “Closing Company Option Consideration”). Any other unvested options held by non-Continuing Employees will be automatically cancelled and extinguished at the Effective Time and no consideration shall be delivered in exchange therefor. Parent will pay the Closing Company Option Consideration as practicable after the Closing, and in any event within two regular payroll cycles of the Surviving Company.

(b) Cash-Out Options.

(i) At the Effective Time, each issued and outstanding Cash-Out Option that is held by a Key Employee will be automatically cancelled and extinguished, and in exchange therefor, the holder of such cancelled Option shall be entitled to receive, without interest, but subject to deductions and other income or employment tax withholding as required by Applicable Law, an amount in cash equal to the product of (A) the number of shares subject to the vested portion of such Cash-Out Option (each such vested portion of such Cash-Out Option, a “Vested Key Employee Cash-Out Option”) (for the avoidance of doubt, taking into account any acceleration of such Options as of immediately prior to the Effective Time) multiplied by (B) the Per Share Participating Consideration, less the exercise price per share of Company Common Stock previously subject to such Cash-Out Option (the “Key Employee Cash-Out Option Consideration”). Any other Cash-Out Options held by Key Employees that are not Vested Key Employee Cash-Out Options (the “Key Employee Non-Cash-Out Options”) will be automatically cancelled and extinguished at the Effective Time and no consideration shall be delivered in exchange therefor.

(ii) At the Effective Time, each issued and outstanding Cash-Out Option that is not held by a Key Employee (each such option, a “Non-Key Employee Cash-Out Option”) will be automatically cancelled and extinguished, and in exchange therefor, the holder of such cancelled Option shall be entitled to receive, without interest, but subject to deductions and other income or employment tax withholding as required by Applicable Law, an amount in cash equal to the product of (A) the number of shares subject to such Non-Key Employee Cash-Out Option, whether vested or unvested, multiplied by (B) the Per Share Participating Consideration, less the exercise price per share of Company Common Stock previously subject to such Cash-Out Option (the “Cash-Out Option Consideration”).

(iii) Notwithstanding anything to contrary herein, no Person will be entitled to receive any payment pursuant to this Section 2.5(b) unless such Person delivers a duly executed non-revocable waiver and consent in the form attached hereto as Exhibit F (each, a “Cash-Out Option Waiver”). Subject to the foregoing, Parent will cause the Cash-Out Amount to be paid to the former holders of Cash-Out Options as promptly as practicable after the Closing, and in any event within two regular payroll cycles of the Surviving Company.

(c) Promised Options. Subject to Section 2.10, at the Effective Time, each holder of a Promised Option held by a Continuing Employee will be entitled to receive restricted stock units that will settle into the number of shares of Parent Stock (“Parent RSUs”) equal to (i) the Spread Value of the Promised Option divided by (ii) the Parent Stock Price, rounded down to the nearest whole share, which shall be subject to the vesting terms and conditions set forth on Schedule 3.4(e) and will be issued in accordance with the Parent’s 2019 Equity Incentive Plan (the “Parent Option Plan”); provided that no holder of a Promised Option will be entitled to receive any consideration in respect of such Promised Option until such holder delivers a duly executed non-revocable waiver and consent in the form attached hereto as Exhibit G (a “Promised Option Waiver”). For purposes of this Agreement, the term “Spread Value” means, with respect to each Company Share underlying such Promised Option, (x) the Per Share Common Consideration, less (y) the Deemed Exercise Price of such Promised Option.

2.6 Escrow; Agent Expense Fund.

(a) Escrow Fund. Promptly after the Effective Time, Parent will deliver the Escrowed Cash and Escrowed Stock to the Escrow Agent, to be held and distributed in accordance with the terms of

Article 8 and the Escrow Agreement. The Escrowed Stock will be treated by Parent as issued and outstanding common stock of Parent that the applicable Equityholders are entitled to vote, and dividends issued in respect of such shares outstanding at the time of such dividend will be distributed by the Escrow Agent to the Equityholders when paid, except for any stock dividends which will become part of the Escrow Fund.

(b) Agent Expense Fund. Notwithstanding anything to the contrary herein, Parent will withhold the Agent Expense Fund from the cash portion of the Per Share Closing Consideration otherwise payable to the Equityholders pursuant to Section 2.3(a)-(h), and shall wire the Agent Expense Fund to the Agent as soon as reasonably practicable after the Closing. The Agent will hold and administer the Agent Expense Fund in accordance with this Agreement and the Engagement Agreement.

2.7 Working Capital Amount Adjustment.

(a) Within 90 days after the Closing, Parent shall deliver to the Agent a notice (the “Parent NWC Notice”) setting forth Parent’s calculation of the Working Capital Amount and, if different, the amount by which the Working Capital Adjustment as calculated by Parent is more or less than the Closing Working Capital Adjustment (the “NWC Calculations”), in each case together with supporting documentation, information and calculations.

(b) The Agent may object to the calculation of the Working Capital Adjustment set forth in the Parent NWC Notice by providing written notice of such objection to Parent within 20 days after Parent’s delivery of the Parent NWC Notice (the “Notice of Objection”), together with supporting documentation, information and calculations. Any matters not expressly set forth in the Notice of Objection shall be deemed to have been accepted by the Agent on behalf of the Equityholders.

(c) If the Agent timely provides the Notice of Objection, then Parent and the Agent shall confer in good faith for a period of up to 10 Business Days following Parent’s timely receipt of the Notice of Objection in an attempt to resolve any disputed matter set forth in the Notice of Objection, and any resolution by them shall be in writing and shall be final and binding on the parties hereto and the Equityholders.

(d) If, after the 10 Business Day period set forth in Section 2.7(c), Parent and the Agent cannot resolve any matter set forth in the Notice of Objection, then Parent and the Agent shall engage a nationally recognized auditing firm acceptable to both Parent and the Agent (the “Reviewing Accountant”) to review only the matters in the Notice of Objection that are still disputed by Parent and the Agent and the NWC Calculations to the extent relevant thereto. After such review and a review of the Company’s relevant books and records, the Reviewing Accountant shall promptly (and in any event within 60 days following its engagement) determine the resolution of such remaining disputed matters, which determination shall be final and binding on the parties hereto and the Equityholders, and the Reviewing Accountant shall provide Parent and the Agent with a calculation of the Working Capital Amount and the Working Capital Adjustment in accordance with such determination.

(e) If the Working Capital Adjustment as finally determined pursuant to Section 2.7(b), Section 2.7(c) and/or Section 2.7(d), as the case may be (the “Final Working Capital Adjustment”) is less than the Closing Working Capital Adjustment (such difference, the “Final Working Capital Shortfall”), then the Equityholders shall severally but not jointly indemnify and hold harmless Parent without any dispute by the Agent, for the full amount of the Final Working Capital Shortfall; provided that recovery from the Escrow Fund will (x) be the first source of monetary claims for all claims and (y) constitute the sole and exclusive source of monetary recovery with respect to the Final Working Capital Shortfall.

(f) If the Final Working Capital Adjustment is greater than the Closing Working Capital Adjustment (such difference, the “Final Working Capital Surplus”), then Parent will deposit with the Exchange Agent an amount equal to, and cause the Exchange Agent to distribute, such Final Working Capital Surplus to the Equityholders in accordance with each Equityholder’s Pro Rata Share.

(g) The fees, costs and expenses of the Reviewing Accountant shall be paid (i) by Parent in the event the difference between the Final Working Capital Adjustment as determined by the Reviewing Accountant pursuant to Section 2.7(e) and the NWC Calculations set forth in the Parent NWC Notice (such difference, the “Parent’s Difference”) is greater than the difference between the Final Working Capital Adjustment as determined by the Reviewing Accountant pursuant to Section 2.7(e) and the NWC Calculations set forth in the Notice of Objection (such difference, the “Agent’s Difference”), (ii) by the Equityholders if the Parent’s Difference is less than the Agent’s Difference or (iii) equally by Parent on the one hand, and the Equityholders on the other hand, if the Parent’s Difference is the same as the Agent’s Difference.

2.8 Tax Consequences. The parties intend for this Agreement to be an adoption of a plan of reorganization within the meaning of Section 354(a)(1) of the Code, and to cause the First Merger and the Second Merger, taken together, to qualify as a “reorganization” within the meaning of Section 368(a) of the Code; provided that (x) no party hereto makes any representations or warranties to any other Person or to any Stockholder regarding the Tax treatment of the Merger or any of the Transactions or Transaction Documents and (y) each of the Company and each Equityholder will rely solely on their own Tax advisors in connection with this Agreement, each Transaction Document and the Transactions.

2.9 Certain Taxes. All transfer, documentary, sales, use, stamp, registration and other Taxes and fees (including any penalties and interest) arising from the transfers or deemed transfers of stock or assets that occur by virtue of the Merger (collectively, the “Transfer Taxes”) will be borne fifty percent (50%) by Parent and fifty percent (50%) by the Equityholders; provided, that in the case of the Equityholders, any Transfer Taxes for which they are responsible under this Section 2.9 shall be included in the calculation of Debt and, to the extent so included, shall constitute satisfaction of their responsibility for such Transfer Taxes hereunder. Parent will pay all Transfer Taxes when due and will, at its own expense, file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes.

2.10 Withholding Rights. Each Parent Entity and their designees are entitled to deduct and withhold from any payments of cash or issuances of Parent Stock pursuant to this Agreement to any Key Employee, any Continuing Employee or any holder of any Company Shares, Options, Promised Options or Warrants, such amounts in cash and/or Parent Shares as any Parent Entity is required to deduct and withhold with respect to any such payments or issuances under the Code or any provision of state, local, provincial or foreign Tax law. If any Parent Entity becomes aware of any requirement to deduct or withholding from any amounts payable hereunder (other than in respect of payments in the nature of compensation or U.S. federal backup withholding in respect of Equityholders who fail to provide an applicable IRS Form W-9 or W-8), such Parent Entity shall use commercially reasonable efforts to notify the Person in respect of whom such withholding will apply and provide such Person with an opportunity to provide such certifications or other documentation as to reduce or eliminate such withholding; provided, however that any failure to so notify a payee shall not affect the rights of each Parent Entity and its designees to withhold such amounts as are required to be deducted and withheld by applicable Tax law in accordance with this Section 2.9. To the extent that amounts are so withheld, such withheld amounts will be treated for all purposes of this Agreement as having been paid or issued, as applicable, to such Persons in respect of which such deduction and withholding was made.

2.11 Further Actions. After the Effective Time, the officers and directors of Parent Entities will be fully authorized to take all further actions that Parent determines are necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Company or Parent with full right, title and possession of and to all rights and property of the Company and Parent Entities.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Subject to the disclosures set forth in the Disclosure Schedule of the Company delivered to Parent concurrently with the execution of this Agreement (the “Disclosure Schedule”), the Company represents and warrants to Parent as follows:

3.1 Organization, Standing, Power and Subsidiaries.

(a) The Company is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. The Company has the corporate power and necessary Permits to own, operate, use, distribute and lease its properties and to conduct the Business. The Company is duly qualified to do business and is in good standing in each of the jurisdictions specified on Schedule 3.1(a) to the Disclosure Schedule, which are the only jurisdictions in which such qualification is necessary, except where the failure to be so qualified or in good standing, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

(b) Schedule 3.1(b) of the Disclosure Schedule sets forth a true, correct and complete list of each Subsidiary of the Company. The Company is the sole beneficial owner of all of the issued and outstanding shares of capital stock of each such Subsidiary, free and clear of all Liens, and all such shares are duly authorized, validly issued, fully paid and non-assessable and are not subject to any preemptive right or right of first refusal created by statute, the certificate of incorporation and bylaws or other equivalent organizational or governing documents, as applicable, of such Subsidiary or any Contract to which such Subsidiary is a party or by which it is bound. There are no outstanding subscriptions, options, warrants, “put” or “call” rights, exchangeable or convertible securities or other Contracts of any character relating to the issued or unissued capital stock or other securities of any such Subsidiary or otherwise obligating any such Subsidiary to issue, transfer, sell, purchase, redeem or otherwise acquire or sell any such securities. Schedule 3.1(b) of the Disclosure Schedule sets forth a true, correct and complete list of: (i) the names of the members of the Board and the board of directors or other governing body of each Subsidiary of the Company and (ii) the names and titles of the officers of the Company and each Subsidiary of the Company.

3.2 Authority and Enforceability.

(a) The Company has all requisite corporate power and authority to execute this Agreement and the other Transaction Documents to which it is (or will be) a party and to perform its obligations hereunder and thereunder and, subject to the adoption of this Agreement and approval of the First Merger, Charter Amendment and the other Transactions in the Written Consent, to consummate the First Merger and the other Transactions to be completed as of the Effective Time.

(b) This Agreement and the other Transaction Documents have been (or will be) duly executed and delivered by the Company and, assuming the due authorization, execution, and delivery by each of the other parties hereto and thereunder, represent valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except, in each case, to the extent such enforceability is subject to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium, or other Applicable Law affecting or relating to creditors’ rights generally and general principles of equity.

(c) The Board has unanimously (i) determined that this Agreement and the Transactions, including the Merger and the Charter Amendment, are fair to, and in the best interests of, the

Company and the Stockholders, (ii) approved and declared advisable the execution, delivery, and performance of this Agreement and the consummation of the Transactions, including the Merger and (iii) resolved to recommend that the Stockholders adopt this Agreement and approve the Merger and the other Transactions. The only affirmative votes or written consents of the holders of any classes or series of Company Capital Stock necessary to adopt this Agreement and approve the Merger, the Charter Amendment and the other Transactions (“Stockholder Approval”) are the votes of the Consenting Stockholders. All actions relating to the solicitation and obtainment of the Written Consent with respect to this Agreement have been and will be taken in compliance with Applicable Law.

3.3 Non-Contravention.

(a) Except for (i) notification under the HSR Act and (ii) the filing of the First Certificate, the execution and delivery by the Company of this Agreement, the consummation of the Merger and the other Transactions and the compliance by the Company with the provisions of this Agreement, do not and will not conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time or both) under, or give rise to a right of, or result in, termination, cancellation or acceleration of any obligation or to a loss of a benefit under, or result in the creation of any Lien (other than Permitted Liens) in or upon any of the properties or assets of the Acquired Companies under, or give rise to any payment under or any increased, additional, accelerated or guaranteed rights or entitlements under any provision of (i) the Charter or the bylaws of the Company (the “Bylaws”), in each case as amended to date, (ii) any Material Contract of the Company or (iii) any Applicable Law or Order, except with respect to the foregoing clause (iii) as would not have a material and adverse effect on the Acquired Companies, taken as a whole.

(b) No consent, approval, qualification, Order or authorization of, registration, declaration or filing with, or notice to, any Governmental Body is necessary or required by or with respect to any Acquired Company in connection with the execution and delivery by the Company of this Agreement, the consummation by the Company of the First Merger and the other Transactions to be completed as of the Effective Time or the compliance by the Company with the provisions of this Agreement, except for (x) the filing of the First Certificate and the related certificate of incorporation of the Surviving Company with the office of the Secretary of State of the State of Delaware and (y) notification under the HSR Act.

(c) The Company, the Board and the Stockholders have taken all actions such that the restrictive provisions of any “fair price,” “moratorium,” “control share acquisition,” “business combination,” “interested stockholder” or other similar anti-takeover statute or regulation and any anti-takeover provision in the governing documents of the Acquired Companies will not be applicable to any of Parent, the Acquired Companies, the Surviving Company or to the execution, delivery or performance of the Transactions, or the Written Consent, including the consummation of the Merger or any of the other Transactions.

3.4 Capital Structure.

(a) The authorized Company Capital Stock consists solely of 47,000,000 shares of Company Common Stock, and 27,739,166 shares of Company Preferred Stock, of which 4,159,610 shares of Company Preferred Stock are designated as Series Seed 1 Stock, 4,443,420 shares of Company Preferred Stock are designated as Series Seed 2 Stock, 3,699,051 shares of Company Preferred Stock are designated as Series A Stock, 5,170,177 shares of Company Preferred Stock are designated as Series B Stock, 5,419,684 shares of Company Preferred Stock are designated as Series C Stock and 4,847,284 shares of Company Preferred Stock are designated as Series D Stock. As of the Agreement Date, the issued and outstanding Company Capital Stock consists of 8,238,483 shares of Company Common Stock, 4,159,610 shares of Series Seed 1 Stock, 4,172,567 shares of Series Seed 2 Stock, 3,699,051 shares of Series A Stock, 5,170,117 shares of Series B Stock, 5,419,684 shares of Series C Stock and 4,752,239 shares of Series D Stock. Each share of Company Preferred Stock is convertible into one share of Company Common Stock.

(b) Schedule 3.4(b) to the Disclosure Schedule sets forth, as of the Agreement Date, a true, correct and complete list of the Stockholders and the number and type of Company Shares owned by each Stockholder. No Company Shares are subject to any right of repurchase by the Company. All Company Shares are duly authorized, validly issued, fully paid and non-assessable and are free of any Liens. There is no Liability for dividends accrued and unpaid by the Company. The Company has obtained representations and warranties from each holder of Company Preferred Stock that such holder is an “accredited investor” (as such term is defined in Rule 501(a) under the Securities Act).

(c) As of the Agreement Date, the Company has reserved 8,934,209 shares of Company Common Stock for issuance to employees, non-employee directors and consultants pursuant to the Option Plan, of which 4,175,518 shares are subject to outstanding and unexercised Options under the Option Plan and 615,632 shares remain available for issuance under the Option Plan. Schedule 3.4(c) of the Disclosure Schedule sets forth, as of the Agreement Date, a true, correct and complete list of all Optionholders, and each Option, whether or not granted under the Option Plan, including the number of Company Shares subject to each Option, the number of such shares that are vested or unvested, the “date of grant” of such Option (as defined under Treasury Regulation 1.409A-1(b)(5)(vi)(B)), the vesting commencement date, the vesting schedule (and the terms of any acceleration thereof), whether the Option may be “early exercised,” the exercise price per share, the Tax status of such Option under Section 422 of the Code (or any applicable foreign Tax law), the term of each Option, the option plan from which such Option was granted (if any) and the country and state of residence of such Optionholder. All Options listed on Schedule 3.4(c) of the Disclosure Schedule that are denoted as incentive stock options under Section 422 of the Code so qualify and will continue to so qualify as of immediately prior to the consummation of the Transactions. In addition, Schedule 3.4(c) of the Disclosure Schedule indicates, as of the Agreement Date, which Optionholders are Persons that are not current or former employees of the Company (including non-employee directors, consultants, advisory board members, vendors, service providers or other similar Persons). True, correct and complete copies of each Option Plan, and all standard form agreements and instruments relating to or issued under each Option Plan have been Made Available to Parent. All Options have been granted pursuant to such Option Plans and standard form agreements and instruments, and such Option Plans and form agreements and instruments have not been amended, modified or supplemented since being Made Available to Parent, and there are no agreements, understandings or commitments to amend, modify or supplement such Option Plans or form agreements and instruments. The terms of the Option Plans permit the treatment of Options as provided herein, without notice to, or the consent or approval of, the Optionholders, the Stockholders or otherwise and without any acceleration of the exercise schedule or vesting provisions in effect for such Options.

(d) Schedule 3.4(d) of the Disclosure Schedule sets forth, as of the Agreement Date, a true, correct and complete list of all Warrantholders, including the number of shares and type of Company Capital Stock subject to each Warrant, the date of grant, the exercise or vesting schedule (and the terms of any acceleration thereof), the exercise price per share and the term of each Warrant. The Company has Made Available true, correct and complete copies of each Warrant.

(e) Schedule 3.4(e) of the Disclosure Schedule sets forth, as of the Agreement Date, a true, correct, and complete list of Promised Optionholders, including the number of shares of Common Shares underlying such Promised Option, the price at which the Company deems to be the fair market value at which such Options would have been granted (the “Deemed Exercise Price”), the vesting commencement date and vesting schedule described in the Promised Option Agreement for each such listed Promised Optionholder. The Company has Made Available true, correct and complete copies of all Promised Option Agreements as of the Agreement Date.

(f) All Company Shares and all Options and Warrants were issued in compliance with Applicable Law and all requirements set forth in the Charter, the Bylaws and any applicable Contracts to which the Company is a party or by which the Company or any of its assets is bound. As of the Agreement Date, there are no authorized, issued or outstanding equity interests of the Company other than the Company Shares, Options and Warrants. Other than as set forth on Schedules 3.4(b), 3.4(c), 3.4(d) and 3.4(e) of the Disclosure Schedule, as of the Agreement Date, no Person has any equity interests of the Company, stock appreciation rights, stock units, share schemes, calls or rights, or is party to any Contract of any character to which the Company is a party or by which it or its assets is bound, (i) obligating the Company to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any equity interests of the Company or other rights to purchase or otherwise acquire any equity interests of the Company, whether vested or unvested or (ii) obligating the Company to grant, extend, accelerate the vesting and/or repurchase rights of, change the price of, or otherwise amend or enter into any such Option, Warrant, call, right or Contract.

(g) The Company has no outstanding Debt, the holder of which (i) has the right to vote (or that is convertible into securities that have the right to vote) with the Stockholders on any matter or (ii) is or will become entitled to any payment as a result of the Transactions.

3.5 Financial Statements; No Undisclosed Liabilities.

(a) Schedule 3.5(a) of the Disclosure Schedule sets forth the Company’s audited, consolidated financial statements for its fiscal years ended December 31, 2018 and December 31, 2019, and its unaudited, consolidated financial statements for the fiscal year ended December 31, 2020 and 3-month period ended March 31, 2021, including, in each case, balance sheets, statements of operations and statements of cash flows (collectively, and together with the Audited FY20 Financials, the “Financial Statements”). The Financial Statements (i) are (or will be) accurate, complete, and consistent with the books and records of the Company, (ii) present (or will present) fairly, in all material respects, the financial position of the Company and its Subsidiaries at the dates therein indicated and the consolidated results of operations and cash flows of the Company and its Subsidiaries as of the dates and for the periods indicated (subject, in the case of interim period financial statements, to normal recurring year-end adjustments) and (iii) were prepared in accordance with GAAP (except as may be indicated in the notes thereto), except for the absence of footnotes. The consolidated balance sheet of the Company as of March 31, 2021 (the “Balance Sheet Date”) is herein referred to as the “Balance Sheet.”

(b) Except as reflected in the Balance Sheet, the Acquired Companies have no Liabilities, other than (i) those not required under GAAP to be reflected in the Balance Sheet, (ii) those incurred in the conduct of the Business since the Balance Sheet Date in the ordinary course of business, (iii) those incurred by the Company in connection with the execution of this Agreement and (iv) those that are executory obligations arising under Contracts to which the Acquired Companies are a party or otherwise bound (to the extent not resulting from a breach of such Contracts by the Acquired Companies). Except as set forth on Schedule 3.5(b) of the Disclosure Schedule, the Acquired Companies have no off balance sheet Liability of any nature to, or any financial interest in, any third-parties or entities, the purpose or effect of which is to defer, postpone, reduce or otherwise avoid or adjust the recording of expenses incurred by an Acquired Company. All reserves that are set forth in or reflected in the Balance Sheet have been established in accordance with GAAP consistently applied and are adequate.

(c) Except as set forth on Schedule 3.5(c) of the Disclosure Schedule, no Acquired Company has any Debt. No Acquired Company is a guarantor, indemnitor, surety, or other obligor of any indebtedness of any other Person (other than another Acquired Company). No Acquired Company has applied for or accepted (i) any loan pursuant to the Paycheck Protection Program in Section 1102 and Section 1106 of the CARES Act, respectively, (ii) any funds pursuant to the Economic Injury Disaster Loan program or an advance on an Economic Injury Disaster Loan pursuant to Section 1110 of the CARES Act or (iii) any loan or funds pursuant to any similar programs in any foreign jurisdictions.

(d) The Company has established and maintains a system of internal accounting controls sufficient to provide reasonable assurances that: (i) transactions, receipts and expenditures of the Acquired Companies are executed in accordance with appropriate authorizations of management and the Board, (ii) transactions are recorded as necessary (A) to permit preparation of financial statements in conformity with GAAP and (B) to maintain accountability for assets, (iii) access to assets is permitted only in accordance with management’s authorization and (iv) the amount recorded for assets on the books and records of the Acquired Companies is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. There has been no incidence of fraud or allegation of fraud committed by any current or former employee, consultant or director of any Acquired Company with respect to the preparation of the Financial Statements. No Acquired Company has received written communication or, to the knowledge of the Company, otherwise obtained knowledge of any material complaint, allegation, assertion or formal claim regarding deficient accounting or auditing practices, procedures, methodologies or methods of the Acquired Companies or their internal accounting controls or any material inaccuracy in any Acquired Company’s financial statements. There has been no material change in any Acquired Company’s accounting policies since such Acquired Company’s inception, except as described in the Financial Statements.

(e) As of the date hereof, no Acquired Company has any outstanding Debt (which, for the avoidance of doubt, does not include Permitted Debt).

(f) Schedule 3.5(f) to the Disclosure Schedule sets forth a complete and accurate list of all Loans of any Acquired Company outstanding as of the Agreement Date (the “Legacy Loans”). None of the Loans pursuant to which an Acquired Company has sold Loans or pools of Loans or participations in Loans or pools of Loans contains any obligation to repurchase such Loans or interests therein solely on account of a payment default by the obligor on any such Loan, and no Acquired Company has received written notice of any pending claim for it to repurchase Loans or interests therein nor, to the knowledge of the Company, is there any reasonable basis for any such claim. No obligor to the Loans has ever made an untimely payment thereunder or filed for bankruptcy or similar insolvency Actions. No Acquired Company has ever increased or extended the time to pay with respect to any Loans, nor has it allowed or received discounted amounts in respect thereof. True, correct and complete copies of all contracts relating to the Legacy Loans have been Made Available.

(g) .The accounts receivable as reflected on the Balance Sheet, as will be reflected in the Financial Certificate and as arising after the Balance Sheet Date and before the Closing Date, arose in the ordinary course of business, represented bona fide claims against debtors for sales and other charges and have been collected or are collectible in the book amounts thereof, less an amount not in excess of the allowance for doubtful accounts provided for in the Balance Sheet, or in the Financial Certificate, as the case may be. None of the accounts receivable of any Acquired Company is subject to any claim of offset, recoupment, setoff or counter-claim. No material amount of accounts receivable is contingent upon the performance by any Acquired Company of any obligation or Contract other than normal warranty repair and replacement.

3.6 Absence of Certain Changes or Events. Since the Balance Sheet Date, (a) the Acquired Companies have conducted the Business in the ordinary course of business and, other than as set forth in Schedule 3.6 of the Disclosure Schedule, consistent with past practice, (b) there has not been any Company Material Adverse Effect and (c) no Acquired Company has taken, directly or indirectly, any of the actions described in Section 5.1(b) (except as already disclosed in the Disclosure Schedule).

3.7 Actions. Except as set forth on Schedule 3.7 of the Disclosure Schedule, there has never been any Action pending, or to the knowledge of the Company threatened, against any Acquired Company or any of their assets or properties (or against any officer, director, employee, consultant, contractor or agent of any Acquired Company in their capacity as such or relating to their employment, services or relationship with such Acquired Company) before any Governmental Body, arbitrator or mediator nor, to the knowledge of the Company, is there any reasonable basis for any such Action. There is no Order outstanding against any Acquired Company or any of their assets or properties (or to the knowledge of the Company, against any officer, director, employee, consultant, contractor or agent of any Acquired Company in their capacity as such or relating to their employment, services or relationship with such Acquired Company). No Acquired Company has any Action pending against any Governmental Body or other Person.

3.8 Restrictions on Business Activities. Excluding restrictions on the use of Third-Party Intellectual Property contained in the applicable written license agreement Made Available to Parent, there is no Contract or Order binding upon any Acquired Company that restricts or prohibits, purports to restrict or prohibit, has or would reasonably be expected to have, whether before or after consummation of the Merger, the effect of prohibiting, restricting or impairing the Business, any acquisition of property by any Acquired Company or the conduct or operation of the Business or, limiting the freedom of the Company to (a) engage or participate, or compete with any other Person, in any line of business, market or geographic area with respect to the Company Products or the Company Intellectual Property, or to make use of any material Company-Owned Intellectual Property, including any grants by the Company of exclusive rights or licenses or (b) sell, distribute or manufacture any products or services or to purchase or otherwise obtain any software, components, parts or services.

3.9 Compliance with Laws; Governmental Permits.

(a) Each Acquired Company (i) has complied in all material respects with, is not in violation in any material respect of, Applicable Law and (ii) has not received any written notices of violation with respect to, Applicable Law.

(b) Schedule 3.9(b) of the Disclosure Schedule lists each material Permit held by each Acquired Company. Each Acquired Company holds, and is and has been in compliance in all material respects with, all Permits which are required for the conduct of the Business or any Company Product under Applicable Law. All such Permits are valid and in full force and effect. No Acquired Company has received any direct notice or other direct communication from any Governmental Body regarding any actual or possible violation, revocation, withdrawal, suspension, cancellation, termination or modification of any of its Permits, and to the knowledge of the Company, no such direct notice or other written communication is forthcoming. All applications required to have been filed for the renewal of any Permit have been duly filed on a timely basis with the appropriate Governmental Body, and all other filings required to have been made with respect to any such Permit have been duly made on a timely basis with the appropriate Governmental Body.

(c) Each Acquired Company has complied in all material respects with the applicable operating rules of VISA, Mastercard and each other payment network used in connection with any Company Product or service (each, a “Network”), including each Network’s license agreement, operation regulations, guidelines, disputes rules, technical specifications, fee schedule and similar documents, rules and procedures. To the knowledge of the Company, no Acquired Company has or is presently on any Network high risk databases including without limitation the Terminated Merchant Files or Mastercard Alert to Control High-Risk Merchants lists.

(d) Each Acquired Company has complied in all material respects with, and has not violated, the PCI Data Security Standards (PCI-DSS) in connection with the Company’s Business and the provision of any Company Product or service, including all rules, procedures, certifications, reporting, notifications, and other requirements (collectively, the “PCI Requirements”). No Acquired Company has received any direct notice or other direct communication from any Governmental Body regarding any actual or possible violation of any PCI Requirement, or any revocation, withdrawal, suspension, cancellation, termination or modification of any certification relating to any PCI Requirement and, to the knowledge of the Company, no such direct notice or other written communication is forthcoming.

(e) No Acquired Company has received written notices of any communications pertaining to any alleged dispute, investigation, violation, sanction, fine or other similar penalty to or from any Governmental Body.

3.10 Title to, Condition and Sufficiency of Assets. Each Acquired Company is the true and lawful owner and has good and valid title to all material assets that such Acquired Company purports to own, including all the assets reflected on the Balance Sheet or thereafter acquired (whether real or personal and whether tangible or intangible), except those sold or otherwise disposed of for fair value or consumed in the ordinary course of business consistent with past practice since the Balance Sheet Date, in each case, free and clear of all Liens, other than Permitted Liens. Such assets include all rights, properties and other assets used by the Acquired Companies to conduct the Business. For clarity, this Section 3.10 will not be construed to apply to Intellectual Property matters. No Acquired Company owns any real property. Schedule 3.10 of the Disclosure Schedule lists all real property leased by any Acquired Company (each, a “Real Property Lease”).

3.11 Intellectual Property.

(a) As used herein, the following terms have the meanings indicated below:

(i) “Company Data” means all data Processed in connection with the developing marketing, delivery, or use of any Company Product, including Company-Licensed Data, Company-Owned Data and Personal Data.

(ii) “Company Data Agreement” means any Contract involving Company Data to which an Acquired Company is a party or is bound by, except for the standard terms of service entered into by users of the Company Products (copies of which have been Made Available to Parent).

(iii) “Company Database” means each distinct electronic or other electronic repository or electronic database containing (in whole or in part) Company Data currently maintained by or for the Acquired Companies.

(iv) “Company Intellectual Property” means any and all Company-Owned Intellectual Property and any and all Third-Party Intellectual Property that is licensed to the Company or otherwise used in the conduct of the Business.

(v) “Company Intellectual Property Agreements” means any Contract governing or granting any rights with respect to any Company Intellectual Property to which an Acquired Company is a party or is bound.

(vi) “Company-Licensed Data” means all data owned by third parties that is Processed by an Acquired Company.

(vii) “Company-Owned Data” means each element of data collected, generated, or received that (i) is used or held for use in the Business that is not Personal Data or Company-Licensed Data and (ii) an Acquired Company owns or purports to own.

(viii) “Company-Owned Intellectual Property” means any and all Intellectual Property that is owned or purported to be owned by an Acquired Company.

(ix) “Company Privacy Policies” means, collectively, any and all (A) of the Company’s data privacy and security policies, whether applicable internally or published on Company Websites or mobile applications or otherwise made available by the Company to any Person and (B) public representations (including representations on Company Websites), industry self-regulatory obligations and commitments and Contracts with third parties relating to the Processing of Company Data.

(x) “Company Products” means all products or services currently or previously produced, marketed, licensed, sublicensed, sold, distributed or performed by or on behalf of any Acquired Company and all products or services currently under development by any Acquired Company.

(xi) “Company Registered Intellectual Property” means the United States, international and foreign: (A) patents and patent applications (including provisional applications), (B) registered trademarks, applications to register trademarks, intent-to-use applications, or other registrations or applications related to trademarks, (C) registered Internet domain names, and (D) registered copyrights and applications for copyright registration, in each case registered or filed in the name of, or owned by, any Acquired Company.

(xii) “Company Source Code” means, collectively, any software source code or any material proprietary information or algorithm contained in or relating to any software source code of any Company-Owned Intellectual Property or Company Products.

(xiii) “Company Websites” means all web sites owned, operated or hosted by any Acquired Company or through which any Acquired Company conducts the Business (including those web sites operated using the domain names listed in Schedule 3.11(c) of the Disclosure Schedule).

(xiv) “Excluded Agreements” means (A) nonexclusive licenses entered into in the ordinary course of business on the Company’s applicable Standard Form IP Contract (copies of which have been Made Available to Parent) without material modifications; (B) Standard Inbound Licenses; (C) nondisclosure and confidentiality agreements entered into in the ordinary course of business; (D) agreements with employees, independent contractors, consultants, and vendors that contain rights and licenses to use Company-Owned Intellectual Property for the sole benefit of the Acquired Company; and (E) nonexclusive rights and licenses in connection with the Acquired Company’s marketing and promotion of products and services entered into in the ordinary course of business; and (F) Contracts with dealers, distributors, resellers and OEMs except as set forth in Section 3.17(a)(iii).

(xv) “ICT Infrastructure” means the information and communications technology infrastructure and systems (including software, hardware, firmware, networks and the Company Websites) that are or have been used in the Business.

(xvi) “Intellectual Property” means (A) Intellectual Property Rights and (B) Proprietary Information and Technology.

(xvii) “Intellectual Property Rights” means any and all intellectual property and industrial property and all rights in, arising out of, or associated therewith, throughout the world, including: patents, utility models, and applications therefor and all reissues, divisions, re-examinations, renewals, extensions, provisionals, continuations and continuations-in-part thereof and equivalent or similar rights in inventions and discoveries anywhere in the world, including invention disclosures, common law and statutory rights associated with trade secrets, confidential and proprietary information and know-how, industrial designs and any registrations and applications therefor, trade names, logos, trade dress, trademarks and service marks, trademark and service mark registrations, trademark and service mark applications and any and all goodwill associated with and symbolized by the foregoing items, Internet domain name applications and registrations, copyrights, copyright registrations and applications therefor and all other rights corresponding thereto, database rights, mask works, mask work registrations and applications therefor and any equivalent or similar rights in semiconductor masks, layouts, architectures or topology, moral and economic rights of authors and inventors, however denominated and any similar or equivalent rights to any of the foregoing, and all benefits, privileges, causes of action and remedies relating to any of the foregoing.

(xviii) “Open Source Materials” means software or other material that is distributed as “free software,” “open source software” or under similar licensing or distribution terms (including the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), BSD licenses, and the Apache License), and any license listed at www.opensource.org.

(xix) “Proprietary Information and Technology” means any and all of the following: works of authorship, computer programs, source code and executable code, whether embodied in software, firmware or otherwise, assemblers, applets, compilers, user interfaces, application programming interfaces, protocols, architectures, documentation, annotations, comments, designs, files, records, schematics, test methodologies, test vectors, emulation and simulation tools and reports, hardware development tools, models, tooling, prototypes, breadboards and other devices, data, data structures, databases, data compilations and collections, inventions (whether or not patentable), invention disclosures, discoveries, improvements, technology, proprietary and confidential ideas and information, tools, concepts, techniques, methods, processes, formulae, patterns, algorithms and specifications, customer lists and suppliers lists and any and all instantiations or embodiments of the foregoing or any Intellectual Property Rights in any form and embodied in any media.

(xx) “R&D Sponsor” means any Governmental Body, private source, university, college, other educational institution, military, multi-national, bi-national or international organization or research center that has provided grants to the Company or any developer, inventor or other contributor to any Company-Owned Intellectual Property.

(xxi) “Standard Form IP Contract” means each standard form of Contract used by any Acquired Company that has been Made Available by the Company, including each standard form of: (A) customer or end user agreement for Company Products, including spend agreements; (B) agreement with employees, independent contractors, or consultants containing any assignment or license of Intellectual Property; (C) nondisclosure or confidentiality agreement; (D) reseller agreement, (E) referral agreement and (F) agent agreement.

(xxii) “Standard Inbound Licenses” means Contracts for Third-Party Intellectual Property licensed to any Acquired Company that is generally, commercially available software or product (whether downloadable or accessible on a hosted “software-as-a-service” basis) or other Proprietary Information and Technology or services and (A) has not been modified or customized for any Acquired Company, (B) is licensed for an annual fee under $50,000 and (C) is not incorporated into or integrated with the Company Products.

(xxiii) “Third-Party Intellectual Property” means any and all Intellectual Property owned or purported to be owned by a third party.

(b) Status. The Acquired Companies have full title and exclusive ownership of, or is duly licensed under or otherwise authorized to use, all Intellectual Property necessary for the conduct of the Business, free and clear of any Liens, other than Permitted Liens. The Company Intellectual Property collectively constitutes all of the Intellectual Property necessary for the Acquired Companies’ conduct of, or that are used in or held for use for, the Business without: (i) the need for the Acquired Companies to acquire or license any other intangible asset, intangible property or Intellectual Property Right or (ii) the breach or violation of any Contract. The Acquired Companies have not transferred ownership of, or granted any exclusive rights in, any material Company Intellectual Property to any third party. No third party has any ownership right, title, interest, claim in or Lien on any of the Company-Owned Intellectual Property or Company-Owned Data.

(c) Company Registered Intellectual Property. Schedule 3.11(c) of the Disclosure Schedule lists all Company Registered Intellectual Property, the owner, and the status of such registration or application the jurisdictions in which it has been issued or registered or in which any application for such issuance and registration has been filed or the jurisdictions in which any other filing or recordation has been made, and all actions that are required to be taken by any Acquired Company within 90 days following the Agreement Date in order to avoid prejudice to, impairment or abandonment of such Intellectual Property Rights (including all office actions, provisional conversions, annuity or maintenance fees or re-issuances). Each item of Company Registered Intellectual Property is valid (or in the case of applications, applied for) subsisting and enforceable, all registration, maintenance and renewal fees currently due in connection with such Company Registered Intellectual Property have been paid and all documents, recordations and certificates in connection with such Company Registered Intellectual Property currently required to be filed have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of prosecuting, maintaining and perfecting such Company Registered Intellectual Property and recording the Company’s ownership interests therein. The Company has Made Available to Parent tangible copies of all of the Acquired Companies’ pending patent applications.

(d) Company Products. Schedule 3.11(d) of the Disclosure Schedule lists all material Company Products that are made available for use or purchase by the Acquired Companies and for each such Company Product identifying its release date.

(e) No Assistance. At no time during the conception of or reduction to practice of any of the Company-Owned Intellectual Property was any Acquired Company or any developer, inventor or other contributor to such Company-Owned Intellectual Property (i) operating under any grants from any R&D Sponsor or (ii) performing (directly or indirectly) research sponsored by any R&D Sponsor. Without limiting the foregoing, to the knowledge of the Company, no developer, inventor or other contributor was employed by or has performed services for any R&D Sponsor during the period of time during which such developer, inventor or other contributor was also performing services for any Acquired Company or during the twelve-month period immediately prior to his or her employment or engagement with any Acquired Company. No R&D Sponsor has any right or license to, ownership of or other Lien on any Company-Owned Intellectual Property.

(f) Invention Assignment and Confidentiality Agreement. The Acquired Companies have secured from all (i) current and former consultants, advisors, employees, founders, independent contractors and any other Person who independently or jointly contributed to or participated in the conception, reduction to practice, creation or development of any Intellectual Property for any Acquired Company and (ii) named inventors of patents and patent applications owned or purported to be owned by any Acquired Company (any Person described in clause (i) or (ii), an “Author”), unencumbered and unrestricted exclusive ownership of, all of the Authors’ right, title and interest in and to such Intellectual Property, and the Acquired Companies have obtained the waiver of all non-assignable rights. All authors who are employees of the Company have entered into proprietary information and inventions agreements with the Company on the forms Made Available to Parent. No Author has retained any rights, licenses, claims or interest whatsoever with respect to any Intellectual Property developed by the Author for any Acquired Company, except to the extent required by Applicable Law. Without limiting the foregoing, the Acquired Companies have obtained written and enforceable proprietary information and invention disclosure and Intellectual Property assignments from all current and former Authors assigning all of each Author’s right and title to any Intellectual Property developed in the course of such Author’s employment or engagement with the Company to the Company and, in the case of patents and patent applications, such assignments have been recorded with the relevant authorities in the applicable jurisdiction or jurisdictions. The Company has Made Available to Parent copies of all forms of such disclosure and assignment documents currently and historically used by each Acquired Company and, in the case of patents and patent applications, the Company has Made Available to Parent copies of all assignments therefor. To the knowledge of the Company, no Author is subject to any employment agreement or invention assignment or nondisclosure agreement or other obligation with any third party that could adversely affect any Acquired Company’s rights in Company-Owned Intellectual Property.

(g) No Violation. To the knowledge of the Company, no current or former employee, consultant, advisor or independent contractor of any Acquired Company: (i) is in violation of any term or covenant of any Contract relating to employment, invention disclosure, invention assignment, non-disclosure or non-competition or any other Contract with any other party by virtue of such employee’s, consultant’s, advisor’s or independent contractor’s being employed by, or performing services for, such Acquired Company or using trade secrets or proprietary information of others without permission or (ii) has developed any technology, software or other copyrightable, patentable or otherwise proprietary work for such Acquired Company that is subject to any agreement under which such employee, consultant, advisor or independent contractor has assigned or otherwise granted to any third party any rights (including Intellectual Property Rights) in or to such technology, software or other copyrightable, patentable or otherwise proprietary work. To the knowledge of the Company, neither the execution nor delivery of this Agreement will conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under, any Contract of the type described in clause (i).

(h) Confidential Information. The Acquired Companies have taken commercially reasonable steps to protect and preserve the confidentiality of all confidential or non-public information of the Acquired Companies (including trade secrets) or provided by any third party to any Acquired Company under an obligation of confidentiality (“Confidential Information”), except for such Confidential Information of the Acquired Companies that the Acquired Company determined that it no longer wanted to maintain as confidential. All current and former employees and contractors of each Acquired Company and any third party having access to Confidential Information have executed and delivered to such Acquired Company a written legally binding agreement regarding the protection of such Confidential Information. There has been no breach of confidentiality obligations on the part of the Acquired Companies or, to the knowledge of the Company, by any third party with respect to Confidential Information.

(i) Non-Infringement. To the knowledge of the Company, there is no unauthorized use, unauthorized disclosure, infringement, misappropriation or other violation of any Company-Owned Intellectual Property by any third party. No Acquired Company has sent a notice to or brought any Action against any third party alleging infringement, misappropriation or other violation of any material Company-

Owned Intellectual Property. No Acquired Company has any Liability for infringement, misappropriation or other violations of any Third-Party Intellectual Property. The operation of the Business, including (i) the design, development, manufacturing, reproduction, marketing, licensing, sale, offer for sale, importation, distribution, provision and/or use of any Company Product and/or Company-Owned Intellectual Property and (ii) each Acquired Company’s use of any product, device, process or service used in the Business, as previously conducted and as currently conducted by the Acquired Companies, has not, does not and, following the Closing Date when operated in the same manner, in material respects, as currently operated, will not infringe (directly or indirectly, including via contribution or inducement), misappropriate or violate any Third-Party Intellectual Property, and does not constitute unfair competition or unfair trade practices under the Applicable Law of any jurisdiction in which any Acquired Company conducts the Business or in which Company Products are manufactured, marketed, distributed, licensed or sold and, to the knowledge of the Company, there is no basis for any such claims; (iii) no Acquired Company has been sued in any Action or received any written communications (including any third-party reports by users) alleging that any Acquired Company has infringed, misappropriated, or violated or, by conducting the Business, would infringe, misappropriate, or violate any Intellectual Property of any other Person or entity; (iv) no Company-Owned Intellectual Property or Company Product, or to the knowledge of the Company, Third-Party Intellectual Property that is licensed to the Company, is subject to any Action, Order, settlement agreement or right that restricts in any manner the use, transfer or licensing thereof by any Acquired Company, or that may affect the validity, use or enforceability of any Company-Owned Intellectual Property; and (v) no Acquired Company has received any opinion of counsel that any Company Product or Company-Owned Intellectual Property or the operation of the Business, as previously or currently conducted, or as currently proposed to be conducted, infringes, misappropriates or otherwise violates any Third-Party Intellectual Property.

(j) Licenses; Agreements.

(i) No Acquired Company has granted any options, or licenses or has entered into agreements of any kind relating to any Company-Owned Intellectual Property, and no Acquired Company is bound by or a party to any option, license or agreement of any kind with respect to any Company-Owned Intellectual Property, in each case outside of Excluded Agreements.

(ii) No Acquired Company is obligated to pay any royalties or other payments to third parties with respect to the marketing, sale, distribution, manufacture, license or use of any Company Products or Company-Owned Intellectual Property or any other property or rights material to the conduct of the Business outside of any Contracts that substantially follow a Standard Form IP Contract.

(iii) None of the Company Intellectual Property Agreements transfers ownership of, or grants any third party exclusive rights to or under any Company-Owned Intellectual Property.

(k) Other Intellectual Property Agreements. With respect to the Company Intellectual Property Agreements:

(i) to the knowledge of the Company, no counterparty to any Company Intellectual Property Agreement is in breach thereof;

(ii) at and after the Closing, each Acquired Companies (as wholly owned subsidiaries of Parent) will be permitted to exercise all of the Acquired Company’s rights under the Company Intellectual Property Agreements to the same extent the Acquired Company would have been able to had the Transactions not occurred and without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments that the Acquired Company would otherwise be required to pay; or

(iii) there are no disputes or Actions (pending or threatened) regarding the scope of any Company Intellectual Property Agreements, or performance under any such Company Intellectual Property Agreements including with respect to any payments to be made or received by any Acquired Company thereunder.

(l) Non-Contravention. Neither the execution and performance of this Agreement nor the consummation of the Transactions and the assignment to Parent and/or the Surviving Company by operation of law or otherwise of any Contracts to which any Acquired Company is a party, will result in: (i) Parent or any of its Affiliates granting to any third party any right to or with respect to any Intellectual Property Rights owned by, or licensed to, Parent or any of its Affiliates, (ii) Parent or any of its Affiliates, being bound by or subject to, any exclusivity obligations, non-compete or other restriction on the operation or scope of their respective businesses, (iii) Parent or the Surviving Company being obligated to pay any royalties or other material amounts for Intellectual Property to any third party in excess of those payable by any of them, respectively, in the absence of this Agreement or the Transactions or (iv) any termination of, or other impact to, any Company Intellectual Property. After the Closing, all Company-Owned Intellectual Property that is needed to conduct the Business as currently conducted or currently proposed to be conducted will be fully transferable, alienable or licensable by Parent without restriction and without payment of any kind to any third party.

(m) Company Source Code. No Acquired Company has disclosed, delivered or licensed to any Person or agreed or obligated itself to disclose, deliver or license to any Person, or permitted the disclosure or delivery to any escrow agent or other Person of, nor has there been any unauthorized or inadvertent disclosure of, any Company Source Code, other than disclosures to employees, contractors and consultants (i) involved in the development of Company Products and (ii) subject to a written confidentiality agreement. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time, or both) will, or would reasonably be expected to, result in the disclosure, delivery or license by any Acquired Company of any Company Source Code, other than disclosures to employees, contractors and consultants involved in the development of Company Products. Without limiting the foregoing, neither the execution nor performance of this Agreement nor the consummation of any of the Transactions will result in a release from escrow or other delivery to a third party of any Company Source Code.

(n) Open Source Software. Schedule 3.11(n)(i) of the Disclosure Schedule identifies all Open Source Materials used in any Company Products or Company-Owned Intellectual Property, describes the manner in which such Open Source Materials were used (such description will include whether the Open Source Materials were modified and/or distributed by any Acquired Company) and identifies the licenses under which such Open Source Materials were used. The Acquired Companies are in compliance in all respects with the terms and conditions of all licenses for the Open Source Materials. Except as set forth on Schedule 3.11(n)(ii) of the Disclosure Schedule, no Acquired Company has (A) incorporated Open Source Materials into, or combined Open Source Materials with, the Company-Owned Intellectual Property or Company Products, (B) distributed Open Source Materials in conjunction with any Company-Owned Intellectual Property or Company Products or (C) used Open Source Materials, in such a way that, with respect to clauses (A)-(C), creates obligations for any Acquired Company with respect to any Company-Owned Intellectual Property or grants to any third party any rights or immunities under any Company-Owned Intellectual Property in connection with the Acquired Company’s usage of Open Source Materials that require, as a condition of use, modification and/or distribution of such Open Source Materials that other software incorporated into, derived from or distributed with such Open Source Materials be (X) disclosed or distributed in source code form, (Y) be licensed for the purpose of making derivative works or (Z) be redistributable at no charge. Schedule 3.11(n)(iii) lists any contributions made by any Acquired Company or, to the knowledge of the Company, by its employees not acting on behalf of an Acquired

Company, to third-party open source projects (the “Open Source Contributions”). The Acquired Company’s participation or, to the knowledge of the Company, participation by its employees not acting on behalf of an Acquired Company, in any open source projects or the making of the Open Source Contributions has not resulted in the assignment or exclusive license of any Company-Owned Intellectual Property, the license of any Company Products, the license of or agreement to refrain from asserting or enforcing any of the Company’s patents, or an obligation to do any of the foregoing.

(o) Information Technology.

(i) Status. The ICT Infrastructure that is currently used in the Business: (A) constitutes all the information and communications technology and other systems infrastructure reasonably necessary to carry on the Business, including having sufficient capacity and maintenance and support requirements to satisfy the requirements of the Business as currently conducted and for the 180 days following the Agreement Date with regard to information and communications technology, data processing and communications and (B) operates in good working order and functions in accordance with all applicable documentation and specifications without any substandard performance or defect in any part of the ICT Infrastructure.

(ii) Plans; Content Security. The Acquired Companies have implemented and maintain (A) reasonable security, disaster recovery and business continuity plans consistent with industry practices of companies offering similar services, and (B) reasonable content security and protection measures consistent with industry practices of companies offering similar services, and act in compliance therewith and have tested such plans on a regular basis, and such plans have proven effective upon testing.

(iii) Company Databases. The Company has Made Available documentation that identifies and describes each Company Database and the types of Company Data in each such database (including by Company-Licensed Data and Company-Owned Data, the means by which the Company Data was collected or received and the security policies that have been adopted and maintained with respect to each Company Database).

(iv) Processing. The Acquired Companies have valid and subsisting contractual rights, permissions, licenses or authorizations to Process or to have Processed all Company-Licensed Data howsoever obtained or collected by or for the Company in the manner that it is Processed by or for the Company. The Acquired Companies have all rights, and all permissions, licenses or authorizations required under Applicable Laws (including Privacy Laws) and relevant Contracts (including Company Data Agreements), to retain, produce copies, prepare derivative works, disclose, combine with other data, and grant third parties rights, as applicable, to each of the Company-Licensed Data as necessary for the operation of the Business as presently conducted. The Acquired Companies have been and are in compliance with all Contracts pursuant to which the Company Processes Company-Licensed Data. Schedule 3.11(o)(iv) of the Disclosure Schedule identifies each Contract governing any Company-Licensed Data to which any Acquired Company is a party or is bound by, except for the standard terms of use entered into by users of the Company Products (copies of which have been Made Available to Parent). To the knowledge of the Company, any third party who has provided Personal Data to any Acquired Company during the past five years has done so in compliance with applicable Privacy Laws, including providing any notice and obtaining any consent required under such applicable Privacy Laws.

(v) Company Data. The Acquired Companies are the owners of all right, title and interest in and to each element of Company-Owned Data. The Acquired Companies have the right to Process all Company-Owned Data without obtaining any permission or authorization of any Person. Other than as set forth on Schedule 3.11(o)(v) of the Disclosure Schedule, no Acquired Company has entered into any Contract governing any Company-Owned Data or to which any Acquired Company is a party or bound by, except for the standard terms of use entered into by users of the Company Products (copies of which have been Made Available to Parent).

(p) No Defects. The Company Products and the Acquired Companies’ Proprietary Information and Technology are free from material defects and bugs, and substantially conforms to the applicable specifications, documentation, and samples therefor. The software included in the Company Products and the Acquired Companies’ Proprietary Information and Technology do not and will not contain (a) any clock, timer, counter, or other limiting or disabling code, design, routine, or any viruses, Trojan horses, or other disabling or disruptive codes or commands that would cause such software to be erased, made inoperable, or otherwise rendered incapable of performing in accordance with its performance specifications and descriptions or otherwise limit or restrict any Acquired Company’s or any Person’s ability to use such software or the Company Product or (b) any back doors or other undocumented access mechanism allowing unauthorized access to, and viewing, manipulation, modification, or other changes to, such software or Company Product.

(q) Standards Bodies. (i) The Acquired Companies have not and have never been a member of, a contributor to, or affiliated with, any industry standards organization, body, working group, or similar organization and (ii) none of the Acquired Companies or any Company-Owned Intellectual Property is subject to any licensing, assignment, contribution, disclosure or other requirement or restriction of any industry standards organization, body, working group, or similar organization. The Company has Made Available to Parent accurate and complete copies of all governing documents and other Contracts (including charter, bylaws, and participation guidelines) relating to any Acquired Company’s membership in, contribution to, or affiliation with any industry standards organization, body, working group, or similar organization.

(r) Warranties; Company Products. No Company Product or service related thereto is subject to any express guaranty, warranty, right of return, right of credit, or other indemnity other than the applicable standard terms and conditions of sale, license, or lease of the Acquired Companies. There have been no product liability Claims relating to any Acquired Company, any Company Products or any services related thereto.

(s) Data Privacy and Security.

(i) Each Acquired Company’s data, privacy and security practices conform, and at all times have conformed, to all of the Company Privacy Commitments, Privacy Laws and Company Data Agreements. Each Acquired Company has at all times (A) had the legal basis (including providing adequate notice and obtaining any necessary consents from individuals) required for the Processing of Personal Data as conducted by or for the Acquired Companies, (B) refrained from selling or sharing Personal Data with third parties for the third party’s benefit except as allowed under Applicable Law and (C) abided by any privacy choices (including opt-in and opt-out preferences, as required) of individuals relating to Personal Data (such obligations along with those contained in Company Privacy Policies, collectively, “Company Privacy Commitments”). Copies of all current and prior Company Privacy Policies have been Made Available to Parent and such copies are true, correct and complete.

(ii) The Acquired Companies have established and maintained adequate technical, physical and organizational measures and security systems and technologies in compliance with data security requirements under Privacy Laws, Company Data Agreement and Company Privacy Commitments that are designed to protect Company Data against accidental or unlawful Processing, in a manner appropriate to the risks represented by the Processing of such data by each Acquired Company and its Data Processors. The Acquired Companies and their Data Processors have taken commercially reasonable steps to train vendors, employees and contractors who Process Company Data on applicable material aspects of Privacy Law and Company Privacy Commitments and to ensure that all such vendors, employees and contractors with the authority and/or ability to Process Company Data are under written obligations of confidentiality with respect to Company Data.

(iii) No Acquired Company has received or experienced and there is no circumstance (including any circumstance arising as a result of an audit or inspection carried out by any Governmental Body) that would give rise to any Action, Order, notice, communication, warrant, regulatory opinion, audit result or allegation from a Governmental Body or any other Person (including an end user): (A) alleging or confirming non-compliance with a relevant requirement of Privacy Laws or Company Privacy Commitments, (B) requiring or requesting any Acquired Company to amend, rectify, cease Processing, de-combine, permanently anonymize, block or delete any Company Data; (C) permitting or mandating relevant Governmental Bodies to investigate, requisition information from, or enter the premises or any Acquired Company; or (D) claiming compensation from any Acquired Company. Each Acquired Company has responded to, and continues to promptly respond to, requests from individuals or other third parties, and there are no unsatisfied requests from individuals or other third parties to the Acquired Companies seeking to exercise any data protection or privacy rights (such as rights to access, rectify, or delete Personal Data, to restrict or object to processing of Personal Data, or relating to data portability.) No Acquired Company has been involved in any Actions, involving non-compliance or alleged non-compliance with Privacy Laws or Company Privacy Commitments.

(iv) Schedule 3.11(s)(iv) of the Disclosure Schedule contains the complete list of notifications and registrations made by each Acquired Company under Privacy Laws with relevant Governmental Bodies in connection with the Acquired Companies’ Processing of Personal Data. All such notifications and registrations are valid, accurate, complete and fully paid-up and, to the knowledge of the Company, the consummation of the Transactions will not invalidate such notification or registration or require such notification to be amended. Other than the notifications and registrations set forth on Schedule 3.11(s)(iv) of the Disclosure Schedule, no other registrations or notifications are required in connection with the Processing of Personal Data by the Acquired Companies. The Acquired Companies do not Process the Personal Data of any natural Person considered a child or minor under Applicable Law. The Acquired Companies do not target advertisements to any natural person considered a child or minor under Applicable Law.

(v) Where any Acquired Company has used a Data Processor to Process Personal Data in the last three years, the processor has provided guarantees, warranties or covenants in relation to Processing of Personal Data, confidentiality, security measures and agreed to compliance with those obligations that are sufficient for such Acquired Company’s compliance with Privacy Laws and Company Privacy Commitments, and there is in existence a written Contract between such Acquired Company and each such Data Processor that complies with the requirements of all Privacy Laws and Company Privacy Commitments. The Company has Made Available to Parent true, correct and complete copies of all such Contracts. To the knowledge of the Company, such Data Processors have not breached any such Contracts pertaining to Personal Data Processed by such Persons on behalf of the Acquired Companies.

(vi) No Acquired Company has transferred or permitted the transfer of Personal Data originating in the EEA outside the EEA, except where such transfers have complied with the requirements of Privacy Laws and Company Privacy Commitments.

(vii) No Breach. No security incident, violation of any data security policy, breach, or unauthorized access in relation to Company Data, Company Databases, or Confidential Information (including Personal Data in any Acquired Company’s possession, custody or control) has occurred or is threatened, and there has been no unauthorized or illegal Processing of any of the foregoing.

Neither the Acquired Companies not any Person acting on any Acquired Company’s behalf or direction has: (A) paid any perpetrator of any data breach incident or cyber attacker; or (B) paid any third party with actual or alleged information about a data breach incident or cyber attack, pursuant to a request for payment from or on behalf of such perpetrator or other third Person. No data or security incident, including but not limited to malware, ransomware, virus, comprise of credentials, denial of service attack, or unauthorized intrusion of any kind has occurred or is threatened. No circumstance has arisen in which: (x) Applicable Laws (including Privacy Laws) would require any Acquired Company to notify a Governmental Body or an individual of a data breach or security incident or (y) applicable guidance or codes or practice promulgated under Applicable Laws (including Privacy Laws) would recommend any Acquired Company to notify a Governmental Body or an individual of a data breach or security incident.

(viii) No Acquired Company has directly stated or indirectly implied that the Company Products enhance the security of data (including Personal Data) accessed, provided or sent by end users.

3.12 Taxes.

(a) Each of the Acquired Companies has properly completed and timely filed all material Tax Returns required to be filed by it and has timely paid all material Taxes whether or not shown on any Tax Return and has no material Liability for Taxes in excess of the amounts so paid. All Tax Returns were true, correct and complete in all material respects and have been prepared in compliance with all Applicable Law. The Company has delivered to Parent true, correct and complete copies of all material Tax Returns, examination reports and statements of deficiencies, adjustments or proposed deficiencies and adjustments in respect of each of the Acquired Companies.

(b) The Balance Sheet reflects all Liabilities for unpaid Taxes of each of the Acquired Companies for periods (or portions of periods) through the Balance Sheet Date. The Acquired Companies have no Liability for unpaid Taxes accruing after the Balance Sheet Date except for Taxes arising in the ordinary course of business consistent with past practice subsequent to the Balance Sheet Date. The Acquired Companies have no Liability for Pre-Closing Taxes that is not included in the calculation of Debt.

(c) There is (i) no Claim for Taxes being asserted against any of the Acquired Companies that has resulted in a Lien against the property of any of the Acquired Companies other than Liens for Taxes not yet due and payable, (ii) no past, current or pending audit of, or Tax controversy associated with, any Tax Return of any of the Acquired Companies being conducted by a Tax Authority, (iii) no other procedure, proceeding or contest of any refund or deficiency in respect of material Taxes related to any of the Acquired Companies pending or on appeal with any Governmental Body, (iv) no extension of any statute of limitations on the assessment of any Taxes granted by any of the Acquired Companies currently in effect and (v) no extension of time for filing any Tax Return of any of the Acquired Companies that has not been filed (other than automatic extensions of time in which to file). No Claim has ever been made by any Governmental Body in a jurisdiction where the Acquired Companies do not file Tax Returns that any of the Acquired Companies are or may be subject to taxation by that jurisdiction.

(d) No Acquired Company is subject to Tax in any jurisdiction other than its country of incorporation, organization or formation by virtue of having employees, agents, a permanent establishment or any other fixed place of business in such jurisdiction.

(e) Each of the Acquired Companies has collected and remitted all material sales, use, value added, ad valorem, personal property and similar Taxes (“Sales Taxes”) with respect to sales made or services provided and, for all sales or provision of services that are exempt from Sales Taxes and that were made without charging or remitting Sales Taxes, each of the Acquired Companies has received and retained any required Tax exemption certificates or other documentation qualifying such sale or provision of services as exempt.

(f) The Acquired Companies have not been and will not be required to include any material adjustment in Taxable income for any Tax period (or portion thereof) pursuant to Section 481 or 263A of the Code or any comparable provision under state, local or foreign Tax laws as a result of transactions, events or accounting methods employed prior to the Merger.

(g) No Acquired Company is a party to or bound by any Tax sharing, Tax indemnity or Tax allocation agreement, other than (i) any such agreement solely among the Acquired Companies and (ii) commercial agreements entered into in the ordinary course of business the principal subject of which is not the sharing, indemnification or allocation of Taxes, nor does any Acquired Company have any Liability or potential Liability to another party under any such agreement.

(h) Each of the Acquired Companies has disclosed on its Tax Returns any Tax reporting position taken in any Tax Return that could result in the imposition of penalties under Section 6662 of the Code or any comparable provisions of state, local or foreign law.

(i) No Acquired Company has consummated or participated in and none are currently participating in any transaction that was or is a “Tax shelter” transaction as defined in Sections 6662 or 6111 of the Code or the Treasury Regulations promulgated thereunder. No Acquired Company has participated in, nor is any currently participating in, a “Listed Transaction” or a material “Reportable Transaction” within the meaning of Section 6707A(c) of the Code or Treasury Regulation Section 1.6011-4(b) or any transaction requiring disclosure under a corresponding or similar provision of state, local or foreign law.

(j) No Acquired Company nor any predecessor of such Acquired Company has ever been a member of a consolidated, combined, unitary or aggregate group of which the Company (including any predecessor of the Company) was not the ultimate parent corporation.

(k) No Acquired Company has any Liability for the Taxes of any other Person under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or foreign law) as a transferee or successor, by operation of Applicable Law, by Contract or otherwise.

(l) Other than the subsidiaries listed on Schedule 3.12(l) to the Disclosure Schedule (including any predecessor of a subsidiary), the Company does not own directly or indirectly an interest in a corporation, association, joint venture, partnership, limited liability company or other “business entity” within the meaning of Treasury Regulation Section 301.7701-2(a).

(m) No Acquired Company owns any interest in any controlled foreign corporation (as defined in Section 957 of the Code) or passive foreign investment company (as defined in Section 1297 of the Code).

(n) No Acquired Company will be required to include any item of income in, or exclude any item of deduction from, Taxable income for any Taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a Taxable period ending on or prior to the Closing Date, (ii) “closing agreement” described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Tax law) executed on or prior to the Closing Date, (iii) installment sale or open transaction disposition made on or prior to the Closing Date, (iv) prepaid amount received on or prior to the Closing Date in an amount greater than the aggregate net operating losses as of the Closing Date that are available to offset such Acquired Company’s Taxable income in such

Taxable period (or portion thereof), or (v) election under Section 108(i) of the Code made on or prior to the Closing Date. No Acquired Company will have any unpaid tax liability as a result of Section 965 of the Code, including by reason of an election pursuant to Section 965(h) of the Code, in any Taxable period (or portion thereof) after the Closing Date.

(o) Each of the Acquired Companies is in material compliance with the requirements for any applicable Tax holidays or incentives and none of the Tax holidays or incentives will be jeopardized by the Transactions.

(p) No Acquired Company has received any private letter ruling from the IRS (or any comparable Tax ruling from any other Governmental Body).

(q) No Acquired Company has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for Tax-free treatment under Section 355 of the Code in the two years prior to the Agreement Date or in a distribution that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the Merger.

(r) Each of the Acquired Companies has complied in all material respects (and until the Closing will comply in all material respects) with all Applicable Law relating to the payment, reporting and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 1445, 1446, 1471 and 1472 of the Code or similar provisions under any state, local or foreign law), has, within the time and in the manner prescribed by law, withheld from employee wages or consulting compensation and paid over to the proper governmental authorities (or is properly holding for such timely payment) all amounts required to be so withheld and paid over under all Applicable Law.

(s) No Acquired Company has deferred any Taxes pursuant to the CARES Act or any other corresponding or similar provision of other Applicable Law with respect to Taxes.

(t) There is no agreement, plan, arrangement or other Contract covering any current or former employee or other service provider of any Acquired Company or ERISA Affiliate to which any Acquired Company is a party or by which any Acquired Company is bound that, considered individually or considered collectively with any other such agreements, plans, arrangements or other Contracts, will, or could reasonably be expected to, as a result of the Transactions and other agreements contemplated by this Agreement (whether alone or upon the occurrence of any additional or subsequent events), give rise directly or indirectly to the payment of any amount that could reasonably be expected to be characterized as a “parachute payment” within the meaning of Section 280G of the Code or Section 4999 of the Code (or any corresponding or similar provision of state, local or foreign Tax law) and no amount paid or payable by the Company in connection with the Transactions, whether alone or in combination with another event, will not be deductible by the Company by reason of Section 280G of the Code. No stock of any Acquired Company or any Equityholder is readily tradeable on an established securities market or otherwise (within the meaning of Section 280G and the regulations promulgated thereunder), such that the Company is ineligible to seek stockholder approval in a manner that complies with Section 280G(b)(5) of the Code.

(u) Schedule 3.12(u) of the Disclosure Schedule lists all “nonqualified deferred compensation plans” (within the meaning of Section 409A of the Code) to which any Acquired Company is a party. Each such “nonqualified deferred compensation plan” to which the Company is a party is in documentary and operational compliance with Section 409A and has been documented and operated in accordance with such requirements. The Company is under no obligation to gross up any Taxes under Section 409A of the Code.

(v) The exercise price of all Options is at least equal to the fair market value of the Company Common Stock on the date such Options were granted or repriced, and the Company has not incurred nor will incur any Liability to report or withhold Taxes under Section 409A of the Code upon the vesting of any Options. All Options are with respect to “service recipient stock” (as defined under Treasury Regulation 1.409A-1(b)(5)(iii)) of the grantor thereof.

(w) All Company Employee Plans and other arrangements of any Acquired Company or ERISA Affiliate are in compliance with Section 457A of the Code and no payments thereunder are subject to the penalties of Section 457A of the Code.

(x) The Company has Made Available to Parent true, correct and complete copies of all election statements under Section 83(b) of the Code with respect to any Company Common Stock that was initially subject to a vesting arrangement or to other property issued by the Company to any of its employees, non-employee directors, consultants or other service providers. No payment to any Stockholder of any portion of the Per Share Consideration will result in compensation or other income to any Stockholder with respect to which Parent or the Company would be required to deduct or withhold any Taxes.

(y) No independent contractor who performed or is performing services for any Acquired Company was or will be considered as an employee of any Acquired Company by an applicable Tax Authority.

(z) As of the date of this Agreement, no Acquired Company has taken, intends to take, or has agreed to take any action, not contemplated by this Agreement or the Ancillary Agreements that would reasonably be expected to prevent or impede the First Merger and the Second Merger, taken together, from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code. To the knowledge of the Company, as of the date hereof, no facts or circumstances exist that could reasonably be expected to prevent the First Merger and the Second Merger, taken together, from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

3.13 Employee Benefit Plans and Employee Matters.

(a) Schedule 3.13(a) of the Disclosure Schedule lists, with respect to each Acquired Company and each ERISA Affiliate, all Company Employee Plans.

(b) The Company has Made Available to Parent (i) a true, correct and complete copy of each of the Company Employee Plans and related plan documents (including trust documents, insurance policies or Contracts, employee booklets, summary plan descriptions and other authorizing documents, actuarial reports and financial statements) and (ii) the Form 5500 reports filed for the last three plan years with respect to each Company Employee Plan that is subject to ERISA reporting requirements. All individuals who, pursuant to the terms of any Company Employee Plan, are entitled to participate in any Company Employee Plan, are currently participating in such Company Employee Plan or have been offered an opportunity to do so.

(c) Any Company Employee Plan intended to be qualified under Section 401(a) of the Code and each trust established in connection with any Company Employee Plan that is intended to be exempt from federal income taxation under Section 501(a) of the Code (i) has either obtained from the IRS a favorable determination or opinion letter as to its qualified status under the Code, including all amendments to the Code effected by the Tax Reform Act of 1986 and subsequent legislation, and Made Available to Parent a true, correct and complete copy of the most recent favorable IRS determination or opinion letter, (ii) has applied (or has time remaining in which to apply) to the IRS for such a determination letter prior to the expiration of the requisite period under applicable Treasury Regulations or IRS pronouncements in which to apply for such determination letter and to make any amendments necessary to obtain a favorable determination or (iii) has been established under a standardized prototype plan for which an IRS opinion letter has been obtained by the plan sponsor and is valid as to the adopting employer. Nothing has occurred that would reasonably be expected to cause the loss of the Tax-qualified status of any Company Employee Plan subject to Section 401(a) of the Code. In addition, with respect to each Company Employee Plan intended to include a Code Section 401(k) arrangement, each Acquired Company and each ERISA Affiliate has at all times made timely deposits of employee salary reduction contributions and participant loan repayments, as determined pursuant to regulations issued by the United States Department of Labor.

(d) Each Company Employee Plan has been maintained and administered in accordance with its terms and in material compliance with the requirements prescribed by any and all statutes, rules and regulations (including ERISA and the Code), and each Acquired Company and each ERISA Affiliate has performed all material obligations required to be performed by it under, is not in default under or in violation of, and, to the knowledge of the Company, there is no default or violation by any other party to, any of the Company Employee Plans. There has been no “prohibited transaction” (within the meaning of Section 406 of ERISA and Section 4975 of the Code and not exempt under Section 408 of ERISA and regulatory guidance thereunder) with respect to any Company Employee Plan. None of Acquired Companies or any ERISA Affiliate is subject to any Liability or penalty under Sections 4976 through 4980 of the Code or Title I of ERISA with respect to any Company Employee Plans. All contributions required to be made by any Acquired Company or any ERISA Affiliate to any Company Employee Plan have been made on or before their due dates and a reasonable amount has been accrued for contributions to each Company Employee Plan for the current plan years (and no further contributions will be due or will have accrued thereunder as of the Closing Date, other than contributions accrued in the ordinary course of business and consistent with past practice after the Balance Sheet Date as a result of the operations of the Acquired Companies after the Balance Sheet Date). Each Company Employee Plan can be amended, terminated, or otherwise discontinued after the Effective Time in accordance with its terms, without Liability to Parent (other than ordinary and reasonable administrative expenses typically incurred in a termination event). No suit, administrative proceeding, Action, litigation, or Claim has been brought, or to the knowledge of the Company, is threatened, against or with respect to any such Company Employee Plan, including any audit or inquiry by the IRS or United States Department of Labor. With respect to each Company Employee Plan, (i) no breaches of fiduciary duty or other failures to act or comply in connection with the administration or investment of the assets of such Company Employee Plan have occurred, (ii) no Lien has been imposed under the Code, ERISA or any other Applicable Law and (iii) no Acquired Company has made any filing in respect of such Company Employee Plan under the Employee Plans Compliance Resolution System, the Department of Labor Delinquent Filer Program or any other voluntary correction program.

(e) There has been no amendment to, written interpretation or announcement (whether or not written) by any Acquired Company or any ERISA Affiliate relating to, or change in participation or coverage under, any Company Employee Plan that would materially increase the expense of maintaining such Company Employee Plan above the level of expense incurred with respect to such Company Employee Plan for the most recent full fiscal year included in the Financial Statements.

(f) No Company Employee Plan is covered by, and none of the Acquired Companies or any current or former ERISA Affiliate currently maintains, sponsors, participates in, contributes to or expects to incur any Liability, or has ever maintained, established, sponsored, participated in, contributed to, or incurred any Liability under any pension plan (within the meaning of Section 3(2) of ERISA) that is subject to Part 3 of Subtitle B of Title 1 of ERISA, Title IV of ERISA or Section 412 of the Code. None of the Acquired Companies or any ERISA Affiliate is a party to, or has made any contribution to or otherwise incurred any obligation under, or has any Liability (actual or contingent) with respect to, any “multiemployer plan” as such term is defined in Section 3(37) of ERISA, any “multiple employer welfare arrangement” as such term is defined in Section 3(40) of ERISA or any “multiple employer plan” as such term is defined in Section 413(c) of the Code. No Company Employee Plan is maintained through a human resources and benefits outsourcing entity or professional employer organization. The Acquired Companies do not sponsor or maintain any self-funded employee benefit plan, including any plan to which a stop-loss policy applies.

(g) No Company Employee Plan is sponsored, maintained, or contributed to under the law or applicable custom or rule of any jurisdiction outside of the United States.

(h) Each Acquired Company is and has been in compliance with all Applicable Law respecting employment, discrimination in employment, harassment and retaliation in employment, terms and conditions of employment employee benefits, worker classification (including the proper classification of workers as independent contractors and consultants and the proper classification of employees as exempt or non-exempt), wages, hours and occupational safety and health and employment practices, including the Immigration Reform and Control Act and, with respect to each Company Employee Plan, (i) the applicable health care continuation and notice provisions of COBRA and the regulations (including proposed regulations) thereunder, (ii) the applicable requirements of the Family Medical and Leave Act of 1993 and the regulations (including proposed regulations) thereunder, (iii) the applicable requirements of the Health Insurance Portability and Accountability Act of 1996 and the regulations (including proposed regulations) thereunder, (iv) the applicable requirements of the Americans with Disabilities Act of 1990, as amended and the regulations (including proposed regulations) thereunder, (v) the Age Discrimination in Employment Act of 1967, as amended, (vi) the applicable requirements of the Women’s Health and Cancer Rights Act of 1998 and the regulations (including proposed regulations) thereunder and (vii) the Patient Protection and Affordable Care Act of 2010. None of the Company Employee Plans promises or provides retiree medical or other retiree welfare benefits to any person other than as required under COBRA or similar state law and the Company has complied with the requirements of COBRA. No Acquired Company is liable for any material arrears of wages, compensation, Taxes, penalties, or other sums for failure to comply with any of the foregoing. Each Acquired Company has paid in full to all current and former employees, independent contractors and consultants all wages, salaries, commissions, bonuses, benefits and other compensation due to or on behalf of such employees, independent contractors and consultants. No Acquired Company is liable for any payment to any trust or other fund or to any Governmental Body, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the normal course of business and consistently with past practice). There are no pending Claims against any Acquired Company under any workers compensation plan or policy or for long term disability. Except as set forth on Schedule 3.13(h) of the Disclosure Schedule, the Acquired Companies do not have any obligations under COBRA with respect to any former employees or qualifying beneficiaries thereunder, except for obligations that are not material in amount. Except as set forth on Schedule 3.13(h) of the Disclosure Schedule, there are no controversies pending or, to the knowledge of the Company, threatened, between any Acquired Company and any of its employees, which controversies have or would reasonably be expected to result in an Action before any Governmental Body.

(i) The Company has Made Available to Parent true, correct and complete copies of each of the following: (i) all forms of offer letters, (ii) all forms of employment, retention, change in control and severance agreements, (iii) all forms of services agreements and agreements with current and former consultants and/or advisory board members, (iv) all forms of confidentiality, non-competition or inventions agreements between current and former employees/consultants and any Acquired Company (and a true, correct and complete list of employees, consultants and/or others not subject thereto), (v) the most current management organization chart(s), (vi) all forms of bonus and/or commission plans and any form award agreement thereunder and (vii) any such document in clauses (i)-(vi) that deviate materially from the form document.

(j) No Acquired Company is nor at any time has been a party to or bound by any collective bargaining agreement, works council arrangement or other labor union Contract, no collective bargaining agreement is being negotiated by any Acquired Company and no Acquired Company has a duty to bargain with any labor organization. There is no pending demand for recognition or any other request or demand from a labor organization for representative status with respect to any Person employed by any Acquired Company. To the knowledge of the Company, there are no activities or proceedings of any labor union or to organize their respective employees. There is no labor dispute, strike or work stoppage against any Acquired Company pending or, to the knowledge of the Company, threatened that may interfere with the conduct of the Business. No Acquired Company or, to the knowledge of the Company, any of its Representatives has committed any unfair labor practice in connection with the conduct of the Business, and there is no charge or complaint against any Acquired Company by the National Labor Relations Board or any comparable Governmental Body pending or, to the knowledge of the Company, threatened.

(k) Schedule 3.13(k) of the Disclosure Schedule sets forth each non-competition agreement and non-solicitation agreement that binds any current or former employee or contractor of each Acquired Company (other than those agreements entered into with newly hired employees of such Acquired Company in the ordinary course of business and consistent with past practice). To the knowledge of the Company, no employee or independent contractor of any Acquired Company is in violation of any term of any employment agreement, non-competition agreement or any restrictive covenant to a former employer relating to the right of any such employee or independent contractor to be employed by or otherwise provide service to such Acquired Company because of the nature of the Business or to the use of trade secrets or proprietary information of others. No employee of any Acquired Company has given written notice to such Acquired Company and, to the knowledge of the Company, no employee of any Acquired Company intends to terminate his or her employment with such Acquired Company. The employment of each of the employees of the Acquired Companies is “at will” (except for non-United States employees of any Acquired Company located in a jurisdiction that does not recognize the “at will” employment concept) and the Acquired Companies have no obligation to provide any particular form or period of notice prior to terminating the employment of any of their respective employees. Except as set forth in Schedule 3.13(k) of the Disclosure Schedule, as of the Agreement Date, none of the Acquired Companies or, to the knowledge of the Company, any other Person has, (i) entered into any Contract that obligates Parent to make an offer of employment to any present or former employee or consultant of any Acquired Company and/or (ii) promised or otherwise provided any assurances (contingent or otherwise) to any present or former employee or consultant of any Acquired Company of any terms or conditions of employment with Parent following the Effective Time.

(l) Schedule 3.13(l)(i) of the Disclosure Schedule sets forth a true, correct and complete list of all employees of each of the Acquired Companies, showing each such individual’s (i) name and date of birth, (ii) employing entity; (iii) city and country of employment, (iv) hire date and service date, if different, (v) position, (vi) manager’s name, (vii) annual remuneration, status as exempt/non-exempt and bonuses material fringe benefits, (viii) employment status (i.e., exempt or non-exempt), (ix) vacation and sick leave entitlement and accrual, (x) leave status (including whether for pregnancy, disability, military service, or otherwise) and anticipated date of return to full-service, (xi) confirmation of eligibility to work in the applicable jurisdiction and citizenship/visa status, and (xii) any commitments made to any such employee with respect to changes to his or her employment or compensation or benefits for the current fiscal year and the most recently completed fiscal year. Schedule 3.13(l)(ii) of the Disclosure Schedule sets forth a true, correct and complete list of all of its consultants, advisory board members and independent contractors, showing each, such individual (i) the name and entity with which each Acquired Company has contracted for such services, (ii) compensation or rate of pay, (iii) initial date of engagement, (iv) principal place of service and (v) the notice or termination provisions applicable to the services provided by such individual.

(m) Except as set forth in Schedule 3.13(m) of the Disclosure Schedule, there are no performance improvements or disciplinary actions contemplated or pending against any of the Acquired Companies’ employees. Except as set forth in Schedule 3.13(m) of the Disclosure Schedule, no Claims or allegations have been made against any Acquired Company, or any director, employee, consultant or independent contractor thereof, for discrimination, sexual or other harassment, or retaliation nor are any such Claims threatened or pending nor is there any reasonable basis for such a claim.

(n) Each Acquired Company is and has been in compliance in all material respects with the WARN Act, or any similar state or local law. Except as set forth in Schedule 3.13(n) of the Disclosure Schedule, in the past two years, (i) no Acquired Company has effectuated a “plant closing” (as defined in the WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of its business, (ii) there has not occurred a “mass layoff” (as defined in the WARN Act) affecting any site of employment or facility of any Acquired Company and (iii) no Company has been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar state, local or foreign law or regulation. Except as set forth in Schedule 3.13(n) of the Disclosure Schedule, no Acquired Company has caused any of its employees to suffer an “employment loss” (as defined in the WARN Act) during the 90-day period immediately preceding the Agreement Date.

(o) Except as set forth in Schedule 3.13(o) of the Disclosure Schedule, none of the execution, delivery and performance of this Agreement, the consummation of the Transactions, any termination of employment or service and any other event in connection therewith or subsequent thereto will, individually or together or with the occurrence of some other event (whether contingent or otherwise), (i) result in any material payment or benefit (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due or payable, or required to be provided, to any current or former employee, director, independent contractor or consultant, (ii) increase the amount or value of any benefit or compensation otherwise payable or required to be provided to any current or former employee, director, independent contractor or consultant, (iii) result in the acceleration of the time of payment, vesting or funding of any such benefit or compensation, (iv) increase the amount of compensation due to any Person by any Acquired Company, (v) result in the forgiveness in whole or in part of any outstanding Loans made by the Company to any Person or (vi) limit any Acquired Company’s ability to terminate any Company Employee Plan.

3.14 Interested-Party Transactions. None of the officers and directors of the Acquired Companies and, to the knowledge of the Company, none of the other employees of the Acquired Companies or any Stockholders, and none of the immediate family members of any of the foregoing, (i) has any direct or indirect ownership, participation, royalty or other interest in, or is an officer, director, employee of or consultant or contractor for any firm, partnership, entity or corporation that competes with, or does business with, or has any contractual arrangement with, any Acquired Company (except with respect to any interest in less than 5% of the stock of any corporation whose stock is publicly traded), (ii) is a party to, or to the knowledge of the Company, otherwise directly or indirectly interested in, any Contract to which any Acquired Company is a party or by which any Acquired Company or any of its assets is bound, except for normal compensation for services as an officer, director or employee thereof or (iii) to the knowledge of the Company, has any interest in any property, real or personal, tangible or intangible (including any Intellectual Property) that is used in, or that relates to, the Business, except for the rights of Stockholders under Applicable Law.

3.15 Insurance. The Acquired Companies maintain the policies of insurance and bonds set forth in Schedule 3.15 of the Disclosure Schedule. Schedule 3.15 of the Disclosure Schedule sets forth the name of the insurer under each such policy and bond, the type of policy or bond, the coverage amounts and any applicable deductible as of the Agreement Date and all claims made under such policies and bonds since inception. The Company has Made Available true, correct and complete copies of all such policies or bonds. There is no claim pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such policies and bonds have been timely paid and the Acquired Companies are otherwise in compliance with the terms of such policies and bonds. All such policies and bonds remain in full force and effect, and, to the knowledge of the Company, there has been no threatened termination of, or material premium increase with respect to, any of such policies and bonds.

3.16 Books and Records. The Company has Made Available accurate and complete copies of the Charter and Bylaws. The Company’s books and records accurately reflect in all material respects all meetings of the Stockholders and the Board and all actions taken by written consent of the Stockholders and the Board, as applicable, since the inception of the Company through the Agreement Date. The minutes in the Company’s minute books accurately reflect in all material respects the events of and actions taken at the meetings to which they relate; and the Company’s stock ledger and stock transfer records accurately reflect all issuances, transfers, and cancellations of Company Shares.

3.17 Material Contracts.

(a) Schedules 3.17(a)(i) through (xix) of the Disclosure Schedule set forth a list of each of the following Contracts to which any Acquired Company is a party that are in effect on the Agreement Date (collectively, whether or not accurately listed in the Disclosure Schedule, the “Material Contracts”):

(i) any Contract with a (A) Significant Customer or (B) Significant Supplier;

(ii) any Contract providing for payments by or to an Acquired Company (or under which the any Acquired Company has made or received such payments) of more than an aggregate of $200,000 in a 12 month period or $500,000 over the life of the Contract;

(iii) any dealer, distributor, reseller, referral or similar agreement, or any Contract providing for the grant of rights to reproduce, license, distribute, resell, market, refer or sell the Company Products to any other Person or relating to the advertising or promotion of the Business, in each case, that is material to the conduct of the Business provided that for purposes of Schedule 3.16(a)(iii) of the Disclosure Schedule, the Acquired Companies shall not be required to disclose agreements or Contracts that substantially follow any applicable Standard Form IP Contract;

(iv) offer letters or Contracts with a service provider that materially differs from the forms Made Available;

(v) collective bargaining agreements or other Contracts with any labor union or other employee representative body;

(vi) Contracts containing any restriction on any Acquired Company’s solicitation, hiring or engagement of any Person;

(vii) Contracts providing for the granting of any severance, retention or termination pay, or the acceleration of vesting or other benefits, to any Person (other than those set forth on Schedule 3.13(a) of the Disclosure Schedule);

(viii) Contracts (A) pursuant to which any other party is granted exclusive rights or “most favored party” rights of any type or scope, including pricing, with respect to any of the Company Products, Company-Owned Intellectual Property or Company-Owned Data or which would otherwise restrict the Company from feely setting prices for the Company Products, (B) containing any non-competition covenants or other restrictions relating to the Company Products, Company Intellectual Property (excluding license restrictions on Third-Party Intellectual Property) or Company-Owned Data, (C) that limit or would limit the freedom of the Acquired Companies or any of their successors or assigns or their respective Affiliates to (I) engage or participate, or compete with any other Person, in any line of business, market or geographic area with respect to the Company Products or the Company Intellectual Property, or to make use of any Company Intellectual Property, including any grants by an Acquired Company of exclusive rights or licenses or (II) sell or distribute any products or services or to purchase or otherwise obtain any software, components, parts or services, (D) containing any “take or pay,” minimum commitments, volume requirements or similar obligations by any Acquired Company or (E) that is set forth on Schedule 3.12(k) of the Disclosure Schedule;

(ix) Contracts pursuant to which any Acquired Company has acquired a business or entity, or assets of a business or entity, whether by way of merger, consolidation, purchase of stock, purchase of assets, license or otherwise, or any Contract pursuant to which it has any equity interest or other material ownership interest in any other Person;

(x) standstills or similar agreements containing provisions prohibiting a third party from purchasing equity interests of any Acquired Company or the assets of any Acquired Company or otherwise seeking to influence or exercise control over any Acquired Company;

(xi) Contracts for any limited liability company, joint venture, partnership, joint product development, strategic alliance, co-marketing arrangement or similar arrangement with any other Person or the making of any other investment in any other Person to the extent not included under Schedule 3.17(a)(iii) of the Disclosure Schedule;

(xii) any Company Intellectual Property Agreement, provided that for purposes of Schedule 3.17(a)(xii) of the Disclosure Schedule, the Acquired Companies shall not be required to disclose: (A) Excluded Agreements and (B) licenses to Open Source Materials;

(xiii) Contracts pursuant to which any Acquired Company has agreed to any restriction on the right of the Acquired Company to use or enforce any Company-Owned Intellectual Property or pursuant to which the Acquired Company agrees to encumber, transfer or sell rights in or with respect to any Company-Owned Intellectual Property;

(xiv) Contract providing for the development of any software, technology or Intellectual Property incorporated into or used with any Company Product, independently or jointly, either by or for the Company (other than employee invention assignment agreements with employees, contractors and consultants of any Acquired Company on the Acquired Company’s Standard Form IP Contract of agreement, copies of which have been Made Available to Parent);

(xv) Contracts governing any Debt and/or Permitted Debt;

(xvi) Contracts granting a Lien (other than Permitted Liens) upon any property or asset (including Intellectual Property) of any Acquired Company;

(xvii) Contracts involving any resolution or settlement of any Action;

(xviii) Contracts with any Governmental Body; and

(xix) each Real Property Lease.

(b) All Material Contracts are in written form. Each Acquired Company has performed all of the obligations required to be performed by it and is entitled to all benefits under, and is not alleged to be in default in respect of, any Material Contract. Each of the Material Contracts is in full force and effect, subject only to the effect, if any, of applicable bankruptcy and other similar Applicable Law affecting the rights of creditors generally and rules of law governing specific performance, injunctive relief and other equitable remedies. There exists no default or event of default or event, occurrence, condition or act, with respect to any Acquired Company or to the knowledge of the Company, with respect to any other contracting party, that, with the giving of notice, the lapse of time or the happening of any other event or condition, would reasonably be expected to (i) become a default or event of default under any Material Contract or (ii) give any third party (A) the right to declare a default or exercise any remedy under any Material Contract, (B) the right to a rebate, chargeback, refund, credit, penalty or change in delivery schedule under any Material Contract, (C) the right to accelerate the maturity or performance of any obligation of any Acquired Company under any Material Contract or (D) the right to cancel, terminate or modify any Material Contract. No Material Contract contains any force majeure or other similar provision that would give the other party the right to terminate or would excuse such party’s performance under such Contract (whether or not the Company was then in breach of its obligations under the Contract). No Acquired Company has received any written notice regarding any actual or possible violation or breach of, default under, or intention to cancel, modify, decline to renew or reduce performance under any Material Contract (including under a force majeure or similar provision, including as a result of the COVID-19 pandemic). No Acquired Company has any Liability for renegotiation of any Contracts with any Governmental Body. True, correct and complete copies of all Material Contracts have been Made Available.

3.18 Brokers. Other than Financial Technology Partners LP and its wholly-owned subsidiary FTP Securities LLC, no broker, finder, financial advisor, investment banker or similar Person is entitled to any brokerage, finder’s or other fee or commission, as a result, directly or indirectly, of any action taken by the Company, in connection with the origin, negotiation or execution of this Agreement or in connection with the Transactions.

3.19 Anti-Corruption Law, Sanctions and Anti-Money Laundering Compliance.

(a) None of the Acquired Companies or any of their Representatives (in each case, acting in their capacities as such) have, since the inception of any such Acquired Company, directly or indirectly through their Representatives or any Person authorized to act on their behalf (including any distributor, agent, sales intermediary, professional services firm, consultant, attorney or other third party), (i) violated any Anti-Corruption Law or (ii) offered, given, promised to give or authorized the giving of money or anything of value, to any Government Official or to any other Person: (A) for the purpose of (I) corruptly or improperly influencing any act or decision of any Government Official in their official capacity, (II) inducing any Government Official to do or omit to do any act in violation of their lawful duties, (III) securing any improper advantage or (IV) inducing any Government Official to use his or her respective influence with a Governmental Body to affect any act or decision of such Governmental Body in order to, in each case of clauses (I) through (IV), assist the Company in obtaining or retaining business for or with, or directing business to, any Person, in each case, in violation of any Anti-Corruption Law or (B) in a manner that would constitute or have the purpose or effect of public or commercial bribery, acceptance of, or acquiescence in, extortion, kickbacks or other unlawful or improper means of obtaining business or any improper advantage, in each case, in violation of any Anti-Corruption Law.

(b) Each Acquired Company has maintained complete and accurate records of payments to any agents, consultants, Representatives, third parties and Government Officials, in accordance with GAAP. There have been no false or fictitious entries made in the books and records of any Acquired Company relating to any unlawful offer, payment, promise to pay or authorization of the payment of any money, or unlawful offer, gift, promise to give, or authorization of the giving of anything of value, including any bribe, kickback or other illegal or improper payment. No Acquired Company has established or maintained a secret or unrecorded fund or account.

(c) None of the Acquired Companies or any of their Representatives (in each case, acting in their capacities as such) has been convicted of violating any Anti-Corruption Laws, Sanctions or AML Laws, or been subjected to any investigation or proceeding by a Governmental Body for potential corruption, fraud or violation of any Anti-Corruption Laws, Sanctions, Export Laws, or AML Law.

(d) None of the Acquired Companies, their Affiliates, Representatives, directors, officers, employees or any of their respective agents, consultants or other third parties authorized to act on their behalf is (i) a Person that is a Sanctions Target, (ii) a Senior Non-U.S. Political Figure, or any immediate family member or close associate of a Senior Non-U.S. Political Figure, (iii) a non U.S. shell bank or (iv) a bank of primary money laundering concern as defined in Section 311 of the USA PATRIOT Act. Each of the Acquired Companies, as well as its directors, officers, or employees and Affiliates are, and at all times since the inception of such Acquired Company have been, in compliance with any applicable Sanctions, Export Laws, and AML Laws.

3.20 Environmental, Health and Safety Matters. Each Acquired Company is, and has at all times been, in compliance in all material respects with all Environmental, Health and Safety Requirements in connection with the ownership, use, maintenance or operation of its Business or assets or properties. No Acquired Company has treated, stored, arranged for or knowingly permitted the disposal of, transported, handled, manufactured, distributed, released, or exposed any Person to, any Hazardous Materials, or owned or operated any property or facility that is or has been contaminated by any Hazardous Materials that would reasonably be expected to give rise to any current or future Liabilities. There is no pending, or to the knowledge of the Company, threatened allegation by any Person that the properties or assets of any Acquired Company are not, or that its Business has not been conducted, in compliance with all Environmental, Health and Safety Requirements. No Acquired Company has retained or assumed any Liability of any other Person under any Environmental, Health and Safety Requirements. To the knowledge of the Company, there are no past or present facts, circumstances or conditions that would reasonably be expected to give rise to any material Liability of any Acquired Company with respect to Environmental, Health and Safety Requirements.

3.21 Export Control Laws. Each Acquired Company has conducted its export transactions in accordance in all respects with applicable provisions of United States export, re-export, and transfer controls, including the Export Administration Act and Regulations, the Foreign Assets Control Regulations, the International Traffic in Arms Regulations and other trade controls administered by the United States Department of Commerce and/or the United States Department of State and all other applicable import/export controls in other countries in which such Acquired Company conducts business (collectively, “Export Laws”). Without limiting the foregoing: (i) each Acquired Company has obtained or documented all export and import licenses, license exceptions and other consents, notices, waivers, approvals, orders, authorizations, registrations, declarations, correspondence, and filings with any Governmental Body required for (A) the import, export, re-export, and transfer of products, services, software and technologies and (B) releases of technologies and software to foreign nationals located in the United States and abroad (collectively, “Export Approvals”), (ii) each Acquired Company is in compliance with the terms of all applicable Export Approvals, (iii) there are no pending or, to the knowledge of the Company, threatened claims against any Acquired Company with respect to non-compliance with, or termination of, such Export Approvals, (iv) there are no actions, conditions or circumstances pertaining to any Acquired Company’s export transactions that would reasonably be expected to give rise to any future claims under applicable Export Laws and (v) no Export Approvals for the transfer of export licenses to Parent, any of its Affiliates or the Surviving Company are required, except for such Export Approvals that can be obtained expeditiously and without material cost.

3.22 Customers and Suppliers.

(a) No Acquired Company has any outstanding material disputes concerning any Company Products with any customer, user, reseller, distributor, OEM or other licensee who, in either (i) the fiscal year ended December 31, 2020 and/or (ii) the fiscal year ending December 31, 2021 (as reasonably projected), represented or will represent aggregate revenues to the Acquired Companies (taken together) of $1,000,000 or more during such period for Company Products (each, a “Significant Customer”). No Acquired Company has received any written, or, to the knowledge of the Company, other notice from any Significant Customer that such Significant Customer intends to terminate, decline to renew or negatively modify any existing Contracts with an Acquired Company.

(b) No Acquired Company has any outstanding material dispute concerning products and/or services provided by any supplier who, in either (i) the fiscal year ended December 31, 2020 was and/or (ii) in the fiscal year ending December 31, 2021 is reasonably projected to be, one of the 20 largest suppliers of products and/or services to the Acquired Companies based on amounts paid or payable by the Acquired Companies to such supplier during such period (each, a “Significant Supplier”). Neither the Company nor any of the Subsidiaries has received any written notice from any Significant Supplier that such Significant Supplier intends to terminate, decline to renew or negatively modify existing Contracts with an Acquired Company.

3.23 Filings and Notices. Neither the Information Statement nor any amendment or supplement thereto (other than any of the information supplied or to be supplied by Parent for inclusion therein) will contain, as of the date or the mailing of such document, any untrue statement of a material fact, or will omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

3.24 Exclusivity of Representations and Warranties. Neither the Company nor any other if its Affiliates or Representatives is making any representation or warranty of any kind or nature whatsoever, oral or written, express or implied, relating to the Company or its Subsidiaries (including, but not limited to, any relating to financial condition, results of operations, assets or liabilities of the Company and its Subsidiaries), except as expressly set forth in this Article 3 and the Disclosure Schedule, and the Company hereby disclaims any such other representations or warranties.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF PARENT

Except as set forth in the Reports filed or furnished with the SEC prior to the Agreement Date (including any exhibits and other information incorporated by reference therein, but excluding any forward-looking disclosures set forth in any “risk factors” section, any disclosures in any “forward-looking statements” section and any other disclosures that are similarly predictive or forward-looking in nature), Parent and Merger Subs represent and warrant to the Company as follows:

4.1 Organization, Standing, Power and Subsidiaries.

(a) Each of Parent and Merger Sub I is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has the corporate power and necessary Permits to own, operate, use, distribute and lease its properties and assets and to carry on its business as it is now being conducted. Merger Sub II is a limited liability company duly organized, validly existing and in good standing under the laws of its jurisdiction of formation and has all the limited liability company power and necessary Permits to own, operate, use, distribute and lease its properties and assets and to carry on its business as it is now being conducted. None of Parent, Merger Sub I or Merger Sub II is in violation of any of the provisions of its articles or certificate of incorporation, as applicable, or bylaws or equivalent organizational or governing documents. The Company and its Subsidiaries are duly qualified to do business and is in good standing in each of the jurisdictions in which such qualification is necessary, except where the failure to be so qualified or in good standing, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect.

(b) Parent is the sole beneficial owner of all of the issued and outstanding shares of capital stock of each of its Subsidiaries, free and clear of all Liens, and all such shares are duly authorized, validly issued, fully paid and non-assessable and are not subject to any preemptive right or right of first refusal created by statute, the certificate of incorporation and bylaws or other equivalent organizational or governing documents, as applicable, of such Subsidiary or any Contract to which such Subsidiary is a party or by which it is bound. There are no outstanding subscriptions, options, warrants, “put” or “call” rights, exchangeable or convertible securities or other Contracts of any character relating to the issued or unissued capital stock or other securities of any such Subsidiary or otherwise obligating any such Subsidiary to issue, transfer, sell, purchase, redeem or otherwise acquire or sell any such securities.

4.2 Authority and Enforceability; Non-Contravention.

(a) Each of Parent and the Merger Subs has all requisite corporate power and authority to enter into this Agreement and the other Transaction Documents to which it is (or will be) a party and to perform its obligations hereunder and thereunder and consummate the Transactions. This Agreement and the other Transaction Documents have been (or will be) duly executed and delivered by each of Parent and the Merger Subs and, assuming the due authorization, execution and delivery by the other parties hereto and thereunder, represent valid and binding obligations of Parent and the Merger Subs, enforceable against Parent and the Merger Subs, respectively, in accordance with its terms, except, in each case, to the extent such enforceability is subject to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium, or other Applicable Law affecting or relating to creditors’ rights generally and general principles of equity.

(b) The board of directors of Parent has (i) determined that this Agreement and the Merger and the other Transactions, including the issuance of Parent Stock hereunder, upon the terms and subject to the conditions set forth herein, are advisable, fair to, and in the best interests of, Parent and its stockholders and (ii) approved and declared advisable the execution, delivery, and performance of this Agreement and the consummation of the Transactions, including the issuance of the Share Consideration. The execution and delivery of this Agreement and the consummation of the Transactions have been duly authorized by all necessary corporate action on the part of Parent and the Merger Subs. No vote or consent of the holders of any class or series of share capital or other equity interest of Parent is necessary to approve this Agreement, the Merger or the other Transactions.

(c) Except for (i) as required by applicable federal and state securities laws and the rules of the New York Stock Exchange (“NYSE”) in connection with the issuance of the shares of Parent Stock issuable in the Merger, (ii) notification under the HSR Act and (iii) the filing of registration statements on Form S-3 and Form S-8 (“S-8 Registration Statement”) with the SEC after the Closing Date covering the Share Consideration and Assumed Options, respectively, the execution and delivery of this Agreement by Parent and the Merger Subs do not, and the consummation of the Transactions will not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of a benefit under, or result in the creation of any Lien (other than Permitted Liens) in or upon any of the properties or assets of the Acquired Companies under, or give rise to any payment under or any increased, additional, accelerated or guaranteed rights or entitlements under any provision of, or require any consent, approval or waiver from any Person pursuant to, (x) any provision of the articles or certificate of incorporation, as applicable, or bylaws or other equivalent organizational or governing documents of Parent and the Merger Subs, in each case as amended to date, (y) any material Contract of the Company or any Contract applicable to any of the assets of the Company, or (z) Applicable Law or Order, except where such conflict, violation, default, termination, cancellation or acceleration, individually or in the aggregate, would not (A) be material to Parent’s or the Merger Subs’ ability to consummate the Merger or to perform their respective obligations under this Agreement and (B) be a Parent Material Adverse Effect.

(d) No consent, approval, qualification, Order or authorization of, registration, declaration or filing with, or notice to, any Governmental Body is necessary or required by or with respect to Parent or any of its Subsidiaries in connection with the execution and delivery by Parent, Merger Sub I or Merger Sub II of this Agreement, the consummation by Parent, Merger Sub I and Merger Sub II of the Merger and the other Transactions to be completed as of the Effective Time or the compliance by the Company with the provisions of this Agreement, except for (x) the filing of the Second Certificate and the related certificate of organization of the Surviving Company with the office of the Secretary of State of the State of Delaware and (y) notification under the HSR Act.

4.3 Capital Structure. The authorized capital stock of Parent consists solely of (i) 500,000,000 Parent Shares and (ii) 10,000,000 shares of Parent’s preferred stock, par value $0.00001 per share (“Parent Preferred Stock”). As of May 3, 2021, (i) 83,201,830 Parent Shares were issued and outstanding, (ii) no shares of Parent’s preferred stock were issued and outstanding, (iii) options to acquire 5,759,837 Parent Shares were outstanding pursuant to the Parent Equity Plans and (iv) 1,202,632 restricted stock units covering Parent Shares were outstanding under the Parent Equity Plans. As of May 3, 2021, 17,208,840 Parent Shares were reserved for issuance under the Parent Equity Plans and 1,749,911 Parent Shares were reserved for issuance under Parent’s 2019 Employee Stock Purchase Plan. All issued and outstanding shares of Parent capital stock have been duly authorized and validly issued, fully paid, non-assessable, issued in compliance with all Applicable Laws and each of the certificate of incorporation and the bylaws of Parent and have not been issued in violation of any preemptive or other similar rights. As of the date hereof, there is no Liability for dividends accrued and unpaid by Parent.

4.4 Compliance with Laws; Actions. Other than as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, Parent (i) has complied in all respects with, is not in violation in any respect of, Applicable Law and (ii) has not received any written notices of violation with respect to, Applicable Law. Other than as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, Parent is in compliance with the applicable listing and corporate governance rules and regulations of the NYSE. Other than as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, as of the Agreement Date, (i) there is no Action pending, or to the knowledge of Parent, threatened in writing against Parent or any of its Subsidiaries or any of their assets or properties (or to the knowledge of Parent, against any officer, director, employee, consultant, contractor or agent of any such Person in their capacity as such or relating to their employment, services or relationship with such Person) before any Governmental Body, arbitrator or mediator and (ii) there is no Order outstanding against any Parent or any of its Subsidiaries or any of their assets or properties (or to the knowledge of Parent, against any officer, director, employee, consultant, contractor or agent of any such Person in their capacity as such or relating to their employment, services or relationship with such Person).

4.5 Material Contracts.

(a) As of the date hereof, neither Parent nor any of its Subsidiaries is a party to or bound by any Contract that would be required to be filed by Parent as a material contract pursuant to Item 601(b)(10) of Regulation S-K of the Securities Act, other than such Contracts that have been filed or incorporated by reference in the Reports filed prior to the Agreement Date. Each Contract (i) of the type described in this Section 4.5(a) to which Parent or any of its Subsidiaries is a party or (ii) filed as an exhibit or incorporated by reference to the Reports, is referred to as a “Parent Material Contract.”

(b) Other than as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, (i) each of Parent and its Subsidiaries has performed all of the material obligations required to be performed by it and is entitled to all benefits under, and is not alleged to be in default in respect of, any Parent Material Contract; (ii) each of the Parent Material Contracts is in full force and effect, and to the knowledge of Parent, subject only to the effect, if any, of applicable bankruptcy and other similar Applicable Law affecting the rights of creditors generally and rules of law governing specific performance, injunctive relief and other equitable remedies; (iii) neither Parent nor any of its Subsidiaries has received any written notice regarding any actual or possible violation or breach of, default under, or intention to cancel, modify, decline to renew or reduce performance under any Parent Material Contract and (iv) neither Parent nor any of its Subsidiaries has any Liability for renegotiation of any Contracts with any Governmental Body.

4.6 Sufficient Funds. Parent has sufficient cash to pay the Cash Consideration and authorized Parent Shares to issue the Share Consideration pursuant to the terms and subject to the conditions of this Agreement.

4.7 Issuance of Parent Stock. The shares of Parent Stock issuable in the Merger, when issued by Parent in accordance with this Agreement, assuming the accuracy of the representations and warranties made by the Company herein and the Stockholders in the Transaction Documents, will be duly issued, fully paid and non-assessable, and free and clear of all Liens (other than transfer restrictions under Applicable Laws), and issued in compliance with all Applicable Laws concerning the issuance of securities. None of the shares of Parent Stock issued pursuant to the Merger will, upon issuance in accordance with this Agreement, be subject to any preemptive rights, rights of first refusal or other rights to purchase such shares of Parent Stock (whether in favor of Parent or any other Person) pursuant to any Contract of Parent.

4.8 No Prior Merger Sub Operations. The Merger Subs are direct, wholly owned subsidiaries of Parent. The Merger Subs were formed solely for the purpose of effecting the Merger and have not engaged in any business activities or conducted any operations other than in connection with the Transactions.

4.9 SEC Reports. All statements, reports, schedules, forms and other documents required to have been filed by Parent with the SEC (the “Reports”) have been so filed on a timely basis. None of the Subsidiaries of Parent is currently or has, since becoming a Subsidiary of Parent been, required to file any forms, reports or other documents with the SEC. As of the time it was filed with the SEC (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such later filing): (a) each of the Reports complied as to form in all material respects with the applicable requirements under

Applicable Law; and (b) none of the Reports contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, except to the extent corrected (i) in the case of the Reports filed on or prior to the date of this Agreement that were amended or superseded on or prior to the date of this Agreement, by the filing of the applicable amending or superseding Report, and (ii) in the case of the Reports filed after the date of this Agreement that are amended or superseded prior to the Closing, by the filing of the applicable amending or superseding Report. To the knowledge of Parent, none of the Reports is the subject of ongoing SEC review or outstanding SEC comment. To the knowledge of Parent, there are no internal investigations, any SEC inquiries or investigations or other governmental inquiries or investigations pending, in each case regarding any accounting practices of Parent.

4.10 S-3 Registration. Parent is eligible to register its securities for resale by selling shareholders under a Registration Statement on Form S-3 and Parent is not aware of any facts or circumstances that reasonably may render such form unavailable for use by Parent to register its securities for resale by selling shareholders.

4.11 Acquisition for Investment. Parent has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of its participation in the transactions contemplated by this Agreement. Parent confirms that (a) the Company has Made Available to Parent and Parent’s Representatives (i) the opportunity to ask questions of the officers and management employees of the Company and its Subsidiaries, and (ii) access to the documents, information and records of the Company and its Subsidiaries, and (b) Parent has reviewed all such documents, information and records Made Available to it as Parent has deemed necessary or appropriate to consummate the transactions contemplated herein, subject to the representations, warranties, covenants and agreements of the Company and the Agent herein. Parent is acquiring the securities of the Company for investment and not with a view toward or for sale in connection with any distribution thereof, or with any present intention of distributing or selling the membership interests of the Surviving Company. Parent is an “accredited investor” as defined in Regulation D promulgated by the SEC under the Securities Act. Parent understands and agrees that the membership interests of the Surviving Company may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act, except pursuant to an exemption from such registration available thereunder, and without compliance with state, local and foreign securities laws, in each case, to the extent applicable.

4.12 Ownership of Shares. Neither Parent nor the Merger Subs is, nor at any time during the last three years has it been, an “interested stockholder” of the Company as defined in Section 203 of the DGCL (other than as contemplated by this Agreement). To the knowledge of Parent, there are no other “fair price,” “moratorium,” “control share acquisition” or other similar takeover statutes applicable to the Merger.

4.13 Brokers. Other than Goldman Sachs & Co. LLC, no broker, finder, financial advisor, investment banker or similar Person is entitled to any brokerage, finder’s or other fee or commission, as a result, directly or indirectly, of any action taken by Parent or Merger Subs, in connection with the origin, negotiation or execution of this Agreement or in connection with the Transactions.

4.14 Tax Matters. As of the date of this Agreement, Parent has neither taken, intends to take, nor has agreed to take any action, not contemplated by this Agreement or the Ancillary Agreements that would reasonably be expected to prevent or impede the First Merger and the Second Merger, taken together, from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code. To the knowledge of Parent, as of the date hereof, no facts or circumstances exist that could reasonably be expected to prevent the First Merger and the Second Merger, taken together, from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

4.15 Exclusivity of Representations and Warranties. Neither Parent nor any other if its Affiliates or Representatives is making any representation or warranty of any kind or nature whatsoever, oral or written, express or implied, relating to the Parent or its Subsidiaries (including, but not limited to, any relating to financial condition, results of operations, assets or liabilities of Parent and its Subsidiaries), except as expressly set forth in this Article 4, and the Company hereby disclaims any such other representations or warranties.

ARTICLE 5

COVENANTS

5.1 Conduct of the Company.

(a) During the period from the Agreement Date and continuing until the earlier of the termination of this Agreement and the Effective Time (the “Pre-Closing Period”), the Company will, and will cause each of its Subsidiaries to, (i) conduct the Business in the ordinary course of business, (ii) preserve intact its present business organizations, keep available the services of its present officers and employees and (iii) preserve satisfactory relationships with customers, suppliers, distributors, licensors, licensees; except for actions (x) required by Applicable Law, (y) expressly required by this Agreement or (z) undertaken with the prior written consent of Parent.

(b) During the Pre-Closing Period, the Company will not, and will cause each of its Subsidiaries to not, directly or directly, take or propose or agree to take any of the following actions without Parent’s prior written consent; except for actions as set forth on Schedule 5.1(b) of the Disclosure Schedule:

(i) amend or propose any amendments to the Charter or the Bylaws, other than the Charter Amendment or the certificate of incorporation, bylaws or other equivalent organizational or governing documents of any Subsidiary;

(ii) merge or consolidate itself with any other Person or adopt a plan of complete or partial liquidation, dissolution, consolidation, restructuring, recapitalization or other reorganization;

(iii) declare or pay any dividends on or make any other distributions (whether in cash, stock or other property) in respect of any Company Shares or other shares of capital stock;

(iv) repurchase or otherwise acquire, directly or indirectly, any of its equity interests except from former employees, non-employee directors and consultants in accordance with agreements providing for the repurchase of shares in connection with any termination of service;

(v) other than Standard Inbound Licenses, Contracts that substantially follow a Standard Form IP Contract and nondisclosure and confidentiality agreements, in each case, in the ordinary course of business consistent with past practice, enter into, amend, modify, terminate (other than by natural expiration in accordance with its terms), assign or waive rights under any Material Contract or Contract that would constitute a Material Contract if entered into, amended or modified prior to the Agreement Date;

(vi) issue, deliver, grant or sell or authorize or propose the issuance, delivery, grant or sale of, or purchase or propose the purchase of any equity interests, or enter into or authorize or propose to enter into any Contracts of any character obligating it to issue any equity interests, other than: (A) the issuance of Company Shares pursuant to the exercise of Options or Warrants that are outstanding in accordance with terms as in effect as of the Agreement Date, (B) the issuance of Company Shares upon conversion of Company Preferred Stock outstanding on the Agreement Date and (C) the repurchase of any Company Shares from former employees, non-employee directors and consultants in accordance with Contracts providing for the repurchase of shares in connection with any termination of service;

(vii) (A) hire or engage the services of any additional officers or other employees, or any consultants or independent contractors, (B) terminate the employment or services, change the title, office or position, or materially reduce the responsibilities of any employee, consultant or independent contractor of any Acquired Company, other than any terminations for “cause,” (C) amend or extend the term of any employment or consulting agreement with, or Option held by, any officer, employee, consultant or independent contractor other than as contemplated by this Agreement or (D) add any new members to the Board or the board of directors or equivalent governing body of any Subsidiary;

(viii) make any Loans or advances (other than routine expense advances to employees of any Acquired Company consistent with past practice) to, or any investments in or capital contributions to, any Person, or forgive or discharge in whole or in part any outstanding loans or advances, or prepay any Debt;

(ix) receive, transfer or license from any Person any rights to any Intellectual Property, or assign, transfer or license to any Person any rights to any Company-Owned Intellectual Property (other than non-exclusive licenses of Company-Owned Intellectual Property granted in the ordinary course of business), or assign, transfer or provide a copy of any Company Source Code to any Person (including any current or former employee or consultant of the Company or any independent contractor or commercial partner of the Company) (other than providing access to Company Source Code to current employees, independent contractors and consultants of the Company involved in the development of the Company Products on a need to know basis in the ordinary course of business consistent with past practice);

(x) take any action regarding a patent, patent application or other Company Registered Intellectual Property, other than filing continuations for existing patent applications or completing or renewing registrations of existing patents, domain names, trademarks or service marks in the ordinary course of business consistent with past practice;

(xi) sell, lease, license or otherwise dispose or permit the lapse of any of its tangible or intangible assets, other than sales and nonexclusive licenses of Company Products in the ordinary course of business consistent with past practice, or enter into any Contract with respect to the foregoing;

(xii) incur or guarantee any Debt (which, for the avoidance of doubt, does not include Permitted Debt);

(xiii) pay, discharge or satisfy (A) any Liability to any Person who is an officer, director or stockholder of any Acquired Company (other than (1) compensation due for services as an officer or director, (2) expense reimbursements in the ordinary course of business consistent with past practice or (3) required indemnification or expense advancement payments to any director or officer pursuant to the Charter, the Bylaws or any indemnification agreements, in each case, in effect on the Agreement Date) or (B) any claim or Liability arising other than in the ordinary course of business consistent with past practice, other than the payment, discharge or satisfaction of Transaction Expenses and Liabilities reflected or reserved against in the Financial Statements;

(xiv) defer payment of any accounts payable, provide any discount, accommodation or other concession to accelerate or induce the collection of any receivable or change the manner in which it provides warranties, discounts or credits to customers other than in the ordinary course of business;

(xv) make any capital expenditures, capital additions or capital improvements;

(xvi) materially change the amount of, or terminate, any insurance coverage; cancel, release or waive any material claims or material rights held by any Acquired Company;

(xvii) (A) adopt or amend any employee or compensation benefit plan, including any stock issuance or stock option plan, or amend any compensation, benefit, entitlement, grant or award provided or made under any such plan, except in each case as required under ERISA, Applicable Law or as necessary to maintain the qualified status of such plan under the Code, (B) amend any deferred compensation plan within the meaning of Section 409A of the Code and the regulations thereunder, except to the extent necessary to meet the requirements of such section or notice, (C) grant or pay, or enter into any Contract providing for the granting or payment of any special bonus or special remuneration to any employee or non-employee director or consultant or (D) increase the salaries, wage rates or fees of its employees or consultants;

(xviii) grant or pay, or enter into any Contract providing for the granting of any severance, retention or termination pay, or the acceleration of vesting or other benefits, to any Person, except as required by Applicable Law or as provided in a written agreement entered into prior to the Agreement Date as set forth in Schedule 3.17(a)(vii) of the Disclosure Schedule;

(xix) (A) commence a lawsuit involving any Acquired Company other than for a breach of this Agreement or (B) settle or agree to settle any pending or threatened lawsuit or other dispute (including any demand for appraisal of the Company Shares), in each case other than for the collection of bills in the ordinary course of business;

(xx) acquire any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets that are material, individually or in the aggregate, to the Company or the Business, or enter any joint venture, strategic alliance or partnership;

(xxi) make or change any election in respect of Taxes, adopt or change any material accounting method in respect of Taxes, file any amendment to a federal, state, or foreign income Tax Return or any other material Tax Return or file any such Tax Return in a manner inconsistent with the Company’s past practices, enter into any Tax sharing or similar agreement or closing agreement, assume any Liability for the Taxes of any other Person (whether by Contract or otherwise), consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes, settle any claim or assessment in respect of Taxes, or enter into intercompany transactions giving rise to deferred gain or loss of any kind;

(xxii) change accounting methods or practices or revalue any of its assets, except in each case as required by changes in GAAP as concurred with its independent accountants and after notice to Parent;

(xxiii) place or allow the creation of any Lien (other than a Permitted Lien) on any of its properties; or

(xxiv) acquire, apply, register or file for any new Permits or amend any existing Permit with any Governmental Body in any jurisdiction or correspond with any Governmental Body on any matter that would reasonably be expected to be material to Parent (following the Effective Time) or the Transactions, other than in order to effect the Transactions.

(c) During the Pre-Closing Period, the Company will use commercially reasonable efforts to perform and cooperate with Parent in performing of the actions set forth in Schedule 5.1(c) (the “Pre-Closing Steps”); provided that, for the avoidance of doubt, the mere failure to complete any of the Pre-Closing Steps shall not, and in and of itself, demonstrate failure to use commercially reasonable efforts. The Company shall regularly consult with Parent in connection with the Pre-Closing Steps and consider in good faith any feedback from Parent in respect thereof.

5.2 Conduct of Parent.

(a) During the Pre-Closing Period, Parent will not, and will cause each of its Subsidiaries to not, directly or indirectly, take or propose or agree to take any of the following actions without the Company’s prior written consent; except for actions as set forth on Schedule 5.2(a) of the Disclosure Schedule:

(i) amend the certificate of incorporation, bylaws or other organizational documents of Parent or the Merger Subs;

(ii) authorize or pay any dividends or make any distribution with respect to outstanding shares of Parent Shares (whether in property, equity interests or other securities of Parent or any of its Subsidiaries);

(iii) enter into any transaction that would cause this Agreement, the Merger or the other Transactions to be subject to approval of the stockholders of Parent under the NYSE listing rules or Applicable Law; or

(iv) agree in writing or otherwise to take any of the foregoing actions prohibited by this Section 5.2(a).

(b) During the period from the Agreement Date and continuing until the earlier of the termination of this Agreement and date that is 90 days following the Agreement Date, Parent will not, and will cause each of its Subsidiaries to not, directly or indirectly, without the Company’s prior written consent, issue, deliver, grant or sell or authorize or propose the issuance, delivery, grant or sale of, or enter into or authorize or propose to enter into any Contracts of any character obligating it to issue any equity interests unless it is for an amount that is less than $250,000,000 in the aggregate and would not reasonably be expected to prevent, impede or materially delay the consummation of the Merger and the other Transactions.

5.3 Confidentiality; Public Announcements.

(a) Parent and the Company hereby acknowledge and agree to continue to be bound by the Mutual Confidentiality Agreement, dated October 9, 2020, by and between Parent and the Company (the “Confidentiality Agreement”). Parent and the Company shall mutually agree to the form of the initial press releases, if any, announcing the execution of this Agreement. Notwithstanding anything to the contrary contained herein or in the Confidentiality Agreement, except as may be required by Applicable Law or by obligations pursuant to any listing agreement or the NYSE, during the Pre-Closing Period, (i) Parent and the Company shall consult with each other before issuing any additional press release or otherwise making any public statement or making any other public (or non-confidential) disclosure (whether or not in response to an inquiry) regarding the terms of this Agreement and the transactions contemplated hereby, and (ii) neither Parent nor the Company shall issue any such press release or make any such public statement or disclosure without the prior approval of the Company or Parent, as the case may be (which approval shall not be unreasonably conditioned, withheld or delayed).

5.4 No Solicitation.

(a) The Company will not, and will not authorize or permit any of its Subsidiaries and its and their respective Representatives to, directly or indirectly, (i) solicit, initiate, seek, entertain, encourage, facilitate, support or induce the making, submission or announcement of any inquiry, expression of interest, proposal or offer that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal, (ii) enter into, participate in, maintain or continue any communications (except solely to provide written notice as to the existence of these provisions) or negotiations regarding, or deliver or make available to any Person any non-public information with respect to, or take any other action regarding, any inquiry, expression of interest, proposal or offer that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal, (iii) agree to, accept, approve, endorse or recommend (or publicly propose or announce any intention or desire to agree to, accept, approve, endorse or recommend) any Acquisition Proposal, (iv) enter into any letter of intent or any other Contract contemplating or otherwise relating to any Acquisition Proposal, (v) submit any Acquisition Proposal to the vote of any securityholders of the Company or (vi) enter into any other transaction not in the ordinary course of business consistent with past practice, the consummation of which could reasonably be expected to impede, interfere with, prevent or materially delay the Merger. The Company will, and will cause its Subsidiaries and its and their respective Representatives to, (A) immediately cease and cause to be terminated any and all existing activities, discussions or negotiations with any Persons conducted prior to or on the Agreement Date with respect to any Acquisition Proposal and (B) promptly revoke or withdraw access of any Person (other than Parent and its Representatives) to any data room (virtual or actual) containing any non-public information with respect to the Company in connection with an Acquisition Proposal and request from each Person (other than Parent and its Representatives) the prompt return or destruction of all non-public information with respect to any Acquired Company previously provided to such Person in connection with an Acquisition Proposal. If any Representative, whether in his or her capacity as such or in any other capacity, takes any action that the Company is obligated pursuant to this Section 5.4 to cause such Representative not to take, then the Company will be deemed for all purposes of this Agreement to have breached this Section 5.4.

(b) The Company will promptly (but in any event, within 24 hours) notify Parent orally and in writing after receipt by any Acquired Company (or, to the knowledge of the Company, by any of the Representatives), of (i) any Acquisition Proposal, (ii) any inquiry, expression of interest, proposal or offer that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal, (iii) any other notice that any Person is considering making an Acquisition Proposal or (iv) any request for nonpublic information relating to any Acquired Company or for access to any of the properties, books or records of any Acquired Company by any Person or Persons other than Parent. Such notice will describe (1) the material terms and conditions of such Acquisition Proposal, inquiry, expression of interest, proposal, offer, notice or request and (2) with respect a notice given per clause (iv) of this Section 5.4(b) only, the identity of the Person making any such request. The Company will keep Parent fully informed of the status and details of, and any modification to, any such inquiry, expression of interest, proposal or offer and any correspondence or communications related thereto and will provide to Parent a true, correct and complete copy of such inquiry, expression of interest, proposal or offer and any amendments, correspondence and communications related thereto, if it is in writing, or a reasonable written summary thereof, if it is not in writing. The Company will provide Parent with 48 hours prior notice (or such lesser prior notice as is provided to the members of the Board) of any meeting of the Board at which the Board is reasonably expected to discuss any Acquisition Proposal.

5.5 Reasonable Best Efforts.

(a) Each of the parties hereto agrees to use its reasonable best efforts, and to cooperate with each other party hereto, to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, appropriate or desirable to consummate and make effective, in the most expeditious manner practicable, the Transactions, including the satisfaction of the respective conditions set forth in Article 6, to deliver true, correct and complete copies of the Closing deliverables in Section 6.2(h) and Section 6.3(d), and to execute and deliver such other instruments and do and perform such other acts and things as may be necessary or reasonably desirable for the consummation of the Transactions.

(b) The Company will use its reasonable best efforts to obtain the Written Consent and a Joinder or, if such Stockholder is a Significant Investor, a Significant Investor Joinder, from each Stockholder prior to the Closing Date. On or prior to the tenth Business Day following the Agreement Date, the Company will deliver an information statement (the “Information Statement”) to each Stockholder who has not executed the Written Consent and a Joinder or, if such Stockholder is a Significant Investor, a Significant Investor Joinder, containing (i) the notice contemplated by Section 228(e) of the DGCL of the taking of a corporate action without a meeting by less than a unanimous written consent, (ii) the notice contemplated by Section 262(d)(2) of the DGCL, together with a copy of Section 262 of the DGCL and (iii) an information statement to the Stockholders in connection with the solicitation of their signatures to a Written Consent and a Joinder or, if such Stockholder is a Significant Investor, a Significant Investor Joinder. The Company will provide Parent with a reasonable opportunity to review the Information Statement and will consider its comments in good faith.

(c) The Company will timely provide to holders of Company Shares, Options and Warrants all advance notices required to be given to such holders in connection with this Agreement, the Merger and the other Transactions pursuant to the Charter, the Charter Amendment, Bylaws and any applicable Contract.

(d) Parent and the Company shall promptly make or cause to be made any and all required filings with each relevant Governmental Body necessary to provide notice to such Governmental Body, or obtain the approval, consent, waiver, or non-objection of Governmental Body, in connection with the change of ownership or control of the Permits issued to the Acquired Companies by such Governmental Bodies set forth on Schedule 6.1(a)(ii) (the “Regulatory Filings”). The Acquired Companies shall designate legal counsel for the Acquired Companies to coordinate and prepare such Regulatory Filings (the “Regulatory Filing Counsel”). Parent and the Company shall cooperate with and promptly consult with the other party or its counsel with respect to any filing with any Governmental Body. Without limiting the foregoing, Parent and Merger Sub shall promptly provide Regulatory Filing Counsel with any reasonably requested information in connection with the completion of any Regulatory Filing or providing a response to any inquiry or request from any Governmental Body in response to a Regulatory Filing. Parent and the Company shall each bear 50% of the customary filing costs and legal fees of Regulatory Filing Counsel associated with the Regulatory Filings.

(e) Except to the extent such filings were made prior to the Agreement Date, as promptly as practicable after the Agreement Date, Parent and the Company shall execute and file, or join in the execution and filing of, any application, notification (including the provision of any required information in connection therewith) or other document that may be required under the HSR Act or any other foreign Applicable Law designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade (collectively, the “Antitrust Laws”) in order to obtain the authorization, approval or consent of any Governmental Body, or expiration or termination of the applicable waiting periods under such Antitrust Laws, that may be reasonably required, or that Parent may reasonably request to be made, in connection with the consummation of the Merger and the other Transactions. Parent and the Company shall each use their respective reasonable best efforts to obtain, and to cooperate with each other to obtain promptly, all such authorizations, approvals, consents, expirations and terminations

(including, for the avoidance of doubt, in respect of filings made prior to the Agreement Date), and Parent and the Company shall each pay an equal share of any fees for HSR filings made in connection with the Agreement (except for any filings required under 16 C.F.R. § 801.2(e)) (the “Filing Fees”).

(f) Each of Parent and the Company shall promptly inform the other of any material communication between such party and any Governmental Body regarding any of the Transactions. Subject to Applicable Law relating to the exchange of information, each of Parent and the Company shall consult and cooperate with one another, and consider in good faith the views of one another, in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto in connection with proceedings under or relating to the HSR Act. Parent and the Company shall cooperate fully with each other in connection with the making of all such filings or responses. If Parent or any Affiliate of Parent receives any formal or informal request for supplemental information or documentary material from any Governmental Body with respect to any of the Transactions, then Parent shall make or cause to be made, as soon as reasonably practicable, a response in compliance with such request. If the Company or any Affiliate of the Company receives any formal or informal request for supplemental information or documentary material from any Governmental Body with respect to any of the Transactions, then the Company shall make or cause to be made, a response in compliance with such request. Both Parent and Company shall be represented at all in person meetings and in all substantive conversations with any Governmental Body, except if, and to the extent, that any Governmental Body objects to any party’s being represented at any such meeting or in any such conversation; provided that each of Company and Parent may obtain prior written consent for independent communications.

(g) Notwithstanding anything to the contrary herein, if any administrative or judicial Action or proceeding, including any proceeding by a private party, is instituted (or threatened to be instituted) challenging any of the Transactions as violative of any Applicable Law or Order, or if any Applicable Law or Order is enacted, entered, promulgated or enforced by a Governmental Body which would make illegal, or would otherwise prohibit or materially impair or materially delay, the Merger or any other transactions contemplated by this Agreement, Parent and Company shall reasonably cooperate in all respects with each other and use its respective reasonable best efforts to have lifted any such Applicable Law or Order, including by effecting or committing to, by consent decree, hold separate orders, or otherwise, (i) the sale, divestiture, license or other disposition or holding separate (through the establishment of a trust or otherwise) of any assets or categories of assets of Parent and Company or their respective Subsidiaries, (ii) the licensing or provision of any software or other Intellectual Property Rights (or the terms of such licensing) to any parties, and (iii) the imposition of any limitation or regulation on the ability of Parent and Company or their respective Subsidiaries to freely conduct their business or own such assets; provided that notwithstanding anything to the contrary in this Agreement, Parent and its Affiliates shall not be required litigate or contest any actions by a Governmental Body nor agree to take any actions that would reasonably be expect to (x) be materially adverse to Parent or its Subsidiaries (including the Company and its Subsidiaries) or (y) materially and adversely affect the benefits reasonably expected by Parent to be obtained by virtue of the Transactions. Nothing in this Section 5.5 shall limit the right of a party hereto to terminate this Agreement pursuant to Section 7.1(b) if such party has, until such date, complied in all material respects with its obligations under this Section 5.5.

5.6 Corporate Matters. Prior to the Closing, the Company will pay all corporate franchise, foreign corporation and similar Taxes (including all such Taxes that have accrued but are not yet due and payable).

5.7 Notice of Changes.

(a) The Company will promptly advise Parent in writing of (a) any event occurring subsequent to the Agreement Date that would render any representation or warranty of the Company contained in Article 3 untrue or inaccurate such that the condition set forth in Section 6.2(a) would not be satisfied, (b) any breach of any covenant or obligation of the Company pursuant to this Agreement or any Transaction Document such that the condition set forth in Section 6.2(b) would not be satisfied, (c) any Company Material Adverse Effect, (d) any notification from a third party or Governmental Body that such Person’s consent is required in connection with the Transactions or (e) any change, event, circumstance, condition or effect that could reasonably be expected to cause any of the conditions set forth in Section 6.2(c) or Section 6.2(d) not to be satisfied. No information or knowledge obtained by Parent during the Pre-Closing Period pursuant to this Section 5.7 will affect or be deemed to modify any representation, warranty, covenant, condition or obligation under this Agreement.

(b) Parent will promptly advise the Company in writing of (a) any event occurring subsequent to the Agreement Date that would render any representation or warranty of Parent or the Merger Subs contained in Article 4 untrue or inaccurate such that the condition set forth in Section 6.3(a) would not be satisfied, (b) any breach of any covenant or obligation of the Company pursuant to this Agreement or any Transaction Document such that the condition set forth in Section 6.3(b) would not be satisfied, (c) any Parent Material Adverse Effect, (d) any notification from a third party or Governmental Body that such Person’s consent is required in connection with the Transactions, or (e) any change, event, circumstance, condition or effect that could reasonably be expected to cause any of the conditions set forth in Section 6.3(c) not to be satisfied.

5.8 Litigation. The Company will (a) notify Parent in writing promptly after learning of any Action initiated by or against it, or known by the Company to be threatened against any Acquired Company, or any of their respective directors, officers or employees or the Stockholders in their capacity as such (a “New Litigation Claim”), (b) notify Parent of ongoing material developments in any New Litigation Claim or existing litigation claim and (c) consult in good faith with Parent regarding the conduct of the defense of any New Litigation Claim and existing litigation claim, if and to the extent that the Company otherwise has control of the conduct of such defense.

5.9 Access to Information. The Company will allow Parent and its Representatives access at reasonable times to the files, books, records, technology, Contracts, personnel and offices of each Acquired Company, including any and all information relating to each Acquired Company’s Taxes, Contracts, Liabilities, financial condition and real, personal and intangible property, subject to the terms of the Confidentiality Agreement; provided that in exercising access rights under this Section 5.9, any such access shall be conducted at Parent’s expense during normal business hours, under the supervision of the Company’s personnel and in such a manner as to not unreasonably interfere with the normal operations of such Acquired Company or the conduct of the business of such Acquired Company (to the extent possible under the circumstances) and shall provide such Acquired Company with reasonable advance notice prior to accessing any of the foregoing. Notwithstanding anything to the contrary in this Agreement, no Acquired Company shall be required to provide access to any information to Parent or its Representatives if (a) such access would jeopardize any attorney-client or other legal privilege; (b) such access would contravene any Applicable Law, fiduciary duty or binding agreement entered into prior to the date hereof; or (c) the information to be accessed is pertinent to any litigation in which such Acquired Company or any of its Affiliates, on the one hand, and Parent or any of its Affiliates, on the other hand, are adverse parties; provided that the Company and Parent will use reasonable best efforts to develop alternative means by which to provide such information to Parent. No information or knowledge obtained by Parent during the Pre-Closing Period pursuant to this Section 5.9 will affect or be deemed to modify any representation, warranty, covenant, condition or obligation under this Agreement.

5.10 Employees.

(a) Parent will make offers to certain employees of the Acquired Companies, with such offers to be subject to and contingent upon the Closing. Prior to the Closing Date, the Company will assist Parent with its efforts to enter into an offer letter and a confidential information and assignment agreement with such employee who received an offer from Parent. The Company will consult with Parent (and will consider in good faith the advice of Parent) prior to sending any notices or other communication materials to its employees. Effective no later than immediately prior to the Closing (or at such other time designated by Parent), the Company will terminate the employment of each of those Acquired Company employees who have declined an offer of continued employment with Parent, one of its Subsidiaries, or the Surviving Company prior to the Closing Date (the “Designated Employees”), and the Company will require such Designated Employees to execute a separation agreement as a condition to the receipt of any severance paid by any Acquired Company, unless such Designated Employee was already entitled to severance and will receive no additional severance in connection with the Transactions (but will still be required to execute a separation agreement as a condition to receiving such severance).

(b) For a period of 12 months following the Effective Time, Parent shall provide, or cause to be provided, Continuing Employees at least the same base salary, wage rates and variable cash compensation provided to such Continuing Employees immediately prior to the Closing and benefits on terms no less favorable in the aggregate than those provided immediately prior to Closing.

(c) As soon as administratively convenient for Parent and any relevant plan administrators, Continuing Employees shall be eligible to participate in Parent’s or any of its Affiliate’s U.S. and non-U.S equity compensation, retirement and health and welfare benefit plans (“Parent Employee Plans”) on terms that are substantially comparable in the aggregate to those offered to similarly situated employees of Parent or any of its Affiliates; provided that to the extent permitted by the terms of the applicable Parent Employee Plan (or its plan administrator if not Parent), and in accordance with Applicable Law, Parent shall give, or cause to be given, to each Continuing Employee full credit, for purposes of eligibility to participate, vesting or the calculation of vacation, sick days and/or similar benefits (but excluding vesting in equity compensation awards granted after the Effective Time) and benefit accrual (other than benefit accrual under a defined benefit pension plan or a retiree welfare benefit plan) under such Parent Employee Plans in which Continuing Employees are eligible to participate, for his or her full and partial years of service with the Company thereof prior to the Effective Time to the same extent provided under the comparable Company Employee Plan in which such Continuing Employee participated immediately prior to the Effective Time.

(d) To the extent permissible under the Parent Employee Plans, Parent shall, and shall cause its Affiliates to, waive limitations on benefits relating to any pre-existing condition of the Continuing Employees and their eligible spouses and dependents. Parent shall, and shall cause its Affiliates to, use commercially reasonable efforts to recognize for purposes of annual deductible and out-of-pocket limits under the health plans applicable to Continuing Employees, deductible and out-of-pocket expenses paid by Continuing Employees and their respective spouses and dependents under the health plans of the Company and its respective Affiliates in the fiscal period in which the Closing Date occurs.

(e) The Acquired Companies will give all notices and other information required to be given (which notices and information will be in form and substance reasonably satisfactory to Parent) to the employees of each Acquired Company, any collective bargaining unit representing any group of employees of any Acquired Company, and any applicable Governmental Body under the WARN Act, the National Labor Relations Act, as amended, the Code, COBRA and other Applicable Law in connection with the Transactions.

(f) Effective as of the day immediately preceding the Closing Date, the Company will terminate all Company Employee Plans that are “employee benefit plans” within the meaning of ERISA,

including any Company Employee Plans intended to include a Section 401(k) arrangement (unless Parent provides written notice to the Company no later than three Business Days prior to the Closing Date that such 401(k) plans will not be terminated). The Company will provide Parent with evidence that such Company Employee Plan(s) and the Option Plan have been terminated (effective no later than the day immediately preceding the Closing Date) pursuant to resolutions of the Board or any applicable committee thereof. The form and substance of such resolutions will be subject to review and approval by Parent. The Company also will take such other actions in furtherance of terminating such Company Employee Plan(s) as Parent may reasonably require. In the event that termination of the Company’s 401(k) Plan would reasonably be anticipated to trigger liquidation charges, surrender charges or other fees then the Company will take such actions as are necessary to reasonably estimate the amount of such charges and/or fees and provide such estimate in writing to Parent.

(g) Promptly following the execution of this Agreement, the Company will obtain and deliver to Parent an executed parachute payment waiver, in substantially the form attached hereto as Exhibit H (the “Parachute Payment Waiver”) from each “disqualified individual” (within the meaning of Section 280G of the Code). Promptly following the delivery of the Parachute Payment Waivers to Parent (but in no event less than three Business Days prior to the Closing), the Company will submit to the Stockholders for approval (in a manner reasonably satisfactory to Parent), by such number of holders of Stockholders as is required by the terms of Section 280G(b)(5)(B) of the Code, any payments and/or benefits that may separately or in the aggregate, constitute “parachute payments” pursuant to Section 280G of the Code (“Section 280G Payments”) (which determination will be made by the Company and will be subject to review and approval by Parent, such approval not to be unreasonably withheld, conditioned or delayed), such that such payments and benefits will not be deemed to be Section 280G Payments, and prior to the Closing, the Company will deliver to Parent notification and documentation reasonably satisfactory to Parent (and which documentation will be subject to Parent’s advanced review and approval, such approval not to be unreasonably withheld, conditioned or delayed) that (i) a vote of the holders of Company Capital Stock was solicited in conformance with Section 280G of the Code and the regulations promulgated thereunder and the requisite stockholder approval was obtained with respect to any payments and/or benefits that were subject to the stockholder vote (the “280G Stockholder Approval”) or (ii) that the 280G Stockholder Approval was not obtained and as a consequence, that such payments and/or benefits will not be made or provided to the extent they would cause any amounts to constitute Section 280G Payments, pursuant to the Parachute Payment Waivers that were executed by the affected individuals prior to the solicitation of the vote of the holders of Company Capital Stock pursuant to this Section 5.10(g).

(h) Following the Closing Date, in accordance with Parent’s standard equity award policies, the Continuing Employees will (subject to their continued employment with Parent or an Affiliate thereof through the grant date) be awarded the number of Parent RSUs on such vesting and other material terms set forth on Schedule 5.10(h) (the “Employee RSUs”) by the compensation committee of Parent’s board of directors, which Employee RSUs will be allocated as determined by Parent in conjunction with the Company’s management. The Employee RSUs will be subject to all of the terms and conditions set forth in the Parent Option Plan, in the recipient’s offer letter with Parent and in a restricted stock unit agreement to be entered into between the recipients of such Employee RSUs and Parent.

(i) Parent will cause Parent Stock issuable upon exercise of the settlement of the Assumed Options for which a Form S-8 registration statement is available to be registered with the SEC on Form S-8 promptly following the Closing Date, and in no event later than the Company’s next filing on Form 10-K or Form 10-Q, will exercise commercially reasonable efforts to maintain the effectiveness of such registration statement for so long as such Assumed Options remain outstanding and will reserve a sufficient number of shares of Parent Stock for issuance upon exercise or settlement thereof. The Form S-8 registration statement will not cover the shares of Parent Stock subject to any Assumed Options that are held by Persons who do not become employees of Parent or the Surviving Company at the Effective Time or do not otherwise have a service relationship with Parent or an Affiliate of Parent at the Effective Time.

(j) Nothing contained in this Section 5.10 or elsewhere in this Agreement, express or implied (i) shall cause either Parent or any of its Affiliates to be obligated to continue to employ any Person, including any Continuing Employees, for any period of time following the Effective Time, (ii) shall prevent Parent or its Affiliates from revising, amending or terminating any Parent Employee Plans, Company Employee Plan or any other employee benefit plan, program or policy in effect from time to time, (iii) shall be construed as an amendment of any Company Employee Plan or Parent Employee Plan, or (iv) shall create any third-party beneficiary rights in any director, officer, employee or Person, including any present or former employee, officer, director or individual independent contractor of the Parent or Company or any of their respective Subsidiaries (including any beneficiary or dependent of such individual).

5.11 Financial Certificate and Spreadsheet. The Company will prepare and deliver to Parent a draft of each of the Financial Certificate and the Spreadsheet not later than three Business Days prior to the Closing Date and a final version of the Financial Certificate and the Spreadsheet to Parent not later than one Business Day prior to the Closing Date. The Company will provide to Parent, together with the Closing Financial Certificate and the Spreadsheet, such supporting documentation, information and calculations as are reasonably necessary for Parent to verify and determine the calculations, amounts and other matters set forth in the Closing Financial Certificate and the Spreadsheet.

5.12 Necessary Consents. The Company will use commercially reasonable efforts to promptly obtain such written consents and authorizations of third parties, give notices to third parties and take such other actions as may be necessary or appropriate in order to effect the consummation of the Merger and the other Transactions, to enable the Surviving Company (or Parent) to carry on the Business immediately after the Second Effective Time and to keep in effect and avoid the breach, violation of, termination of, or adverse change to any Contract to which the Company is a party or is bound or by which any of its assets is bound. The Company will (a) consult with Parent before seeking such consents and providing such notices, (b) provide Parent with a reasonable opportunity to review and comment in advance on the forms of such consent requests and notices and (c) incorporate Parent’s reasonable comments in such consent requests and notices.

5.13 Director and Officer Indemnification.

(a) If the Merger is consummated, then until the sixth anniversary of the Closing Date, Parent will cause the Surviving Company to fulfill and honor in all respects the obligations of the Company to its present and former directors and officers determined as of immediately prior to the Effective Time (the “Company Indemnified Parties”) pursuant to indemnification agreements with the Company in effect on the Agreement Date and set forth on Schedule 5.13 of the Disclosure Schedule, the Charter or the Bylaws, in each case, in effect on the Agreement Date (the “Company Indemnification Provisions”), with respect to Claims arising out of acts or omissions occurring at or prior to the Effective Time that are asserted after the Effective Time; provided that Parent’s and the Surviving Company’s obligations under this Section 5.13 will not apply to (i) any Claim or matter that relates to a willful or intentional breach of a representation, warranty, covenant, agreement or obligation made by or of the Company in connection with this Agreement or the Transactions or (ii) any Claim based on a Claim for indemnification made by an Indemnified Person pursuant to Article 8. Notwithstanding anything to the contrary contained in the Company Indemnification Provisions, no Company Indemnified Party will be entitled to coverage under any Parent director and officer insurance policy or errors and omission policy unless such Company Indemnified Person is separately eligible for coverage under such policy pursuant to Parent’s policies and procedures and the terms of such insurance policy.

(b) Prior to the Effective Time, the Company will purchase a prepaid tail insurance coverage (the “D&O Tail”) for the Company Indemnified Parties in a form reasonably satisfactory to Parent, which will provide the Company Indemnified Parties with coverage for six years following the Closing Date in an amount not less than the existing coverage and that will have other terms not materially less favorable to the insured individual than the directors’ and officers’ Liability insurance coverage maintained by the Company as of the Agreement Date. Parent will cause the Surviving Company to maintain the D&O Tail in full force and effect and continue to honor the obligations thereunder until the sixth anniversary of the Closing Date.

5.14 Tax Matters.

(a) Cooperation. Each of Parent, the Agent, the Equityholders and the Acquired Companies will cooperate fully, as and to the extent reasonably requested by any of the others, in connection with the filing of Tax Returns and any Action with respect to Taxes. Such cooperation will include the retention and (upon request therefor) the provision of records and information reasonably relevant to any such Action and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Parent, the Company, the Agent and the Equityholders agree to retain all books and records in each party’s possession with respect to Tax matters pertinent to the Company relating to any Taxable period beginning before the Closing Date until expiration of the statute of limitations of the respective Taxable periods, and to abide by all record retention agreements entered into with any Tax Authority.

(b) Tax Returns. Parent shall prepare and file, or cause to be prepared and filed, all Tax Returns of the Acquired Companies for any taxable period that ends on or before the Closing Date that is required to be filed after the Closing Date (each a “Pre-Closing Separate Return”). All such Pre-Closing Separate Returns shall be prepared in a manner that is consistent with those prepared for prior taxable periods, unless reasonably determined by Parent to be otherwise required by Applicable Law. To the extent that any such Pre-Closing Separate Return would be expected to give rise to a claim for indemnification of Pre-Closing Taxes, Parent shall deliver or cause to be delivered to the Agent each such Pre-Closing Separate Return at least thirty (30) days prior to the due date (taking into account valid extensions thereto) for such Tax Return, and shall consider in good faith any reasonable comments thereto received from the Agent not later than fifteen (15) days prior to the due date (taking into account valid extensions thereto) for such Tax Return.

(c) Tax Proceedings.

(i) If any Tax Authority asserts a Tax Claim, then Parent shall promptly provide written notice thereof to the Agent; provided that the failure of such party to give such prompt notice shall not relieve the other party of any of its obligations under this Section 5.14(c) or under Article 8, except to the extent that the other party is actually and materially prejudiced by such failure. Such notice shall specify in reasonable detail the basis for such Tax Claim and shall include a copy of the relevant portion of any correspondence received from the Tax Authority.

(ii) In the case of any Tax Proceeding with respect to the Acquired Companies for any taxable period ending on or before the Closing Date, Parent shall have the right to control such Tax Proceeding; provided that to the extent such Tax Proceeding would reasonably be expected to result in a claim for indemnification of Pre-Closing Taxes, (1) the Agent shall be entitled to participate, at its own expense and with counsel of its own choosing, in such Tax Proceeding, (2) Parent shall keep the Agent reasonably informed at each stage of such Tax Proceeding, (3) Parent shall provide the Agent with an opportunity to review and comment on any written materials submitted in connection with such Tax Proceeding, and (4) Parent shall not settle, compromise or abandon any such Tax Proceeding without first consulting with the Agent on the proposed settlement of such Tax Proceeding and taking into account the Agent’s reasonable comments on the proposed settlement of such Tax Proceeding; provided that the settlement amount of a Tax Claim will not be determinative of the amount of Indemnifiable Damages unless (x) the Agent consents to such settlement or (y) the Agent unreasonably withholds, conditions or delays its consent to such settlement.

(d) Refunds. The Equityholders shall be entitled to any refunds or credits of or against any Pre-Closing Taxes for which the Equityholders are responsible under this Agreement that have been indemnified by the Equityholder, paid by an Acquired Company prior to the Closing Date or taken into account in Debt; provided, that for purposes of this Section 5.14(d) and without duplication of any other amounts payable to the Equityholders hereunder, the excess of (1) the amount included in Debt in respect of Pre-Closing Taxes and (2) the amount of such Pre-Closing Taxes actually paid by Parent to the relevant Tax Authority shall be treated as a refund. In the event that a Parent Entity or any of its Affiliates (including, after the Effective Time, the Acquired Companies) receives a refund of any Taxes (or applies such refund as a credit against Taxes actually payable) prior to the date that is the earlier of the third anniversary of the Closing Date or the date the Escrow Funds have been fully released by the Escrow Agent to which the Equityholders are entitled pursuant to this Section 5.14(d), Parent shall pay (or cause to be paid) the amount of such refund (including any interest earned in respect thereof and net of any Taxes and reasonable out-of-pocket expenses attributable to the collection of such Tax refund) to the Exchange Agent within ten (10) days of the receipt of the refund for further distribution to the Equityholders. Any refunds of Taxes for any Straddle Period shall be equitably apportioned between the Equityholders and Parent in accordance with the principles set forth in the definition of “Pre-Closing Taxes” and the first sentence of this Section 5.14(d). If a refund of Taxes paid to the Exchange Agent under this Section 5.14(d) is subsequently disallowed, the Equityholders shall promptly repay the amount of such refund (plus interest) to Parent (and Parent shall be entitled to deduct the amount of such refund (plus interest) from the Escrow Fund).

(e) Post-Closing Actions. Without the prior written consent of the Agent (such consent not to be unreasonably withheld, conditioned, or delayed) and to the extent that such Actions could reasonably be expected to give rise to a claim for indemnification in respect of any alleged breach of any of the representations or warranties set forth in Section 3.12 (Taxes) or of Pre-Closing Taxes pursuant to Section 8.2(a)(vi), Parent shall not, and shall not permit any of its Affiliates (including, after the Effective Time, Acquired Companies), to: (i) amend any income or other material Tax Return of any Acquired Company with respect to any taxable period (or portion thereof) ending on or before the Closing Date; (ii) change or revoke any Tax election with respect to any Acquired Company with retroactive effect to any Pre-Closing Tax Period; or (iii) voluntarily approach any Tax Authority on or after the Closing Date with respect to any Tax position taken by any Acquired Company on a Tax Return for any Pre-Closing Tax Period. The Agent’s consent will be deemed to be unreasonably withheld with respect to any actions described in this Section 5.14(e) and Parent may proceed with such actions without the Agent’s consent, unless the Parent has provided prior written notice to the Agent of its intent to take such actions or allow its Affiliates to do so and the Agent has within a reasonable period of time, and at the expense of the Equityholders, provided to Parent a written opinion from a reputable law firm or tax advisor reasonably satisfactory to Parent, that the Acquired Company Tax position to be changed by that action is “more likely than not” correct under applicable Tax laws.

(f) Cooperation. The Company will cause each Equityholder to further agree, upon request, to use their reasonable best efforts to obtain any certificate or other document from any Governmental Body or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including with respect to the Transactions).

(g) Tax Treatment of the Transaction.

(i) Parent shall use commercially reasonable efforts to provide the Company and its counsel with a duly executed tax representation letter, dated as of the Closing Date, containing customary representations reasonably required for Company’s counsel to provide the Company with an opinion to the effect that the First Merger and the Second Merger, taken together, will qualify as a “reorganization” within the meaning of Section 368(a) of the Code.

(ii) Parent, the Company and the Surviving Company will each use its reasonable best efforts to cause the First Merger and the Second Merger, taken together, to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. Prior to or following the Closing, none of Parent, the Company or the Surviving Company will, and they will not permit any of their respective Affiliates to, take (or fail to take) any action which action (or failure to act) would reasonably be expected to cause the First Merger and Second Merger, taken together, to fail to qualify as a reorganization within the meaning of Section 368(a) of the Code unless required to do so by Applicable Law.

(iii) Parent, the Company and the Surviving Company agree to treat the First Merger and the Second Merger, taken together, for all Tax purposes as a “reorganization” within the meaning of Section 368(a) of the Code, unless otherwise required by a Tax Authority in connection with a good faith resolution of an audit or examination.

(iv) The parties hereto intend to comply with Revenue Procedure 2018-12, 2018-6 IRB 349 (“Rev. Proc. 2018-12”), and therefore acknowledge and agree that for purposes of determining the value of the Parent Stock to be received by the Equityholders pursuant to the transactions contemplated by this Agreement, (A) the “Safe Harbor Valuation Method” (within the meaning of Section 4.01(1) of Rev. Proc. 2018-12) will be the average of the daily volume weighted average prices as described in Section 4.01(1) of Rev. Proc. 2018-12; (B) the “Measuring Period” (within the meaning of Section 4.01 of Rev. Proc. 2018-12) will be the 20 consecutive trading days ending on May 3, 2021; (C) the “specified exchange” (within the meaning of Section 3.01(4) of Rev. Proc. 2018-12) will be the New York Stock Exchange; and (D) the “authoritative reporting source” (within the meaning of Section 3.01(4) of Rev. Proc. 2018-12) will be Bloomberg Finance L.P.

5.15 Financial Statements.

(a) The Company shall use its reasonable best efforts to: (a) upon Parent’s request, assist Parent and its Representatives in the preparation of any audited historical and pro forma financial statements of the Company that may be required in connection with Parent’s SEC reporting obligations related to this Agreement or any of the Transactions, (b) promptly furnish such information as Parent may reasonably request in connection with such financial statements or related to the performance of Parent’s SEC reporting obligations relating to this Agreement or any of the Transactions; and (c) complete, execute, acknowledge and deliver, or use their reasonable best efforts to cause to be completed, executed, acknowledged and delivered by the appropriate Representatives of the Company, in each case, such questionnaires and other documents, certificates and instruments as may be reasonably requested by the Parent in connection with the financial statements or the performance of Parent’s SEC reporting obligations relating to this Agreement or any of the Transactions.

(b) Without limiting the generality of Section 5.14(a), the Company shall cause Deloitte & Touche LLP to prepare audited financial statements for the Company’s fiscal year ended December 31, 2020 (the “Audited FY20 Financials”), which shall be prepared in accordance with GAAP, and deliver such Audited FY20 Financials to Parent as promptly as possible after such preparation, and in any event at least five Business Days prior to the Closing.

5.16 Form S-3. Parent will (x) file a registration statement on Form S-3 (the “S-3 Registration Statement”), which S-3 Registration Statement will register the resale of the Share Consideration issued to each Equityholder who executes a Joinder, Significant Investor Joinder or Warrant Surrender Agreement prior to the Closing and complies with its obligations thereunder, and (y) take other actions as necessary to cause such Share Consideration to be approved for listing on the NYSE, in each case pursuant to the terms and subject to the conditions and limitations set forth in the Joinders, Significant Investor Joinders and Warrant Surrender Agreements (collectively, the “S-3 Registration”). Parent will provide the Agent with a reasonable opportunity to review and comment on the S-3 Registration Statement, and will consider such comments in good faith; provided that if Closing takes place after June 1, 2021, Parent will provide the Agent with no less than seven days to review and comment on the S-3 Registration Statement.

ARTICLE 6

CONDITIONS PRECEDENT

6.1 Conditions Precedent to Obligations of the Company, Parent and Merger Subs to the Closing. The obligations of the Company, Parent and Merger Subs to perform and observe the covenants, agreements and conditions hereof to be performed and observed by the Company, Parent and Merger Subs at, or in connection with, the Closing will be subject to the satisfaction (or waiver by such party) of the following conditions:

(a) Antitrust Approvals. Any applicable waiting period (and any extension thereof) under the HSR Act shall have expired or been terminated.

(b) Actions. There will be no Action of any kind or nature pending or threatened in writing against Parent or any of its Affiliates, or against the Company or any of its Affiliates, by any Governmental Body arising out of, or in any way connected with, this Agreement, the Merger or any other transactions contemplated hereby.

(c) Governmental Orders. No Applicable Law, Order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition prohibiting or preventing the consummation of the Merger will be in effect.

6.2 Conditions Precedent to Obligations of Parent and Merger Subs to the Closing. The obligations of Parent and Merger Subs to perform and observe the covenants, agreements and conditions hereof to be performed and observed by Parent and Merger Subs at, or in connection with, the Closing will be subject to the satisfaction (or waiver by Parent) of the following conditions:

(a) Accuracy of Representations and Warranties.

(i) Each of the Company Fundamental Representations that is qualified as to materiality will have been true and correct in all respects when made and will be true and correct in all respects as of the Closing Date as though made on the Closing Date (other than representations and warranties that address matters only as of a certain date, which will be true and correct as of such certain date);

(ii) each of the Company Fundamental Representations that is not qualified as to materiality will have been true and correct in all material respects when made and will be true and correct in all material respects as of the Closing Date as though made on the Closing Date (other than representations and warranties that address matters only as of a certain date, which will be true and correct as of such certain date); and

(iii) other than the Company Fundamental Representations, each of the representations and warranties of the Company contained in this Agreement will have been true and correct in all respects when made and will be true and correct in all respects as of the Closing Date as though made on the Closing Date (other than representations and warranties that address matters only as of a certain date, which will be true and correct as of such certain date), except as would not have a Company Material Adverse Effect.

(b) Performance of Agreements. The Company will have performed and complied in all material respects with each of the covenants and agreements under this Agreement that are to be performed or complied with prior to the Closing.

(c) Company Material Adverse Effect. Since the Agreement Date, the Company will not have experienced a Company Material Adverse Effect that is continuing.

(d) Stockholder Approval. The Stockholder Approval will have been duly and validly obtained, as required by the DGCL and the Charter and Bylaws, each as in effect on the date of such approval. The Joinder or, if such Stockholder is a Significant Investor, a Significant Investor Joinder, of each of the Persons identified on Annex C will continue to be in full force and effect. Stockholders holding at least 90% of the Company Capital Stock will have executed the Written Consent and a Joinder or, if such Stockholder is a Significant Investor, a Significant Investor Joinder, including at least a majority of each series of Company Capital Stock.

(e) Employment Arrangements. Each Key Employee Document will remain in full force and effect, and none of such Key Employees will be unable to commence employment under his or her offer letter upon the Closing. None of the Key Employees will have notified Parent or the Company that he or she is terminating (or expressed to Parent or the Company an intention to terminate) his or her employment with the Company.

(f) Offer Letters. No fewer than 90% of the employees and independent contractors of the Company offered employment with Parent post-Closing will have remained continuously employed or engaged (in the case of independent contractors) with the Company through the Closing and have delivered a countersigned offer letter to Parent, and no action will have been taken by any such individual to rescind such offer letter.

(g) Section 280G Matters. Any Contracts, plans or arrangements that may result, separately or in the aggregate, in the payment of any amount or the provision of any benefit that would be characterized as a “parachute payment” within the meaning of Section 280G of the Code will have been submitted for approval by such number of Stockholders as is required by the terms of Section 280G in order for such payments and benefits not to be deemed parachute payments under Section 280G of the Code, with such approval to be obtained in a manner that satisfies all applicable requirements of Section 280G(b)(5)(B) of the Code and the Treasury Regulations promulgated thereunder, including Q-7 of Section 1.280G-1 of such Treasury Regulations, or, in the absence of such stockholder approval, none of those payments or benefits will be paid or provided, pursuant to the Parachute Payment Waivers.

(h) Receipt of Other Closing Deliveries. The Company will have delivered to Parent, at or prior to the Closing:

(i) a certificate executed by the Chief Executive Officer of the Company, dated as of the Closing Date, in a form reasonably satisfactory to Parent, certifying that the conditions set forth in Sections 6.2(a) and 6.2(b) have been satisfied;

(ii) a certificate executed by the Secretary of the Company, dated as of the Closing Date, certifying (A) the Charter in effect as of immediately prior to the Closing, (B) the Bylaws in effect as of immediately prior to the Closing, (C) the resolutions of the Board unanimously (I) declaring this Agreement and the Transactions, including the Merger, upon the terms and subject to the conditions set forth herein, advisable, fair to and in the best interests of the Company and the Stockholders, (II) approving this Agreement in accordance with Applicable Law and (III) directing the adoption of this Agreement and approval of the principal terms of the Merger be submitted to the Stockholders for consideration and recommending all of the Stockholders adopt this Agreement and approve the Merger, (D) the resolutions of the Board authorizing the termination of the 401(k) Plan (or the Company’s employer participation therein, as applicable) and (E) the Written Consent;

(iii) the Financial Certificate in substantially the form attached hereto as Exhibit I;

(iv) the Spreadsheet, completed to include all of the information specified in Article 1 and a certificate executed by the Chief Executive Officer of the Company, dated as of the Closing Date, certifying on behalf of the Company that the Spreadsheet is true, correct and complete;

(v) the written resignation of each director and officer of the Company (and, at the request of Parent, of any other Acquired Company) to be effective as of the Closing Date, in each case in a form reasonably satisfactory to Parent;

(vi) payoff letters or similar instruments in form and substance reasonably satisfactory to Parent with respect to all Debt, which letters provide for the full payoff and discharge of all such Debt, the termination of the commitments thereunder and release of all guarantees and Liens (other than Permitted Liens) relating to such Debt following satisfaction of the terms contained in such payoff letters;

(vii) FIRPTA documentation, consisting of (A) a notice to the IRS, in accordance with the requirements of Treasury Regulation Section 1.897-2(h)(2), in substantially the form attached hereto as Exhibit J-1, dated as of the Closing Date and executed by the Company and (B) a FIRPTA notification letter, in substantially the form attached hereto as Exhibit J-2, dated as of the Closing Date and executed by the Company;

(viii) a Parachute Payment Waiver, executed by each Person required to execute such a waiver pursuant to Section 5.10(g);

(ix) a certificate from the Delaware Secretary of State and each other state or other jurisdiction in which the Company is qualified to do business as a foreign corporation, dated within two Business Days prior to the Closing Date, certifying that the Company is in good standing;

(x) the First Certificate, executed by the Company;

(xi) the Audited FY20 Financials;

(xii) the Escrow Agreement, executed by the Agent; and

(xiii) Cash-Out Option Waivers, executed by each Key Employee who holds Key Employee Vested Cash-Out Options as of immediately prior to the Effective Time.

6.3 Conditions Precedent to Obligations of the Company Prior to the Closing. The obligations of the Company to perform and observe the covenants, agreements, and conditions hereof to be performed and observed by it at, or in connection with, the Closing will be subject to the satisfaction (or waiver by the Company) of the following conditions:

(a) Accuracy of Representations and Warranties.

(i) Each of the Parent Fundamental Representations that is qualified as to materiality will have been true and correct in all respects when made and will be true and correct in all respects as of the Closing Date as though made on the Closing Date (other than representations and warranties that address matters only as of a certain date, which will be true and correct as of such certain date);

(ii) each of the Parent Fundamental Representations that is not qualified as to materiality will have been true and correct in all material respects when made and will be true and correct in all material respects as of the Closing Date as though made on the Closing Date (other than representations and warranties that address matters only as of a certain date, which will be true and correct as of such certain date); and

(iii) other than the Parent Fundamental Representations, each of the representations and warranties of the Company contained in this Agreement will have been true and correct in all respects when made and will be true and correct in all respects as of the Closing Date as though made on the Closing Date (other than representations and warranties that address matters only as of a certain date, which will be true and correct as of such certain date) except as would not have a Parent Material Adverse Effect.

(b) Performance of Agreements. Parent and Merger Sub will have performed and complied in all material respects with each of the covenants and agreements under this Agreement that are to be performed or complied with prior to the Closing.

(c) Parent Material Adverse Effect. Since the Agreement Date, Parent will not have experienced a Parent Material Adverse Effect that is continuing.

(d) Receipt of Other Closing Deliveries. Parent will have delivered to the Company, at or prior to the Closing:

(i) a certificate executed by the Chief Executive Officer of Parent, dated as of the Closing Date, in a form reasonably satisfactory to the Company, certifying that the conditions set forth in Sections 6.3(a) and 6.3(b) have been satisfied; and

(ii) a certificate executed by the Secretary of Parent, dated as of the Closing Date, certifying (A) the resolutions of the board of directors of Parent unanimously declaring this Agreement and the Transactions, including the Merger and the issuance of Parent Stock, upon the terms and subject to the conditions set forth herein, advisable, fair to and in the best interests of Parent and its equityholders and in accordance with Applicable Law.

(e) Escrow Agreement. The Escrow Agreement will have been duly executed by Parent and the Escrow Agent and delivered to the Company.

ARTICLE 7

TERMINATION

7.1 Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by the mutual written consent of Parent and the Company;

(b) by Parent or the Company if the Closing has not occurred on or before 11:59 p.m., Pacific Time, on September 3, 2021 (the “Termination Date”); provided that Parent and the Company may mutually agree to extend the Termination Date to March 3, 2022 if, as of the original Termination Date, (i) the condition to the Closing set forth in Section 6.1(a) has not been satisfied and (ii) all of the other conditions to the Closing set forth in Article 6 have been satisfied or waived (other than the conditions that, by their terms, are intended to be satisfied at the Closing, which conditions only need to be capable of being satisfied at the Closing); provided further that if either Parent, on the one hand, or the Company or any Equityholder, on the other hand, is then in breach of this Agreement or any Transaction Document, and such breach is cause of the failure of the Closing to occur by the Termination Date, then Parent, in the case of such breach by Parent, or the Company, in the case of such breach by the Company or any Equityholder, may not terminate this Agreement pursuant to this Section 7.1(b);

(c) by Parent if (i) there has been an inaccuracy in any representation or warranty made by the Company herein or a breach of any covenant, agreement or obligation of the Company herein, (ii) such inaccuracy or breach has not been cured within 30 days after receipt by the Company of written notice of such inaccuracy or breach and (iii) such inaccuracy or breach would result in the failure of any of the conditions set forth in Section 6.2 to be satisfied; except that no such cure period will be available or applicable to any such breach that by its nature cannot be cured;

(d) by the Company if (i) there has been an inaccuracy in any representation or warranty made by Parent or Merger Subs herein or a breach of any covenant, agreement or obligation of Parent or Merger Subs herein, (ii) such inaccuracy or breach has not have been cured within 30 days after receipt by Parent of written notice of such inaccuracy or breach and (iii) such inaccuracy or breach would result in the failure of any of the conditions set forth in Section 6.3 to be satisfied; except that no such cure period will be available or applicable to any such inaccuracy or breach that by its nature cannot be cured; or

(e) by Parent, if the Company has not obtained the Stockholder Approval complying with all of the provisions of the DGCL and the Charter and the Bylaws at or prior to the time that is eight hours following the execution and delivery of this Agreement.

7.2 Effect of Termination. To terminate this Agreement pursuant to Section 7.1, the terminating party must give written notice to the other parties. Upon delivery of written notice, this Agreement will terminate and become void and have no further force or effect, and the Transactions will be abandoned without further action by the parties hereto. Notwithstanding anything to the contrary herein, Section 8.7(b), this Section 7.2 and Article 9 will survive indefinitely, and nothing herein will relieve any party hereto of Liability for any fraud, intentional misrepresentation or willful breach of this Agreement occurring prior to such termination.

ARTICLE 8

ESCROW FUND AND INDEMNIFICATION

8.1 Escrow Fund.

(a) At the Effective Time, Parent will deposit the Escrow Fund with Computershare Trust Company, N.A. (or another institution mutually agreeable to Parent and the Company) as escrow agent (the “Escrow Agent”), which Escrow Fund will be governed by this Agreement and the Escrow Agreement in substantially the form attached hereto as Exhibit K (the “Escrow Agreement”). The Escrow Fund will constitute partial security for the benefit of Parent (on behalf of itself or any other Indemnified Person) with respect to any Indemnifiable Damages pursuant to the indemnification obligations of the Equityholders under this Article 8. The Escrow Agent will hold the Escrow Fund until 11:59 p.m. Pacific Time on the date (the “Escrow Release Date”) that is 15 months after the Effective Time. Neither the Escrow Fund (including any portion thereof) nor any beneficial interest therein may be pledged, subjected to any Lien, sold, assigned or transferred by any Equityholder or be taken or reached by any legal or equitable process in satisfaction of any debt or other Liability of any Equityholder, in each case prior to the distribution of the Escrow Fund to any Equityholder in accordance with Section 8.1(b), except by will, by the laws of intestacy or by other operation of law.

(b) Within two Business Days following the Escrow Release Date, Parent and Agent will cause the Escrow Agent to deliver (i) the Escrow Fund less (ii) that portion of the Escrow Fund necessary to satisfy the maximum amount of all unresolved Claim Certificate to the Equityholders pursuant to the terms and subject to the conditions of Article 2. Any portion of the Escrow Fund held by the Escrow Agent after the Escrow Release Date will be distributed by the Escrow Agent within two Business Days following the resolution of the applicable Claim Certificate pursuant to Section 8.5.

(c) Parent and the Agent will cause distributions from the Escrow Fund to Parent or any other Indemnified Person in accordance with this Article 8 to be made in cash and Parent Shares ratably, with the amount of cash being equal to (i) the total value of the portion of the Escrow Fund being released to the Equityholders at such time multiplied by (ii) the Cash Consideration Percentage, and the remaining portion being distributed in Parent Shares, in each case with each Parent Share being valued at the Parent Stock Price and with the number of Parent Shares being released being rounded up to the nearest whole share.

8.2 Indemnification.

(a) Subject to the limitations set forth in this Article 8, from and after the Closing, each Equityholder will severally, and not jointly, in accordance with such Equityholder’s Pro Rata Share, indemnify and hold harmless Parent, the Merger Subs and the Company and their respective officers, directors, agents and employees and each Person, if any, who controls or may control Parent within the meaning of the Securities Act (each, an “Indemnified Person”) from and against, and will compensate and reimburse each Indemnified Person for, any and all claims, losses, damages, liabilities, costs and expenses, including enforcement costs, actually incurred or suffered by any Indemnified Person (collectively, “Indemnifiable Damages”), whether or not arising out of a Third-Party Claim, arising out of, resulting from or in connection with the following (each item (i)-(ix), an “Indemnifiable Matter”):

(i) any failure of any representation or warranty made by the Company in this Agreement to be true and correct on the Agreement Date and as of the Closing Date, except in the case of representations and warranties that by their terms speak only as of a specific date or dates, which will be true and correct on and as of such specified date or dates (a “Representation Breach”);

(ii) any breach of, or default in connection with, any of the pre-Closing covenants, agreements or obligations made by the Company herein or in any other agreements contemplated by this Agreement or the Merger;

(iii) any inaccuracies in the Spreadsheet or the Financial Certificate;

(iv) any matter set forth in Schedule 3.7 of the Disclosure Schedule or that is or would be an exception to the representations and warranties in Section 3.7 (Actions) made on the Agreement Date or on the Closing Date;

(v) any claims by (A) any then-current or former holder or alleged then-current or former holder of any equity interests of the Company (including any predecessors), arising out of, resulting from or in connection with (I) the Transactions, this Agreement or the Transaction Documents, including the Charter Amendment and the allocation of the Total Consideration or (II) such Person’s status or alleged status as a holder of equity interests of the Company (including any predecessors) at any time at or prior to the Closing, whether for breach of fiduciary duty or otherwise, (B) any Person to the effect that such Person is entitled to any equity interest of Parent or the Company or any payment in connection with the Transactions other than as specifically set forth on the Spreadsheet, including payments made with respect to Dissenting Shares to the extent that such payments or issuances, in the aggregate, exceed the value of the consideration that otherwise would have been payable or issuable (based on the Parent Stock Price) pursuant to Sections 2.3(a)-(g) upon the exchange of such Dissenting Shares, and any interest, costs, expenses and fees incurred by any Indemnified Person in connection with the exercise of any dissenters’ or appraisal rights or (C) any Person with respect to any Option Plan or any other plan, policy or Contract providing for compensation to any Person in the form of equity interests;

(vi) any Pre-Closing Taxes not included in the calculation of Debt as set forth in the Financial Certificate, including, for the avoidance of doubt, the matters set forth on Schedule 8.2(a)(vi) (“Indemnifiable Taxes”);

(vii) any Liability for any obligation to provide indemnification or exculpation of Persons serving as directors and officers of the Company prior to the Closing to the extent not covered by the D&O Tail;

(viii) any fraud, intentional misrepresentation or willful misconduct by or on behalf of the Company in connection with the Transactions; and

(ix) any of the matters set forth in Schedule 8.2(a)(ix) (“Specified Matters”).

(b) Materiality standards or qualifications, qualifications or requirements that a matter be or not be “reasonably expected” or “reasonably likely” to occur and qualifications by reference to the defined term “Company Material Adverse Effect” in any representation, warranty, covenant, agreement or obligation will only be taken into account in determining whether an inaccuracy of such representation or warranty, or a breach of such covenant, agreement or obligation, exists, and will not be taken into account in determining the amount of any Indemnifiable Damages with respect to such inaccuracy or breach.

8.3 Limitations. Subject to the last sentence of this Section 8.3:

(a) recovery from the Escrow Fund will (x) be the first source of monetary claims for all claims and (y) constitute the sole and exclusive source of monetary recovery of the Indemnified Persons under this Article 8, other than for Special Claims;

(b) except with respect to Company Fraud Claims, the maximum liability of the Equityholders for claims arising out of, resulting from or in connection with (i) (A) any failure of any representation or warranty made by the Company in Section 3.12 (Taxes) to be true and correct on the Agreement Date or the Closing Date and (B) any Indemnifiable Taxes (such claims, collectively, the “Indemnifiable Tax Claims”) and (ii) (A) any failure of any representation or warranty made by the Company in the first sentence of Section 3.11(s)(i) to be true and correct on the Agreement Date or the

Closing Date and (B) the matters set forth as item 3 in Schedule 8.2(a)(ix) (such claims, collectively, the “Special Matters”) will be (x) the value of the consideration held in the Escrow Fund plus (y) the value of any portion of the Escrow Fund of the Escrow Fund released to the Equityholders (with each Parent Share being valued at the Parent Stock Price);

(c) the maximum liability of each Equityholder for claims of fraud by or on behalf of the Company (collectively, “Company Fraud Claims”, and together with the Indemnifiable Tax Claims and Special Matters, the “Special Claims”) is the portion of the Total Consideration actually received by such Equityholder pursuant to Section 2.3;

(d) an Indemnified Person may not make a claim against the Escrow Fund in respect of any Representation Breach (other than an Indemnifiable Tax Claim or a Specified Matter) unless and until the Indemnified Persons have delivered one or more Claim Certificates describing more than $10,000,000 in aggregate Indemnifiable Damages (the “Deductible”), after which an Indemnified Person may make claims for indemnification and may receive cash and Parent Shares from the Escrow Fund for all Indemnifiable Damages in excess of the Deductible; provided that no Equityholder shall be required to make any indemnification payment with respect to an Representation Breach (other than a Tax Claim or a Specified Matter) unless the Indemnifiable Damages for such claim exceeds $10,000 (it being agreed and understood that for purposes of this calculation a single claim or a group of related claims, relating to a particular fact, event, circumstance or occurrence (or a series of related facts, events, circumstances or occurrences, or facts, events, circumstances or occurrences having the same underlying, non-generic factual or legal basis) shall be aggregated);

(e) notwithstanding anything to the contrary contained herein, (i) no Equityholder will have any right of indemnification, contribution or right of advancement from any Indemnified Person with respect to any Indemnifiable Damages claimed by any Indemnified Person or any right of subrogation against the Company or the Surviving Company with respect to any indemnification of an Indemnified Person by reason of any Indemnifiable Matter and (ii) if an Indemnified Person’s claim under this Article 8 may be properly characterized in multiple ways in accordance with this Article 8 such that such claim may or may not be subject to different limitations depending on such characterization, then such Indemnified Person will have the right to characterize such claim in a manner that maximizes the recovery and time to assert such claim permitted in accordance with this Article 8; provided that, for the avoidance a doubt, the Indemnified Persons shall not be entitled to recover with respect to any matter arising under one provision or characterization to the extent the Indemnified Persons have already recovered the same Indemnifiable Damages with respect to such matter pursuant to another provision or characterization under this Agreement or any other Transaction Document (i.e., no double recovery);

(f) all Indemnifiable Damages will be calculated net of the amount of any recoveries actually received by an Indemnified Person prior to the Escrow Release Date under any existing insurance policies; provided that no Indemnified Person will have any obligation to seek to obtain or continue to pursue any such recoveries;

(g) notwithstanding anything to the contrary contained herein, no Indemnified Person shall have any right to indemnification under this Article 8 for any Indemnifiable Damages in respect of Indemnifiable Taxes or attributable to or arising out of a breach of, or inaccuracy in, any of the representations or warranties set forth in Section 3.12 (Taxes), in each case, to the extent that such Indemnifiable Damages result from any reduction in, or unavailability of, any net operating loss, Tax basis or other similar Tax attribute of any of the Acquired Companies in any taxable period beginning after the Closing Date;

(h) the availability of the Escrow Fund to indemnify the Indemnified Persons will be determined without regard to any right to indemnification that any Equityholder may have in his, her or its capacity as an officer, director, employee or agent of the Company and no such Equityholder will be entitled to any indemnification from the Company or the Surviving Company for amounts paid for indemnification under this Article 8;

(i) the rights of the Indemnified Person to indemnification, compensation or reimbursement, payment of losses or any other remedy under this Agreement shall not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any representation, warranty, covenant or agreement made by the Company or any other matter;

(j) the waiver of any condition based on the accuracy of any such representation or warranty, or on the performance of or compliance with any such covenant or agreement, will not affect the right to indemnification, compensation or reimbursement, payment of losses, or any other remedy based on any such representation, warranty, covenant or agreement, and no Indemnified Person shall be required to show reliance on any representation, warranty, certificate or other agreement in order for such Indemnified Person to be entitled to indemnification, compensation or reimbursement hereunder; and

(k) all parties hereto acknowledge and agree that, except (i) as provided in Section 9.9 and Section 2.7 and (ii) with respect to Personal Fraud, the indemnification provisions of Article 8 shall be the sole and exclusive remedies of each Indemnified Person, respectively, and their respective Affiliates, for any money damages from claims for a breach of this Agreement.

Notwithstanding anything to the contrary in this Agreement, there will be no limitation of the Liability of, or remedy against, any Equityholder who commits fraud or has actual knowledge of fraud (the “Personal Fraud”).

8.4 Survival Periods. If the Merger is consummated, the following survival periods will apply (each, a “Survival Period”):

(a) the representations and warranties of the Company contained in this Agreement will survive the Effective Time and remain in full force and effect until 11:59 p.m. Pacific Time on the Escrow Release Date; except that the representations and warranties made by the Company in Section 3.12 (Taxes) will survive until the date that is 60 days following the expiration of the applicable statute of limitations;

(b) the Equityholders’ obligations for all other Indemnifiable Matters (other than Special Claims) survive the Effective Time and remain in full force and effect until 11:59 p.m. Pacific Time on the Escrow Release Date; except that the Survival Periods (i) for Indemnifiable Tax Claims will be 60 days following the expiration of the applicable statute of limitations, (ii) for Special Matters will be the two-year anniversary of the Closing and (iii) Company Fraud Claims and Personal Fraud will be the 10-year anniversary of the Closing; and

(c) the representations, warranties and covenants of Parent contained in this Agreement and the other Transaction Documents will expire and be of no further force or effect as of the Effective Time; except for covenants to be performed after the Effective Time, which will survive until performed.

8.5 Claims.

(a) Except as otherwise set forth in this Section 8.5, the period during which claims may be made in respect of any Indemnifiable Matter begins at Closing and ends at the expiration of the applicable Survival Period (the “Claims Period”).

(b) During the Claims Period, Parent may deliver to the Agent one or more certificates signed by any officer of Parent (each, a “Claim Certificate”):

(i) stating that an Indemnified Person has incurred, paid, reserved or accrued, or in good faith believes that it may incur, pay, reserve or accrue, Indemnifiable Damages (or that with respect to any Tax matters, that any Tax Authority may raise such matter in audit of Parent or its subsidiaries, that could give rise to Indemnifiable Damages);

(ii) stating the amount of such Indemnifiable Damages (which, in the case of Indemnifiable Damages not yet incurred, paid, reserved or accrued, may be the maximum amount believed by Parent in good faith to be incurred, paid, reserved, accrued or demanded by a third party); and

(iii) specifying in reasonable detail (based upon the information then possessed by Parent) the individual items of such Indemnifiable Damages included in the amount so stated and the nature of the claim to which such Indemnifiable Damages are related.

(c) Such Claim Certificate (i) need only specify such information to the knowledge of such officer of Parent as of the date thereof, (ii) will not limit any of the rights or remedies of any Indemnified Person with respect to the underlying facts and circumstances specifically set forth in such Claim Certificate and (iii) may be updated and amended from time to time by Parent by delivering any updated or amended Claim Certificate, so long as the delivery of the original Claim Certificate is made within the applicable Claims Period and such update or amendment relates to the underlying facts and circumstances specifically set forth in such original Claims Certificate; provided that all claims for Indemnifiable Damages properly set forth in a Claim Certificate or any update or amendment thereto will remain outstanding until such claims have been resolved or satisfied, notwithstanding the expiration of such Claims Period. No delay in providing such Claim Certificate within the applicable Claims Period will affect an Indemnified Person’s rights hereunder, unless (and then only to the extent that) the Agent or the Equityholders are materially prejudiced thereby.

8.6 Resolution of Objections to Claims.

(a) If the Agent accepts, by written notice to Parent, or does not contest any claim or claims by Parent made in any Claim Certificate within the 20-Business Day period following receipt of the Claim Certificate, then (i) the entire amount set forth on such Claim Certificate will become payable by the Equityholders to the Indemnified Persons and (ii) to the extent such liability can be satisfied in whole or in part from the Escrow Fund, Parent and Agent will cause the Escrow Agent to distribute to Parent an amount in cash and a number of Parent Shares from the Escrow Fund having a total value equal to the amount of any Indemnifiable Damages corresponding to such claim or claims as set forth in such Claim Certificate (with each Parent Share valued at the Parent Stock Price).

(b) If the Agent objects in writing to any claim or claims by Parent made in any Claim Certificate within the 20-Business Day period set forth in Section 8.6(a), Parent and the Agent will attempt in good faith for 45 days after Parent’s receipt of such written objection to resolve such objection. If Parent and the Agent so agree, (i) such agreed amount will become payable by the Equityholders to the Indemnified Persons and (ii) to the extent such liability can be satisfied in whole or in part from the Escrow Fund, Parent and Agent will jointly instruct the Escrow Agent to distribute to Parent an amount of cash and a number of Parent Shares from the Escrow Fund to satisfy all or part of such liability (with each Parent Share valued at the Parent Stock Price).

(c) If no such agreement can be reached during the 45-day period for good faith negotiation set forth in Section 8.6(b), but in any event upon the expiration of such 45-day period, either Parent or the Agent may pursue a claim subject to the limitations set forth in Section 9.6 to obtain a final, non-appealable decision of a court resolving such disputed claim (a “Final Order”). To the extent such liability can be satisfied in whole or in part from the Escrow Fund, Agent (on behalf of the Equityholders) and Parent will each be entitled to instruct the Escrow Agent to distribute the Escrow Fund in accordance with the Final Order.

(d) For purposes of this Section 8.6(d), in any suit hereunder in which any claim or the amount thereof stated in the Claim Certificate is at issue, Parent will be deemed to be the prevailing party unless the court determines in favor of the Agent (on behalf of the Equityholders) with respect to more than one-half of the amount in dispute, in which case the Equityholders will be deemed to be the prevailing party. The non-prevailing party will pay its own fees and expenses and the fees and expenses of the prevailing party, including attorneys’ fees and costs, reasonably incurred in connection with such suit.

(e) Notwithstanding anything to the contrary in the foregoing, should the amount held in the Escrow Fund, if any, be insufficient to satisfy in whole the amount of Indemnifiable Damages that become payable by the Equityholders to the Indemnified Persons pursuant to this Agreement, then each Equityholder shall, as promptly as practicable following the date such amount becomes payable pursuant to this Article 8, pay to the Indemnified Person its Pro Rata Share of such shortfall. Any such shortfall shall be satisfied in either cash or by the forfeiture of Parent Shares (valued based on the average closing price of one Parent Share on the NYSE for the period of five consecutive trading days ending on (and including) the third trading day immediately prior to the date such shortfall is to be paid in accordance with the foregoing sentence).

8.7 Agent.

(a) At the Closing, by the adoption of the Merger, and by receiving the benefits thereof, including the right to receive consideration in connection herewith, each Equityholder shall be deemed to have appointed Shareholder Representative Services LLC as the Agent for all purposes in connection with this Agreement and the related agreements. The Agent will be the agent for and on behalf of the Equityholders to: (i) execute, as the Agent, this Agreement and any agreement or instrument entered into or delivered in connection with the Transactions, (ii) give and receive notices, instructions and communications permitted or required under this Agreement, or any other Transaction Document, for and on behalf of any Equityholder, to or from Parent (on behalf of itself or any other Indemnified Person) relating to this Agreement or any of the Transactions and any other matters contemplated by this Agreement or by such other Transaction Document (except to the extent that this Agreement expressly contemplates that any such notice or communication will be given or received by each Equityholder individually), (iii) review, negotiate and agree to and authorize Parent to reclaim an amount of cash from and/or cancel a number of Parent Shares held in the Escrow Fund in satisfaction of claims asserted by Parent (on behalf of itself or any other Indemnified Person, including by not objecting to such claims) pursuant to this Article 8, (iv) object to such claims pursuant to Section 8.6, (v) consent or agree to, negotiate, enter into, or, if applicable, contest, prosecute or defend, settlements and compromises of, and demand arbitration and comply with Orders of courts and awards of arbitrators with respect to, such claims, resolve any such claims, take any actions in connection with the resolution of any dispute relating hereto or to the Transactions by arbitration, settlement or otherwise, and take or forego any or all actions permitted or required of any Equityholder or necessary in the judgment of the Agent for the accomplishment of the foregoing and all of the other terms, conditions and limitations of this Agreement, (vi) consult with legal counsel, independent public accountants and other experts selected by it, solely at the cost and expense of the Equityholders, (vii) consent or agree to any amendment to this Agreement or to waive any terms and conditions of this Agreement providing rights or benefits to the Equityholders (other than with respect to the payment and issuance of the Per Share Consideration as applicable) in accordance with the terms hereof and in the manner provided herein, Parent, (viii) to vote any Escrowed Stock on behalf of the Equityholders, or (ix) take all actions necessary or appropriate in the judgment of the Agent for the accomplishment of the foregoing, in each case without having to seek or obtain the consent of any Person under any circumstance. Parent, the Merger Subs and their respective Affiliates (including after the Second Effective Time, the Surviving Company) will be entitled to rely on the appointment of Shareholder Representative Services LLC as the Agent and treat such Agent as the duly appointed attorney-in-fact of each Equityholder and as having the duties, power and authority provided for in this Section 8.7. The Equityholders will be bound by all actions taken and documents executed by the Agent in connection with this Article 8, and Parent and other Indemnified Persons will be entitled to rely exclusively on any action or decision of the Agent. The Person serving as the Agent may be removed or replaced from time to time, or if such Person resigns from its position as the Agent, then a successor may be appointed, by the holders of a majority in interest of the aggregate number of Parent Shares then held in the Escrow Fund upon not less than 30 days’ prior written notice to Parent. No bond will be required of the Agent. The Person serving as the Agent may resign upon not less than 14 days’ prior written notice to Parent and the advisory committee established pursuant to the Engagement Agreement.

(b) The Agent will not be liable to any Equityholder for any act done or omitted in connection with its services hereunder and any related agreement except to the extent resulting from its bad faith, gross negligence or willful misconduct. The Agent shall not be liable for any action or omission pursuant to the advice of counsel. The Agent will serve as the Agent without compensation other than pursuant to the terms of that certain Engagement Agreement to be entered into by and among the Agent, the Company and certain of the Equityholders (the “Engagement Agreement”). The Equityholders will severally, and not jointly, in accordance with such Equityholder’s Pro Rata Share, indemnify the Agent and hold it harmless against any reasonable, documented, and out-of-pocket losses, liabilities and expenses (collectively, “Representative Losses”) arising out of or in connection with this Agreement and any related agreements, in each case as such Representative Loss is suffered or incurred; provided, that in the event that any such Representative Loss is finally adjudicated to have been caused by the bad faith, gross negligence or willful misconduct of the Agent, the Agent will reimburse the Equityholders the amount of such indemnified Representative Loss to the extent attributable to such bad faith, gross negligence or willful misconduct. If not paid directly to the Agent by the Equityholders, Representative Losses may be recovered from the (i) Agent Expense Fund or (ii) any other funds or shares that become payable to the Equityholders under this Agreement at such time as such amounts or shares would otherwise be distributable to the Equityholders; provided, that while the Agent may be paid from the aforementioned sources of funds and shares, this does not relieve the Equityholders from their obligation to promptly pay such Representative Losses as they are suffered or incurred. In no event will the Agent be required to advance its own funds on behalf of the Equityholders or otherwise. Notwithstanding anything in this Agreement to the contrary, any restrictions or limitations on liability or indemnification obligations of, or provisions limiting the recourse against non-parties otherwise applicable to, the Equityholders set forth elsewhere in this Agreement are not intended to be applicable to the indemnities provided to the Agent hereunder. The foregoing indemnities will survive the Closing, the resignation or removal of the Agent or the termination of this Agreement.

(c) The Agent shall be entitled to no compensation for its service in such capacity other than pursuant to the terms of the Engagement Letter. The Agent Expense Fund will be used for the purposes of paying directly, or reimbursing the Agent for, any third-party expenses pursuant to this Agreement and the agreements ancillary hereto. The Equityholders will not receive any interest or earnings on the Agent Expense Fund and irrevocably transfer and assign to the Agent any ownership right that they may otherwise have had in any such interest or earnings. The Agent will not be liable for any loss of principal of the Agent Expense Fund other than as a result of its gross negligence or willful misconduct. The Agent will hold these funds separate from its corporate funds, will not use these funds for its operating expenses or any other corporate purposes and will not voluntarily make these funds available to its creditors in the event of bankruptcy. As soon as practicable following the completion of the Agent’s responsibilities, the Agent will deliver any remaining balance of the Agent Expense Fund to the Exchange Agent for further distribution to the Equityholders. For tax purposes, the Agent Expense Fund will be treated as having been received and voluntarily set aside by the Equityholders at the time of Closing.

(d) From and after the Effective Time, Parent shall cause the Surviving Company to provide the Agent with reasonable access to information about the Surviving Company, in each case to the extent reasonably necessary for purposes of (i) litigating the Specified Third-Party Claims, (ii) preparing a Notice of Objection pursuant to Section 2.7(b) or (iii) resolving any matter set forth in a Notice of Objection pursuant to Section 2.7(d). Notwithstanding anything to the contrary in this Agreement, neither Parent nor the Surviving Company shall be required to provide access to any information if such access would jeopardize any attorney-client or other legal privilege unless (x) such parties enter into a mutually satisfactory joint-defense or common interest agreement or (y) the information to be accessed is pertinent to any litigation or dispute in which Parent and its Affiliates, on the one hand, and the Agent or the Equityholders, on the other hand, are adverse parties; provided that the Parent and the Surviving Company will use reasonable best efforts to develop alternative means, if possible, by which to provide such information to Agent. The Agent shall treat confidentially any nonpublic information it receives from Parent regarding the Surviving Company, as set forth in a mutually agreed upon confidentiality agreement; provided that Agent may disclose such information (A) to its legal, financial and tax advisors, accountants, auditors and other Representatives to the extent such Representatives have a need to know such information (so long as the same are obligated to maintain the confidentiality of the information provided), (B) to any Equityholder who has a need to know such information (so long as the same are obligated to maintain the confidentiality of the information provided), (C) to the extent reasonably necessary for enforcing Agent’s rights under this Agreement, or any other Transaction Documents, with any Governmental Body; (D) as required to comply with Applicable Law (in which case, to the extent not otherwise prohibited by Applicable Law, Parent will be provided with prior written notice thereof so that Parent may seek a protective order or other appropriate relief), or (E) to the extent such statement or disclosure is consistent with, and limited to, information that is publicly available (other than as result of a disclosure by such Agent or its Representatives in violation of this Agreement). Any such access under this Section 8.7(d) shall be conducted at Agent’s expense during normal business hours, under the supervision of the Company’s personnel and in such manner as not to unreasonably interfere with the normal operations of Parent or its Subsidiaries or the conduct of their business and shall provide Parent with reasonable advance notice prior to accessing any of the foregoing.

(e) After the Closing, any notice or communication given or received by, and any decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction of, the Agent that is within the scope of the Agent’s authority under Section 8.7(a) will constitute a notice or communication to or by, or a decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction of all the Equityholders and will be final, binding and conclusive upon each such Equityholder, and each Indemnified Person will be entitled to rely exclusively upon any such notice, communication, decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction as being a notice or communication to or by, or a decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction of, each and every such Equityholder. Parent, the Merger Subs, the Surviving Company and the Indemnified Persons are hereby relieved from any Liability to any Person for any acts done by them in accordance with such notice, communication, decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction of the Agent.

8.8 Third-Party Claims.

(a) Subject to Section 8.8(b) and Section 5.14, in the event Parent becomes aware of a claim by a third party (a “Third-Party Claim”) that Parent in good faith believes may result in a claim against the Escrow Fund by or on behalf of an Indemnified Person, Parent will have the right in its sole discretion to conduct the defense of and to settle or resolve such Third-Party Claim, and the costs and expenses incurred by Parent in connection with such defense, settlement or resolution, including reasonable attorneys’ fees, other professionals’ and experts’ fees and court or arbitration costs, will be included in the Indemnifiable Damages regardless of whether it is ultimately determined that such Third-Party Claim arose out of, resulted from or was in connection with a matter listed in Section 8.2. The Agent shall have the right to participate in (but not control) such defense and the Equityholders and shall be solely liable for the reasonable fees and expenses of Agent’s separate counsel; provided that, in any event, the Agent will have the right to receive copies of all pleadings, notices and communications with respect to such Third-Party Claim to the extent that receipt of such documents does not affect any privilege relating to any Indemnified Person, subject to execution by the Agent of Parent’s (and, if required, such third party’s) standard non-disclosure agreement to the extent that such materials contain confidential or proprietary information, and Parent shall keep the Agent reasonably advised of the status of such Action and the defense thereof and cooperate with and consider in good faith the input and any recommendations of the Agent and Agent’s counsel, but Parent will have the right in its sole discretion to determine and conduct the defense of any Third-Party Claim and the settlement, adjustment or compromise of such Third-Party Claim; provided that the settlement amount of a Third-Party Claim will not be determinative of the amount of Indemnifiable Damages unless (x) the Agent consents to such settlement or (y) the Agent unreasonably withholds, conditions or delays its consent to such settlement.

(b) With respect to the Third-Party Claims set forth on Schedule 8.8(b) (“Specified Third-Party Claims”), the Agent shall have the right, by giving written notice to the Indemnified Person within 15 days after delivery of the Claim Notice with respect to such Third-Party Claim, to assume control of the defense of such Specified Third-Party Claim at the Equityholders’ sole expense, with counsel of its choosing that is reasonably satisfactory to the Indemnified Person, and the Indemnified Person shall cooperate in good faith in such defense; provided, that, notwithstanding the foregoing, such Agent shall only be entitled to control such defense for so long as Agent conducts such defense in and active and diligent manner and shall not have the right to control the defense of any Specified Third-Party Claim, and Parent shall, by giving written notice to Agent, be entitled to direct and conduct the defense of any such Specified Third-Party Claim that (i) involves potential criminal liability of, or seeks any injunctive or other equitable relief against, the Indemnified Person, (ii) seeks monetary damages the amount of which would reasonably be expected to exceed the value of the Escrow Fund after satisfaction of other pending Claims (with each share of Parent Stock being valued for this purpose at the Parent Stock Price) or (iii) would involve an actual conflict of interest between the Agent or the Equityholders, on the one hand, and an Indemnified Person, on the other hand. If Agent assumes control of such defense, Parent shall have the right to participate in such defense and shall be solely liable for the reasonable fees and expenses of separate counsel to the Indemnified Person, and Agent will in any event keep Parent reasonably advised of the status of such Action and the defense thereof and shall consider in good faith any recommendations made by Parent with respect thereto. Notwithstanding anything to the contrary herein, the Agent shall not agree to any settlement of any Third-Party Claim without the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed) unless such settlement would (x) include a complete and unconditional release of each Indemnified Person from all Liabilities or obligations with respect thereto, (y) not impose any Liability on the Indemnified Person and (z) not involve a finding or admission of any wrongdoing on the part of the Indemnified Person. The Equityholders shall be liable to indemnify, compensate and reimburse the Indemnified Persons for any reasonable fees and expenses of counsel employed by the Indemnified Person in defense of such Specified Third-Party Claim for any period during which the Agent has not assumed the defense therefor or following its loss of the ability to direct the defense as set forth herein.

(c) The above provisions of this Section 8.8 shall not apply to any Third-Party Claim that is a Tax Proceeding.

8.9 Treatment of Indemnification Payments. Parent, the Agent and the Equityholders agree to treat (and cause their respective Affiliates to treat) any payment received by the Indemnified Persons pursuant to this Article 8 as Per Share Consideration for all Tax purposes to the maximum extent permitted by Applicable Law.

ARTICLE 9

MISCELLANEOUS

9.1 Expenses. Except as otherwise set forth herein, whether or not the Merger is consummated, each party will pay its own expenses.

9.2 Notices. Any notice, request, or demand desired or required to be given hereunder will be in writing and will be given by personal delivery, email delivery, or overnight courier service, in each case addressed as respectively set forth below or to such other address as any party will have previously designated by such a notice. The effective date of any notice, request, or demand will be the date of personal delivery, the date on which email is sent; provided that the sender of such email does not receive a written notification of delivery failure, or one day after it is delivered to a reputable overnight courier service, as the case may be, in each case properly addressed as provided herein and with all charges prepaid. After the Closing, notice given to the Agent will constitute notice given to each Stockholder.

TO PARENT OR MERGER SUBS (AND FOLLOWING THE EFFECTIVE TIME, THE SURVIVING COMPANY):

Bill.com Holdings, Inc.

6220 America Center Drive

San Jose, CA 95002

Attention: General Counsel

with a copy to:

Fenwick & West LLP

801 California Street

Mountain View, CA 94041

Attention: Bomi Lee

                 Chris Gorman

TO THE COMPANY (PRIOR TO THE EFFECTIVE TIME): DivvyPay, Inc. 13707 S 200 W Ste 100 Draper, UT 84020 Attention: General Counsel

with a copy to: Morrison & Foerster LLP 425 Market Street San Francisco, CA 94105 Attention: Eric T. McCrath Erik G. Knudsen

TO AGENT, OR TO THE EQUITYHOLDERS AFTER CLOSING: Shareholder Representative Services LLC 950 17th Street, Suite 1400 Denver, CO 80202 Attention: Managing Director

9.3 Severability. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement will nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner adverse to any party hereto. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the parties will negotiate in good faith to modify this Agreement so as to effect the original intent of the parties to the fullest extent possible.

9.4 Entire Agreement. This Agreement (including the Disclosure Schedule and all other exhibits and schedules hereto), the other Transaction Documents, and the Confidentiality Agreement constitute the entire agreement among the parties with respect to the subject matter hereof and thereof and supersede all prior (but not concurrent) agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof and thereof, except that nothing herein will supersede any provision of any offer letter, confidential information and assignment agreement or other employment agreement between Parent and any Continuing Employee.

9.5 Assignment; Parties in Interest. This Agreement will not be assigned by operation of law or otherwise, and any such assignment will be null and void, except that any or all rights and obligations of Parent and Merger Subs may be assigned to one or more wholly owned subsidiaries of Parent, so long as such assignment does not relieve Parent and Merger Subs of any of its obligations hereunder. Subject to the foregoing, this Agreement will be binding on and inure solely to the benefit of the parties hereto and their respective successors, heirs, legal representatives and permitted assigns, and nothing in this Agreement, express or implied, is intended to or will confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement (except that (x) Article 8 is intended to benefit the Indemnified Persons, (y) Section 5.14 is intended to benefit the Company Indemnified Parties and (z) Section 5.16 is intended to benefit the Equityholders).

9.6 Governing Law; Jurisdiction; Waiver of Jury Trial.

(a) This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. In any Action or proceeding arising out of or relating to this Agreement or any of the Transactions: (i) each of the parties irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Chancery Court of the State of Delaware and any state appellate court therefrom or, if (but only if) such court lacks subject matter jurisdiction, the United States District Court sitting in New Castle County in the State of Delaware and any appellate court therefrom (collectively, the “Delaware Courts”); and (ii) each of the parties irrevocably consents to service of process by first class certified mail, return receipt requested, postage prepaid, to the address at which such party is to receive notice in accordance with Section 9.2. Each of the parties irrevocably and unconditionally (1) agrees not to commence any such Action or proceeding except in the Delaware Courts, (2) agrees that any claim in respect of any such Action or proceeding may be heard and determined in the Delaware Courts, (3) waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the jurisdiction or laying venue of any such Action or proceeding in the Delaware Courts and (4) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such Action or proceeding in the Delaware Courts. The parties agree that a final judgment in any such Action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Applicable Laws; provided, that nothing in the foregoing shall restrict any party’s rights to seek any post-judgment relief regarding, or any appeal from, such final trial court judgment.

(b) The parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the parties do not perform their obligations under the provisions of this Agreement in accordance with its specified terms or otherwise breach such provisions. Subject to the following sentence, the parties acknowledge and agree that (i) the parties shall be entitled to an injunction or injunctions, specific performance, or other equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in the courts described in Section 9.6(a) without proof of damages or otherwise, this being in addition to any other remedy to which they are entitled under this Agreement, and (ii) the right of specific performance is an integral part of the Transactions and without that right, neither the Company nor parent would have entered into this Agreement. Each of the parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that the other parties have an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or equity. The parties acknowledge and agree that any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 9.6(b) shall not be required to provide any bond or other security in connection with any such Order or injunction.

(c) EACH OF THE PARTIES IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING BETWEEN THE PARTIES (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE), INCLUDING ANY COUNTERCLAIM, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF ANY PARTY HERETO IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT THEREOF. EACH PARTY (I) MAKES THIS WAIVER VOLUNTARILY AND (II) ACKNOWLEDGES THAT SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS CONTAINED IN THIS SECTION 9.6.

9.7 Interpretation. When a reference is made herein to Articles, Sections, subsections, Schedules or Exhibits, such reference will be to an Article, Section or subsection of, or a Schedule or an Exhibit to this Agreement unless otherwise indicated. The headings contained herein are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement. The words

“include,” “includes” and “including” when used herein will be deemed in each case to be followed by the words “without limitation.” Where a reference is made to a Contract, instrument or law, such reference is to such Contract, instrument or law as amended, modified or supplemented, including (in the case of Contracts or instruments) by waiver or consent and (in the case of law) by succession of comparable successor law and references to all attachments thereto and instruments incorporated therein. Unless the context of this Agreement otherwise requires: (i) words of any gender include each other gender and neutral forms of such words, (ii) words using the singular or plural number also include the plural or singular number, respectively, (iii) the terms “hereof,” “herein,” “hereto,” “hereunder” and derivative or similar words refer to this entire Agreement, (iv) references to clauses without a cross-reference to a Section or subsection are references to clauses within the same Section or, if more specific, subsection, (v) references to any Person include the successors and permitted assigns of that Person and (vi) references from or through any date will mean, unless otherwise specified, from and including or through and including, respectively. The symbol “$” refers to United States Dollars. The word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends and such phrase will not mean simply “if.” All references to “days” will be to calendar days unless otherwise indicated as a “Business Day.”

9.8 Counterparts. This Agreement may be executed and delivered in one or more counterparts, either manually or electronically (including by PDF and electronic mail), each of which will be deemed to be an original but all of which together will constitute one and the same agreement. No counterpart will be effective unless and until each party has executed at least one counterpart.

9.9 Remedies. Each of Parent, the Company and the Agent acknowledges and agrees that the other would be damaged irreparably if any provision of this Agreement is not performed in accordance with its specific terms or otherwise is breached. Accordingly, each of Parent, the Company and the Agent agrees that the other such parties will be entitled to an injunction to prevent breaches of any provision of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof, in addition to any other remedy available at law or in equity.

9.10 Amendment. This Agreement may be amended, modified, or supplemented at any time, but only pursuant to an instrument in writing signed by Parent and (a) prior to the Closing, the Company or (b) following the Closing, the Agent, and any such amendment will be binding on all parties hereto and the Equityholders.

9.11 Waiver. Parent may (a) extend the time for the performance of any obligation of the Company, any Equityholder, or the Agent under this Agreement or any other Transaction Document, (b) waive any inaccuracy in the representations and warranties of the Company or any Equityholder contained in this Agreement or any other Transaction Document (which waiver will not in any manner affect the rights of the Indemnified Persons under Article 8) or (c) waive compliance by the Company, any Equityholder or the Agent with any agreement or condition contained in this Agreement or any other Transaction Document (which waiver will not in any manner affect the rights of the Indemnified Persons under Article 8). The Agent (if after the Closing) or the Company (if prior to the Closing) may (i) extend the time for the performance of any obligation of Parent or Merger Subs under this Agreement or any other Transaction Document, (ii) waive any inaccuracy in the representations and warranties of Parent or Merger Subs contained in this Agreement or any other Transaction Document or (iii) waive compliance by Parent or Merger Subs with any agreement or condition contained in this Agreement or any other Transaction Document. Any extension or waiver contemplated in this Section 9.11 will be valid only if set forth in an instrument in writing signed by Parent or the Agent (or, prior to the Closing, the Company), as applicable, and will apply only as set forth in such instrument and will not operate as a waiver of, or estoppel with respect to, any failure to comply with any other obligation, covenant, agreement or condition contained herein. Any extension or waiver by the Agent (or, prior to the Closing, the Company) will be binding on the Company, each Equityholder and the Agent.

9.12 Legal Representation.

(a) The parties hereto acknowledge and agree, on their own behalf and on behalf of their respective Representatives and Affiliates that the Company is the client of Morrison & Foerster LLP (“MoFo”) and not any of the Equityholders. After the Closing, it is possible that MoFo will represent one or more Equityholders and/or the Agent and their respective Affiliates (collectively the “Seller Group”) in connection with the Merger and the Transactions as well as with respect to the Bowers Matter. Each of the parties hereto agree that MoFo (or any successor) may represent all or a portion of the Seller Group in the future in connection with issues that may arise under this Agreement and any issues that are substantially related to this Agreement, as well as the Bowers Matter. The parties consent to the possible representation contemplated in this Section 9.12 and waive any conflict of interest that may arise solely by virtue of MoFo having represented the Company in connection with the Merger and the Transactions, as well as the Bowers Matter. Each party will cause its respective Affiliates to consent to the possible representation contemplated in this Section 9.12 and to waive any conflict of interest that may arise from such representation solely by virtue of MoFo having represented the Company in connection with the Merger and the Transactions as well as the Bowers Matter. The parties acknowledge that such consent and waiver is voluntary and that such parties have consulted with counsel or have been advised they should provide such consent.

(b) In the event that a dispute arises between Parent, the Surviving Company or any of their respective Affiliates, on the one hand, and a Person other than a party to this Agreement or its Affiliates, on the other hand, after the Closing, Parent, the Surviving Company and any of their respective Affiliates may assert the attorney-client privilege or withhold confidential communications to prevent disclosure to such third-party of all communications among MoFo and the Seller Group that relate in any way to the negotiation, preparation, execution and delivery of this Agreement and the consummation of the Transactions (the “Transaction Communications”) and the Bowers Matter, and that in such circumstances the attorney-client privilege with respect to the Transaction Communications and the Bowers Matter shall belong to Parent and may be controlled by Parent with respect to such third party(ies); provided, however, that Parent covenants and agrees, not to assert such attorney-client privilege or confidential communications against, or withhold such confidential communications from, the Seller Group or MoFo (in the case of MoFo, to the extent MoFo is representing any member of the Seller Group in such dispute).

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have entered into and signed this Agreement as of the date and year first above written.

BILL.COM HOLDINGS, INC.

By:	/s/ René Lacerte

Name:	René Lacerte

Its:	Chief Executive Officer

DELANO MERGER SUB I, INC.

By:	/s/ René Lacerte

Name:	René Lacerte

Its:	President

DELANO MERGER SUB II, LLC

By:	/s/ René Lacerte

Name:	René Lacerte

Its:	Manager

[SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]

IN WITNESS WHEREOF, the parties hereto have entered into and signed this Agreement as of the date and year first above written.

DIVVYPAY, INC.

By:	/s/ Blake Murray

Name:	Blake Murray

Its:	Chief Executive Officer

[SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]

IN WITNESS WHEREOF, the parties hereto have entered into and signed this Agreement as of the date and year first above written.

SHAREHOLDER REPRESENTATIVE SERVICES LLC, solely in its capacity as the Agent

By:	/s/ Sam Riffe

Name:	Sam Riffe

Its:	Managing Director

[SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]

Exhibit A-1

FORM OF JOINDER AGREEMENT

THIS JOINDER AGREEMENT (this “Agreement”) is made and entered into as of May , 2021 among Bill.com Holdings, Inc., a Delaware corporation (“Parent”) and the Persons listed on the signature pages hereto under the heading “Stockholder” (each, a “Stockholder,” and collectively, the “Stockholders”). Capitalized terms used but not otherwise defined herein will have the respective meanings ascribed to such terms in the Merger Agreement (as defined below).

RECITALS

A.

Parent, Delano Merger Sub I, Inc., a Delaware corporation and direct, wholly owned subsidiary of Parent, Delano Merger Sub II, LLC, a Delaware limited liability company and direct, wholly owned subsidiary of Parent, DivvyPay, Inc., a Delaware corporation (the “Company”), and Shareholder Representative Services LLC, as the Agent, have entered into that certain Agreement and Plan of Merger, as of May 6, 2021 (as it may be amended from time to time in accordance with its terms, the “Merger Agreement”).

B.

As a condition and inducement to Parent’s willingness to enter into the Merger Agreement, Stockholder is delivering this Agreement to Parent, which will become effective upon Stockholder’s signature hereto.

C.

Pursuant to the terms and subject to the conditions of the Merger Agreement, at the Effective Time, each issued and outstanding share of Company Capital Stock (other than Treasury Shares and Dissenting Shares) will be cancelled and automatically converted into the right to receive the applicable Per Share Consideration.

D.

The Share Consideration will be issued by Parent in a private placement exempt from the registration requirements of the Securities Act pursuant to Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”) and/or Regulation D promulgated under the Securities Act, and exemptions from the qualification requirements of applicable state law.

NOW, THEREFORE, the parties hereto agree as follows:

1. REPRESENTATIONS AND WARRANTIES OF STOCKHOLDER. Stockholder hereby makes the following representations and warranties to Parent, which Stockholder acknowledges Parent may rely on, each of which is true and correct as of the date hereof and will be true and correct on and as of the Closing Date as if made on the Closing Date (except where such representation and warranty is given specifically as of a certain date, which representation and warranty will be true and correct only on and as of such date); provided that only such Stockholder who certifies as to being an Accredited Investor on its signature page hereto makes the representations and warranties set forth in Section 1.3, 1.4, 1.5, 1.6, 1.7 and 1.10.

1.1 Ownership of Securities. As of the date of this Agreement, Stockholder is the record owner of that number of shares of the Company Capital Stock set forth on Exhibit A attached hereto (all such shares owned of record by Stockholder on the date hereof, collectively, the “Shares”). Stockholder did not acquire any shares of Company Capital Stock in contemplation of the Merger. As of the date of this Agreement, the Shares constitute Stockholders’ entire interest in all the outstanding shares of Company Capital Stock. No person who is not a signatory to this Agreement (or such signatory’s spouse for purposes of applicable community property laws) has a beneficial interest in or a right to acquire or vote any of the Shares (other than, if Stockholder is a partnership or a limited liability company, the rights and interests of

Persons that own partnership interests or limited liability company membership interests or units in Stockholder under the partnership agreement or operating agreement governing Stockholder and applicable partnership or limited liability company law). At the Effective Time (as defined below), the Shares will not be subject to any Liens (other than Liens created pursuant to this Agreement and Liens under applicable securities laws). If Stockholder has purchased or otherwise acquired any unvested Company Capital Stock, Stockholder has either (i) timely filed all elections and notices under Section 83(b) of the Internal Revenue Code of 1986, as amended (the “Code”) with respect to such Company Capital Stock or (ii) has informed the Company in writing that Stockholder did not timely file any such election or notice under Section 83(b) of the Code. Stockholder’s principal residence or place of business is set forth on the signature page hereto.

1.2 Power, Capacity and Authority. Stockholder has all requisite power, capacity and authority to enter into this Agreement and to perform his, her or its obligations under this Agreement and consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Stockholder and the consummation by Stockholder of the transactions contemplated hereby have been duly authorized by all necessary action, if any, on the part of Stockholder (or its board of directors or similar governing body, as applicable), and no other actions or proceedings on the part of Stockholder are necessary to authorize the execution and delivery by Stockholder of this Agreement and the consummation by Stockholder of the transactions contemplated hereby. Assuming due authorization, execution and delivery by the other parties hereto, this Agreement constitutes Stockholder’s valid and legally binding obligation, enforceable against Stockholder in accordance with its terms, except as may be limited by (i) applicable bankruptcy and other similar Applicable Law affecting the rights of creditors generally and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

1.3 Acquisition for Own Account. Any Parent Shares issuable to Stockholder pursuant to the Merger Agreement (the “Merger Shares”) will be acquired for investment for Stockholder’s own account, not as a nominee or agent (except as noted on the signature page hereof) and not with a view to the resale or distribution of any part thereof, and Stockholder has no present intention of selling, granting any participation in, or otherwise distributing the same. Stockholder does not presently have any contract, undertaking, agreement or arrangement with any Person to sell, transfer or grant participations to such Person or to any third Person, with respect to any of the Merger Shares. Stockholder has not been formed for the specific purpose of acquiring the Merger Shares.

1.4 Restricted Securities. Stockholder understands that the Merger Shares have not been registered under the Securities Act or any applicable state securities law, by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of Stockholder’s representations as expressed herein. Stockholder understands that Merger Shares are “restricted securities” under applicable U.S. federal and state securities laws and that, pursuant to these laws, Stockholder must hold such Merger Shares indefinitely unless they are registered with the Securities and Exchange Commission and qualified by state authorities, including pursuant to Section 8 of this Agreement, or an exemption from such registration and qualification requirements is available, including when such Stockholder is eligible to sell such securities under Rule 144 of the Securities Act (“Rule 144”).

1.5 No General Solicitation. Neither Stockholder, nor any of its officers, directors, employees, agents, stockholders or partners has either directly or indirectly, including through a broker or finder (a) engaged in any general solicitation, or (b) published any advertisement in connection with the offer and sale of the Merger Shares.

1.6 Accredited Investor. Unless otherwise indicated beneath Stockholder’s name on the signature page here, Stockholder is an accredited investor as defined in Rule 501(a) of Regulation D promulgated under the Securities Act as set forth on Exhibit B hereto (an “Accredited Investor”).

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1.7 Foreign Investors. If Stockholder is not a United States person (as defined by Section 7701(a)(30) of the Code), Stockholder hereby represents that it has satisfied itself as to the full observance of the laws of its jurisdiction in connection with any use of this Agreement that is applicable to Stockholder, including (i) the legal requirements within its jurisdiction for the purchase of the Merger Shares, (ii) any foreign exchange restrictions applicable to such purchase, (iii) any governmental or other consents that may need to be obtained, and (iv) the income tax and other tax consequences, if any, that may be relevant to the purchase, holding, redemption, sale, or transfer of the Merger Shares. For the avoidance of doubt, Stockholder is not making any representations or warranties as to the actions taken or required to be taken by the Company in connection herewith.

1.8 Residence. If Stockholder is an individual, then Stockholder resides in the state or province identified in the address of Stockholder set forth on the signature page hereto; if Stockholder is a partnership, corporation, limited liability company or other entity, then the office or offices of Stockholder in which its principal place of business is identified in the address or addresses of Stockholder set forth on the signatures page hereto.

1.9 Spousal Consent. If Stockholder is a natural person, unless the signature of Stockholder’s spouse appears following the signature page of this Agreement, Stockholder represents to Parent that Stockholder is not married.

1.10 Economic Risk. Stockholder is able to bear the economic risk of an investment in the Merger Shares and has sufficient knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of ownership of the Merger Shares and that they are able to bear the financial risks thereof.

1.11 No Advice. Stockholder acknowledges and agrees that Parent is not providing any tax, legal or financial advice, nor is Parent making any recommendations regarding the Merger Shares or of Stockholder’s acquisition, holding or transfer of the Merger Shares. Stockholder is hereby advised to consult with Stockholder’s own personal tax, legal and financial advisors regarding the Merger Shares before taking any action related to the Merger Shares.

2. REPRESENTATIONS AND WARRANTIES OF PARENT. Parent hereby represents and warrants to Stockholder, which Parent acknowledges that Stockholder may rely on, as of the date hereof and on and as of the Closing Date as if made on the Closing Date, Parent has all requisite power, capacity and authority to enter into this Agreement and to perform its obligations under this Agreement and consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Parent and the consummation by Parent of the transactions contemplated hereby have been duly authorized by all necessary action on the part of the board of directors of Parent, and no other actions or proceedings on the part of Parent are necessary to authorize the execution and delivery by Parent of this Agreement and the consummation by Parent of the transactions contemplated hereby. Assuming due authorization, execution and delivery by the other parties hereto, this Agreement constitutes Parent’s valid and legally binding obligation, enforceable against Parent in accordance with its terms, except as may be limited by (i) applicable bankruptcy and other similar Applicable Law affecting the rights of creditors generally and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

3. COVENANTS REGARDING THE SHARES.

3.1 Expiration Time. As used herein, the term “Expiration Time” will mean the earliest to occur of (i) the Effective Time, (ii) the valid termination of the Merger Agreement in accordance with the provisions of Article 7 of the Merger Agreement and (iii) termination of this Agreement by mutual consent of the parties hereto.

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3.2 Transfer Restrictions. Stockholder will not, directly or indirectly, transfer (except as may be specifically required by court order or by operation of law), grant an option with respect to, sell, exchange, pledge or otherwise dispose of, or encumber, any Shares, or make any offer or enter into any agreement or binding arrangement or commitment providing for any of the foregoing, at any time prior to the Expiration Time; provided that Stockholder may, prior to the Expiration Time, (i) if Stockholder is a partnership, limited liability company or corporation, distribute Shares to its partners, members and equity holders (as applicable), or transfer shares to an Affiliate of Stockholder, or (ii) if Stockholder is an individual, transfer the Shares to any member of Stockholder’s immediate family or to a trust for the benefit of Stockholder or any member of Stockholder’s immediate family for estate planning purposes or in the event of death of Stockholder; provided, further, that any transfer referred to in the foregoing clauses will be permitted only if, as a precondition to such transfer, the transferee agrees in writing to be bound by the terms and conditions of this Agreement as a Stockholder; provided, further, that, upon such agreement, the transferee will also have the benefit of all rights of a Stockholder under this Agreement. After the date of this Agreement and prior to the Expiration Time, Stockholder will not, directly or indirectly, grant any proxies or powers of attorney with respect to any of the Shares (except to the Company), deposit any of the Shares into a voting trust, or enter into a voting agreement or arrangement with respect to any of the Shares. Any shares of Company Capital Stock that Stockholder purchases or with respect to which Stockholder otherwise acquires beneficial ownership after the date of this Agreement and prior to the Expiration Time, including by reason of any stock split, stock dividend, reverse stock split, reclassification, recapitalization or other similar transaction, will be subject to the terms and conditions of this Agreement to the same extent as if they constituted Shares and will be deemed to be Shares for all purposes hereof.

3.3 Agreement to Vote Shares. At any time on or after the date hereof, and prior to the Expiration Time, at every meeting of the Stockholders, and at every adjournment thereof, and on every action or approval by written resolution or consent of the Stockholders, in each case, with respect to (i) the adoption of the Merger Agreement, (ii) the adoption of the Charter Amendment, (iii) approval of the Merger, the Merger Agreement, and/or any Transaction Document, and/or (iv) the Transactions, Stockholder will vote the Shares in respect of which Stockholder is entitled to vote at any such meeting or in connection with any such written consent in favor of the adoption of the Merger Agreement and the approval of the Merger, the Merger Agreement, each Transaction Document, and the Transactions contemplated thereby; provided that nothing in this Agreement will preclude Stockholder from exercising full power and authority to vote the Shares in Stockholder’s sole discretion for or against any proposal submitted to a vote of the Stockholders to approve any payment which would, in the absence of such approval, constitute a parachute payment under Section 280G of the Code.

3.4 Compliance. After the date of this Agreement and prior to the Expiration Time, Stockholder will not knowingly take any action that would (i) make any representation or warranty of Stockholder contained herein untrue or incorrect or (ii) reasonably be expected to have the effect of impairing the ability of Stockholder to perform its, his or her obligations under this Agreement or preventing or materially delaying the consummation of any of the transactions contemplated by the Merger Agreement, this Agreement or the Written Consent; provided that nothing contained in this Section 3.4 will be construed to prohibit the Stockholder from exercising his or her fiduciary duties under the DGCL as a director of the Company (if applicable).

3.5 Irrevocable Consent. Prior to the Expiration Time, Stockholder hereby agrees not to modify, revoke or rescind the Written Consent or any resolution contained therein and further agrees not to adopt any resolutions modifying, rescinding or revoking the Written Consent or any resolution contained therein or otherwise precluding approval of the Merger, the Transactions, any Transaction Document or the adoption of the Merger Agreement. Stockholder agrees that he, she or it will not bring, commence, institute, maintain, prosecute, participate in or voluntarily aid any action, claim, suit or cause of action, in law or in equity, in any court or before any Governmental Body, which (i) challenges the validity of or seeks to enjoin

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the operation of any provision of the Written Consent or this Agreement or the execution and delivery of the Merger Agreement and Transaction Documents or the consummation of the Merger and the other Transactions or (ii) alleges that the execution and delivery of the Written Consent or this Agreement by Stockholder, as applicable, either alone or together with the other written consents or stockholder agreements to be delivered in connection with the execution of the Merger Agreement, breaches any fiduciary duty, whether of the Board or any member thereof, of any officer of the Company or of any holder of Company Capital Stock or other Company securities.

3.6 Surrender of Shares. As of the Effective Time, Stockholder hereby surrenders the Shares and each certificate or book-entry entitlement to Shares (“Certificates”) to Parent in exchange for the applicable Per Share Consideration, which will be issued or paid to Stockholder pursuant to the terms and subject to the conditions of the Merger Agreement, and acknowledges that such surrender is unconditional (except that such surrender is conditioned upon the occurrence of the Effective Time). Stockholder hereby authorizes and instructs the Company to cancel all Certificates in the name of or beneficially owned by Stockholder, and to provide written evidence of such cancellation, to Parent upon the Closing.

3.7 Letter of Transmittal. Stockholder acknowledges and agrees that the payment of the Per Share Consideration in respect of any Shares held by Stockholder is conditioned on Stockholder’s submission of a duly executed letter of transmittal in the form mutually agreed between Parent and the Company prior to the Closing Date, including relevant tax forms and certifications.

4. RELEASE OF CLAIMS AND WAIVER OF APPRAISAL RIGHT.

4.1 Effective as of the Effective Time, Stockholder, on Stockholder’s behalf and on behalf of any of Stockholder’s heirs, successors in interest and assigns, and all other Persons that might have legal standing to allege a claim through Stockholder or on Stockholder’s behalf (but not including any portfolio companies of Stockholder if Stockholder is not a natural person and is a venture capital or private equity fund), hereby knowingly, fully, unconditionally, and irrevocably (i) acknowledges and agrees that he, she, or it does not own beneficially or of record or have any other shares of Company Capital Stock except as set forth on Stockholder’s signature page hereto, (ii) acknowledges and agrees that, as of the date hereof, Stockholder has no current or potential right, title, license, claim, or unassigned personal interest of any kind to any Company-Owned Intellectual Property and (iii) releases, effective as of the Effective Time, any and all claims and causes of action (whether held directly, derivatively or otherwise) that Stockholder has or may have against the Company or any present or former director, officer, manager or employee of the Company, whether asserted or unasserted, known or unknown, contingent or noncontingent, past or present, arising or resulting from or relating, directly or indirectly, to such Stockholder’s ownership of Company Capital Stock, Options, Warrants or any other equity interests in the Company, and any rights or interests therein. Notwithstanding the foregoing, nothing in this Section 4 will be deemed to constitute a release of (i) any right of Stockholder under or to this Agreement, the Merger Agreement, any Transaction Document, or any rights or obligation under commercial Contracts with the Company (the “Commercial Contracts”), (ii) to the extent Stockholder is an employee of the Company, any right of Stockholder to receive accrued but unpaid wages, salary, compensation, bonuses, accrued vacation and any other accrued but unpaid compensation and/or benefits (other than any equity-based compensation) owed to Stockholder in its capacity as a service provider to the Company or any employment rights that cannot be waived as a matter of Applicable Law, (iii) any right to indemnification, advancement of expenses, exculpation, or rights to benefit from applicable director and officer indemnification agreements (“Indemnification Agreements”), the Charter and Bylaws, as provided by law and directors’ and officers’ liability insurance, in each case in accordance with Section 5.14 of the Merger Agreement or (iv) any claim that, as a matter of Applicable Law, cannot be released by private agreement (collectively the “Special Claims”). Notwithstanding anything to the contrary in this Agreement, Stockholder on his, her, or its behalf

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and on behalf of any of his, her, or its heirs, successors in interest and assigns, and all other Persons that might have legal standing to allege a claim through Stockholder or on Stockholder’s behalf, hereby knowingly, fully, unconditionally, and irrevocably waives any claim or right of recourse he, she, or it may have against the Company with respect to the Company’s breach of any of the representations and warranties set forth in Article 3 of the Merger Agreement and the covenants of the Company set forth in Article 5 of the Merger Agreement, to the extent such claim or right or recourse arises from or relate, directly or indirectly, to such Stockholder’s ownership of Company Capital Stock, Options, Warrants or any other equity interests in the Company, and any rights or interests therein.

4.2 Stockholder hereby unconditionally and irrevocably releases, discharges, and waives any right under any agreement with the Company and/or its Stockholders, except for any right under the Merger Agreement and any agreement provided pursuant thereto and the Indemnification Agreements, where the exercise of any such right would in any way prevent, conflict with, hinder or be inconsistent with the execution and performance of this Agreement, the Merger Agreement, or the consummation of the Transactions.

4.3 Stockholder further waives any rights under Section 1542 of the Civil Code of the State of California, which states:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.

4.4 As of and subject to the Closing, Stockholder, in his, her or its capacity as a Stockholder, will not be entitled to any indemnity, reimbursement or other similar rights from Parent, the Company or their respective subsidiaries, including by virtue of Stockholder’s investment in the Company or any other Contract, and no obligation, liability or other circumstances will exist at the Effective Time that give or may give rise to any liability of Parent, the Company or their respective subsidiaries to Stockholder, other than as specifically set forth in the Merger Agreement, the other Transaction Documents and this Agreement. From and after the Effective Time, Stockholder’s right to receive consideration on the terms and subject to the conditions set forth in the Merger Agreement will constitute Stockholder’s sole and exclusive right against the Company and/or Parent in respect of Stockholder’s ownership of Shares or status as a Stockholder or any agreement or instrument with the Company pertaining to the Shares or Stockholder’s status as a Stockholder.

4.5 Stockholder hereby irrevocably and unconditionally waives and agrees not to exercise any rights of appraisal or any dissenters’ rights that Stockholder may have (whether under Applicable Law or otherwise) or could potentially have or acquire in connection with the Merger or the Transactions.

5. CONFIDENTIALITY. Except as required to comply with Applicable Law (in which case, to the extent not otherwise prohibited by Applicable Law, Parent will be provided with prior written notice thereof so that Parent may seek a protective order or other appropriate relief), Stockholder will not, and will cause his, her, or its Representatives not to, for a period of three years following the Effective Time, disclose to any third party any confidential information of the Company or Parent. Notwithstanding the foregoing, this section will not apply to disclosures by the Stockholder (i) to its legal, financial and tax advisors, accountants, auditors and other Representatives (so long as the same are obligated to maintain the confidentiality of the information provided), (ii) to the Agent, (iii) if the Stockholder is a venture capital or

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private equity fund, to its current or prospective partners and limited partners, subject to a duty of confidentiality, and the Stockholder’s individual responsibility, but not the Stockholders’ aggregate responsibility, for the indemnification obligations), (iv) to the extent reasonably necessary for enforcing Stockholder’s rights under this Agreement, the Merger Agreement or any other Transaction Documents with any Governmental Body; or (v) to the extent such statement or disclosure is consistent with, and limited to, information that is publicly available (other than as result of a disclosure by Stockholder or its Representative in violation of this Agreement).

6. CONSENT; TERMINATION OF AGREEMENTS. Stockholder, in his, her or its capacity as a stockholder of the Company, and without prejudice to the Special Claims, hereby gives any consents or waivers that are reasonably required for the consummation of the Merger and the Transactions under the terms of any agreement or instrument to which the Stockholder is a party or subject or in respect of any rights, including any appraisal or dissenters’ rights, the Stockholder may have in connection with the Merger or the Transactions (whether such right exists under the Charter, the Bylaws, any Contract to which the Company is a party, or by which it is, or any of its assets are, bound under Applicable Law or otherwise). Without limiting the generality of the foregoing, the Stockholder, in his, her or its capacity as a Stockholder, and without prejudice to the Special Claims, hereby waives any and all rights to contest or object to the execution and delivery of the Merger Agreement, the Board’s actions in approving and recommending the Merger, the consummation of the Merger and the Transactions, or to the execution and delivery of any stockholder consent solicited in connection with the Transactions, or to seek damages or other legal or equitable relief in connection therewith. To the extent Stockholder is party in such capacity to any existing agreements with the Company, including any investment agreement, stock purchase agreement, carve-out bonus plans, equity incentive plans, stockholder agreements, registration rights agreements, and any of the agreements specified in Exhibit C hereto, but excluding, for the avoidance of doubt, the Commercial Contracts, Stockholder agrees that each such agreement will, contingent upon the occurrence of the Closing, automatically and irrevocably terminate and be of no force and effect immediately prior to the Effective Time, and Stockholder hereby agrees to the waiver of any rights of first refusal, preemptive rights, rights to notice, rights of co-sale, registration rights, information rights, and similar rights of Stockholder under any such agreements or otherwise.

7. JOINDER. Stockholder, in his, her or its capacity as a Stockholder, hereby joins in, and agrees to be bound by, and will have the benefit of, all of the terms and conditions of the Merger Agreement to the same extent as if Stockholder was an original party to the Merger Agreement. This Agreement will be attached to and become a part of the Merger Agreement. Stockholder hereby certifies that it has received and reviewed the Merger Agreement. Stockholder hereby acknowledges and agrees that (i) Stockholder will comply with the obligations under the Merger Agreement to the extent applicable to Stockholder as a Stockholder thereunder, (ii) Stockholder will indemnify Parent and the Indemnified Persons in accordance with the terms and subject to the limitations of Article 8 of the Merger Agreement, (iii) Parent and its Affiliates and the Indemnified Persons will be entitled to enforce the obligations of Stockholder under the Merger Agreement against Stockholder to the extent set forth therein, (iv) the Per Share Consideration is being allocated to Stockholder in accordance with the terms of the Merger Agreement, (v) payment of the Per Share Escrow Consideration is subject to Article 8 of the Merger Agreement and (vi) upon making the issuances or payments pursuant to the Merger Agreement, Parent and the Merger Subs will be deemed to have satisfied their obligations to make payments with respect to the Merger and will have no further obligations to Stockholder with respect to payment or issuance of the applicable Per Share Consideration except as expressly set forth in the Merger Agreement. Stockholder hereby ratifies the appointment of Shareholder Representative Services LLC, a Colorado limited liability company, as the Agent to perform the functions on his, her, or its behalf pursuant to and in accordance with the provisions of Section 8.7 of the Merger Agreement.

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8. REGISTRATION RIGHTS. All covenants made by Parent in this Section 8 are made solely for the benefit of a Stockholder who certifies as to being an Accredited Investor on its signature page hereto.

8.1 As soon as practical on or following the Closing Date (and in any event within one Busines Day following the Closing Date), Parent shall file with the SEC a shelf registration statement on Form S-3 (including any amendments or supplements, the “Registration Statement”), and the prospectus (including any amendments or supplements, the “Prospectus”) forming part of the Registration Statement in compliance with Rule 415 under the Securities Act covering the resale on a continuous basis of all of the Registrable Securities; provided that (i) Parent shall not be required to file the Registration Statement contemplated by this Section 8 during such time as there is material non-public information regarding Parent, the disclosure of which Parent determines in its reasonable good faith judgment (after consultation with its legal advisors), that the sale of Registrable Securities pursuant to the Registration Statement would require public disclosure of such material non-public information that Parent is not otherwise obligated to disclose and that the immediate disclosure of such information would be detrimental to Parent;(ii) if Parent determines in good faith that it would be materially detrimental to Parent and its stockholders for such Registration Statement to be filed and it is therefore necessary to defer the filing of such Registration Statement, Parent shall have the right to defer such filing for a reasonable period of time (provided that such filing shall be made as promptly as practicable after Parent determines that it would no longer be materially detrimental to make such filing), and (iii) Parent shall not be deemed to have breached its obligations hereunder if trading of Parent Stock is suspended pursuant to Parent’s insider trading policy then in effect (the “Insider Trading Policy”) following the filing of the Registration Statement; and provided, further, that Parent’s obligation to include the Registrable Securities of Stockholder in the Registration Statement shall be expressly conditioned upon Parent’s prior receipt of a stockholder questionnaire in the form attached hereto as Exhibit D (the “Stockholder Questionnaire”) from Stockholder and any other information and materials regarding Stockholder based on its responses thereto as Parent may reasonably request to permit Parent to carry out Parent’s obligations under this Agreement and the taking of all action required to be taken by Stockholder under Applicable Law in order to permit Parent to comply with all applicable requirements of the Securities Act and the Securities Exchange Act of 1934, as amended, in connection with the registration of the resale of the Registrable Securities of Stockholder under the Securities Act. In the event the filing of the Registration Statement is postponed in accordance with this Section 8.1, Parent shall file the Registration Statement as soon as possible after the events described in clauses (i) through (iii) in the immediately preceding sentence cease to exist (and in any event within one day following such cessation). Such Registration Statement shall be an “automatic resale registration statement” as defined pursuant to Rule 462(e) if Parent so qualifies. For the purposes of this Agreement “Registrable Securities” shall mean (i) the Parent Shares issuable to Stockholder, if any, in the Transactions pursuant to the Merger Agreement and (ii) any Parent Shares issued as a dividend or other distribution with respect to or in exchange for or in replacement of the stock referenced in clause (i); provided that Parent Shares held by Stockholder shall cease to be Registrable Securities (x) after the Registration Statement has been filed and such securities shall have been disposed of in accordance with the Registration Statement and with Section 8 hereof (but only to the extent of such disposition) or (y) at such time as Stockholder is eligible to sell such securities under Rule 144 without limitation as to volume, manner of sale and current public information.

8.2 Parent shall use reasonable best efforts to (a) keep the Registration Statement effective until the earlier to occur of (i) the date on which all Registrable Securities included in the Registration Statement have been sold in accordance with the Registration Statement or (ii) at such time as each Stockholder is eligible to sell the Registrable Securities under Rule 144 without limitation as to volume, manner of sale and current public information (the later of (i) and (ii), the “Expiration Date”); (b) prepare and file with the SEC such amendments to the Registration Statement and amendments or supplements to the Prospectus as may be reasonably necessary to comply with the provisions of the

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Securities Act with respect to the sale or other disposition of all Registrable Securities included in the Registration Statement; (c) furnish to Stockholder such number of copies of any prospectus (including any preliminary prospectus and any amended or supplemented prospectus) in conformity with the requirements of the Securities Act as Stockholder may reasonably request in order to effect the offering and sale of the Registrable Securities to be offered and sold by Stockholder thereunder; (d) register or qualify the Registrable Securities covered by the Registration Statement under the securities or “blue sky” laws of such jurisdictions as Stockholder shall reasonably request; provided that Parent shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such jurisdiction where it has not been qualified or is not otherwise subject to a general consent for service of process; (e) notify Stockholder promptly after Parent becomes aware that the Registration Statement or Prospectus includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing, and (f) list all Registrable Securities included in the Registration Statement on the New York Stock Exchange. Parent acknowledges and agrees that, to the extent that Stockholder is, or is an Affiliate of, a private equity and/or venture capital fund, Stockholder may from time to time effect one or more pro rata distributions in-kind of the Registrable Securities to such Stockholder’s shareholders, members, limited partners or other equity holders, as applicable, for no consideration (a “DIK”). In furtherance thereof, Parent shall (i) cause the Registration Statement, when filed, to expressly provide that the “Selling Stockholders” thereunder (or any similar term used therein) include (x) the Stockholder and (y) all transferees, assignees and other successors-in-interest who may acquire Registrable Securities through a DIK or other non-sale related transfer from the Stockholder; and (ii) if requested by Stockholder and required by the transfer agent of Parent (the “Transfer Agent”), authorize the Transfer Agent to rely on a customary opinion of counsel delivered by or on behalf of such Stockholder) to permit the Transfer Agent to reflect such Persons as book-entry record stockholders of Parent.

8.3 If Stockholder is an employee of Parent or any of its Affiliates, Stockholder agrees not to offer, sell or otherwise dispose of any Registrable Securities during any trading “blackout” period under Parent’s Insider Trading Policy.

8.4 At any time from and after the effective date of the Registration Statement, Parent may restrict offers and sales or other dispositions of Registrable Securities under the Registration Statement, and Stockholder will not be able to offer or sell or otherwise dispose of Registrable Securities thereunder, by delivering a prompt written notice (a “Suspension Notice”) to Stockholder stating that a delay in the offer and sale or other disposition of Registrable Securities is necessary because Parent, in its reasonable good faith judgment, has determined that the offer and sale or other disposition of Registrable Securities would require public disclosure by Parent of material nonpublic information that is not included in the Registration Statement and that immediate disclosure of such information would be materially detrimental to Parent; provided that any Suspension Notice provided by Parent shall not identify the information that Parent has determined constitutes material nonpublic information; provided further that Parent may not suspend offers and sales or other dispositions of Registrable Securities pursuant to this Section 8 for more than 30 consecutive days nor more than 60 days in the aggregate prior to the Expiration Date. Promptly following the cessation or discontinuance of the facts and circumstances forming the basis for any Suspension Notice, Parent shall use its commercially reasonable efforts to amend the Registration Statement and/or amend or supplement the related prospectus included therein to the extent necessary, and take all other actions reasonably necessary, to allow the offer and sale or other disposition of Registrable Securities to recommence as promptly as possible, and promptly notify Stockholder in writing when such offers and sales or other dispositions of Registrable Securities under the Registration Statement may recommence. Upon receipt of a Suspension Notice, Stockholder shall immediately suspend his, her or its use of the Registration Statement and any prospectus or Prospectus Supplement included therein or forming a part thereof to offer and sell or otherwise dispose of Registrable Securities under the Registration Statement, and shall not offer or sell or otherwise dispose of Registrable Securities under the Registration

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Statement or any prospectus or Prospectus Supplement included therein or forming a part thereof until receipt of a notice from Parent pursuant to the preceding sentence that offers and sales or other dispositions of Registrable Securities may recommence. Stockholder shall keep the fact that Parent has delivered a Suspension Notice and any non-public information provided by Parent in connection therewith confidential, shall not disclose or reveal the Suspension Notice or any such information to any person or entity and shall not use such information for securities trading or any other purpose.

8.5 The registration rights of Stockholder under this Agreement with respect to any Registrable Securities may not be transferred or assigned unless and until (i) Stockholder shall have given Parent written notice, in form and substance reasonably satisfactory to Parent, of the transfer of such Registrable Securities prior to the time of such transfer, stating the name and address of the transferee and identifying the Registrable Securities with respect to which the rights under this Agreement are proposed to be transferred; (ii) if reasonably requested by Parent, such Stockholder shall have furnished to Parent an opinion of counsel, reasonably satisfactory to Parent, to the effect that such transfer will not require registration of such Registrable Securities under the Securities Act; (iii) such transferee shall have agreed in writing for the benefit of Parent, in form and substance reasonably satisfactory to Parent, to be bound by the provisions of this Agreement to the same extent as Stockholder; and (iv) such transferee shall have delivered a Stockholder Questionnaire to Parent (and any other information and materials based on its responses thereto as Parent may reasonably request to permit Parent to carry out Parent’s obligations under this Agreement). Notwithstanding the foregoing, no transfer or assignment of rights under this Agreement shall be permitted if, immediately following such transfer, the offer and sale or other disposition of Registrable Securities by the transferee is not restricted under the Securities Act.

8.6 Stockholder shall furnish to Parent necessary information regarding Stockholder, the Registrable Securities held by Stockholder and the offer and sale or other distribution proposed by Stockholder as Parent may reasonably request in connection with any registration, qualification or compliance contemplated by this Agreement; provided that Stockholder shall not be required to furnish to Parent any information with respect to its limited partners. None of the information supplied (or to be supplied) by Stockholder for inclusion or incorporation by reference in the applicable Registration Statement or Prospectus will, at the time the Registration Statement is declared effective under the Securities Act (or with respect to any post-effective amendments or supplements thereto, at the time such post-effective amendments or supplements become effective under the Securities Act), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading. At such time as each holder of Registrable Securities no longer holds any Registrable Securities, such holder of Registrable Securities shall promptly notify Parent of such fact.

8.7 All expenses incident to Parent’s performance of, or compliance with, its obligations in connection with the registration of Registrable Securities under this Section 8 shall be borne by Parent. Parent shall not be responsible for the fees and expenses of any counsel, or any of the accountants, agents, or experts retained by Stockholder or any other holder of Registrable Securities in connection with the sale of Registrable Securities. Stockholder shall also bear and pay the discounts, brokerage fees and underwriting fees, if any, applicable to securities offered for its account in connection with any registrations, filings and qualifications made pursuant to this Section 8.

9. MISCELLANEOUS.

9.1 Notices. Any notice, request, or demand desired or required to be given hereunder will be in writing and will be given by personal delivery, email delivery, or overnight courier service, in each case addressed as respectively set forth below or to such other address as any party will have previously designated by such a notice. The effective date of any notice, request, or demand will be the date of personal

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delivery, the date on which email is sent; provided that the sender of such email does not receive a written notification of delivery failure, or one day after it is delivered to a reputable overnight courier service, as the case may be, in each case properly addressed as provided herein and with all charges prepaid. After the Closing, notice given to the Agent will constitute notice given to each Stockholder.

(i)     if to Parent, to:

Bill.com Holdings, Inc.

6220 America Center Drive

San Jose, CA 95002

Attention: General Counsel

with a copy (which will not constitute notice) to:

Fenwick & West LLP

801 California Street

Mountain View, CA 94041

Attention:     Bomi Lee

                     Chris Gorman

(ii)    if to Stockholder, to the address set forth for the Stockholder on the signature page hereof.

9.2 Specific Performance; Injunctive Relief. The parties hereto acknowledge that each party hereto will be irreparably harmed and that there will be no adequate remedy at law for a violation of any of the covenants or agreements of the other party set forth in this Agreement. Therefore, it is agreed that, in addition to any other remedies that may be available to the parties hereto upon any such violation of this Agreement, each party will have the right to enforce such covenants and agreements by specific performance, injunctive relief or by any other means available to such party at law or in equity and each party hereby waives any and all defenses that could exist in its favor in connection with such enforcement and waives any requirement for the security or posting of any bond in connection with such enforcement.

9.3 Counterparts. This Agreement may be executed and delivered in one or more counterparts, either manually or electronically (including by PDF and electronic mail), each of which will be deemed to be an original but all of which together will constitute one and the same agreement. No counterpart will be effective unless and until each party has executed at least one counterpart.

9.4 Entire Agreement; Nonassignability. This Agreement (including the exhibits hereto) and the documents and instruments and other agreements specifically referred to herein or delivered pursuant hereto (i) constitute the entire agreement among the parties with respect to the subject matter hereof and thereof and supersede all prior (but not concurrent) agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and thereof and (ii) are not intended to confer, and will not be construed as conferring, upon any person other than the parties hereto any rights, benefit or remedies of any nature whatsoever hereunder.

9.5 Severability. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement will nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner adverse to any party hereto. Upon such determination that

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any term or other provision is invalid, illegal, or incapable of being enforced, the parties will negotiate in good faith to modify this Agreement so as to effect the original intent of the parties to the fullest extent possible.

9.6 Remedies. Each of Stockholder and Parent acknowledges and agrees that the other would be damaged irreparably if any provision of this Agreement is not performed in accordance with its specific terms or otherwise is breached. Accordingly, each of Stockholder and Parent agrees that the other such party will be entitled to an injunction to prevent breaches of any provision of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof, in addition to any other remedy available at law or in equity.

9.7 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. Section 9.6 (Governing Law; Jurisdiction; Waiver of Jury Trial) of the Merger Agreement shall apply to this Agreement, mutatis mutandis, as if set forth herein.

9.8 Amendment. Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by each of the parties hereto, or in the case of a waiver, by the party against which the waiver is to be effective. Notwithstanding the foregoing, no failure or delay by any party hereto in exercising any right hereunder will operate as a waiver thereof nor will any single or partial exercise thereof preclude any other or further exercise of any right hereunder.

9.9 Rules of Construction. The parties hereto agree that they have been (or have had the opportunity to be) represented by counsel during the negotiation, preparation and execution of this Agreement and, therefore, waive, with respect to this Agreement, the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

9.10 Additional Documents. Stockholder will execute and deliver any additional documents reasonably necessary or desirable to carry out the purpose and intent of this Agreement.

9.11 Termination. This Agreement is conditioned upon the consummation of the Merger as contemplated in the Merger Agreement and will become null and void and will have no effect whatsoever, without any action on the part of any Person, upon valid termination of the Merger Agreement pursuant to Article 7 thereof.

[SIGNATURE PAGES NEXT]

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IN WITNESS WHEREOF, the parties have entered into this Joinder Agreement as of the date first written above.

BILL.COM HOLDINGS, INC.

By:

Name:

Title:

[Signature Page to Joinder Agreement]

IN WITNESS WHEREOF, the parties have entered into this Joinder Agreement as of the date first written above.

STOCKHOLDER

(Print Name of Stockholder)

(Signature)

(Print Title)

(Print Address)

(Print Address)

(Print Telephone Number)

(Print Email Address)

ACCREDITED INVESTOR REPRESENTATION

☐	Under penalty of fraud, Stockholder has read the definition of “Accredited Investor” and certifies that the undersigned is an Accredited Investor because:

(a)	I am a natural person whose individual net worth, or joint net worth with my spouse or spousal equivalent, exceeds $1,000,000.

(b)	I am a natural person who had individual income exceeding $200,000 in each of the two most recent years and I have a reasonable expectation of reaching the same income level in the current year.

(b)

I am a natural person who had joint income with my spouse or spousal equivalent exceeding $300,000 in each of the two most recent years and I have a reasonable expectation of reaching the same income level in the current year.

(d)	I am a director or executive officer of DivvyPay, Inc., its direct or indirect parents and subsidiaries.

(e)	Stockholder is an entity meeting other criteria set forth on Exhibit B hereto.

☐	Under penalty of fraud, Stockholder has read the definition of “Accredited Investor” and certifies that the undersigned is NOT an Accredited Investor.

[Signature Page to Joinder Agreement]

JOINDER AGREEMENT & WRITTEN CONSENT OF THE STOCKHOLDERS SPOUSAL CONSENT

I ______________________, spouse of ___________________, have read and approve the foregoing Joinder Agreement (the “Agreement”) and the written consent of the stockholders (the “Consent”). In consideration of the terms and conditions as set forth in the Agreement and the matters set forth in the Consent, I hereby appoint my spouse as my attorney-in-fact with respect to the exercise of any rights and obligations under the Agreement and the Consent, and agree to be bound by the provisions of the Agreement and the Consent insofar as I may have any rights or obligations in the Agreement or in the Consent under the laws relating to marital or community property in effect in the state of our residence as of the date of the Agreement or the Consent.

Date

Signature of Spouse

Printed Name of Spouse

☐	Check this box if you do not have a spouse.

EXHIBIT A

STOCKHOLDER SHARES

Description of Company Capital Stock
Certificate Number	Class or Series of Company Capital Stock (Common Stock; Series Seed 1 Stock; Series Seed 2 Stock; Series A Stock; Series B Stock; Series C Stock; Series D Stock)	Number of Shares	Name(s) and Address(es) of Stockholder(s) exactly as name(s) appear(s) on stock certificate(s) or in Company records

Total Shares

EXHIBIT B

RULE 501(A) – DEFINITION OF ACCREDITED INVESTOR

17 CFR 230.501(a)

(a) Accredited investor. Accredited investor shall mean any person who comes within any of the following categories, or who the issuer reasonably believes comes within any of the following categories, at the time of the sale of the securities to that person:

(1)

Any bank as defined in section 3(a)(2) of the Act, or any savings and loan association or other institution as defined in section 3(a)(5)(A) of the Act whether acting in its individual or fiduciary capacity; any broker or dealer registered pursuant to section 15 of the Securities Exchange Act of 1934; any insurance company as defined in section 2(a)(13) of the Act; any investment company registered under the Investment Company Act of 1940 or a business development company as defined in section 2(a)(48) of that Act; any Small Business Investment Company licensed by the U.S. Small Business Administration under section 301(c) or (d) of the Small Business Investment Act of 1958; any plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions, for the benefit of its employees, if such plan has total assets in excess of $5,000,000; any employee benefit plan within the meaning of the Employee Retirement Income Security Act of 1974 if the investment decision is made by a plan fiduciary, as defined in section 3(21) of such act, which is either a bank, savings and loan association, insurance company, or registered investment adviser, or if the employee benefit plan has total assets in excess of $5,000,000 or, if a self-directed plan, with investment decisions made solely by persons that are accredited investors;

(2)	Any private business development company as defined in section 202(a)(22) of the Investment Advisers Act of 1940;

(3)

Any organization described in section 501(c)(3) of the Internal Revenue Code, corporation, Massachusetts or similar business trust, or partnership, not formed for the specific purpose of acquiring the securities offered, with total assets in excess of $5,000,000;

(4)	Any director, executive officer, or general partner of the issuer of the securities being offered or sold, or any director, executive officer, or general partner of a general partner of that issuer;

(5)	Any natural person whose individual net worth, or joint net worth with that person’s spouse, exceeds $1,000,000.

(i)	Except as provided in paragraph (a)(5)(ii) of this section, for purposes of calculating net worth under this paragraph (a)(5):

(A)	The person’s primary residence shall not be included as an asset;

(B)

Indebtedness that is secured by the person’s primary residence, up to the estimated fair market value of the primary residence at the time of the sale of securities, shall not be included as a liability (except that if the amount of such indebtedness outstanding at the time of sale of securities exceeds the amount outstanding 60 days before such time, other than as a result of the acquisition of the primary residence, the amount of such excess shall be included as a liability); and

(C)

Indebtedness that is secured by the person’s primary residence in excess of the estimated fair market value of the primary residence at the time of the sale of securities shall be included as a liability;

(ii)

Paragraph (a)(5)(i) of this section will not apply to any calculation of a person’s net worth made in connection with a purchase of securities in accordance with a right to purchase such securities, provided that:

(A)	Such right was held by the person on July 20, 2010;

(B)	The person qualified as an accredited investor on the basis of net worth at the time the person acquired such right; and

(C)	The person held securities of the same issuer, other than such right, on July 20, 2010.

(6)

Any natural person who had an individual income in excess of $200,000 in each of the two most recent years or joint income with that person’s spouse in excess of $300,000 in each of those years and has a reasonable expectation of reaching the same income level in the current year;

(7)

Any trust, with total assets in excess of $5,000,000, not formed for the specific purpose of acquiring the securities offered, whose purchase is directed by a sophisticated person as described in §230.506(b)(2)(ii);

(8)	Any entity in which all of the equity owners are accredited investors;

(9)	Any entity, of a type not listed in paragraph (a)(1), (2), (3), (7), or (8), not formed for the specific purpose of acquiring the securities offered, owning investments in excess of $5,000,000;

(10)

Any natural person holding in good standing one or more professional certifications or designations or credentials from an accredited educational institution that the Commission has designated as qualifying an individual for accredited investor status. In determining whether to designate a professional certification or designation or credential from an accredited educational institution for purposes of this paragraph (a)(10), the Commission will consider, among others, the following attributes:

(i)

The certification, designation, or credential arises out of an examination or series of examinations administered by a self-regulatory organization or other industry body or is issued by an accredited educational institution;

(ii)	The examination or series of examinations is designed to reliably and validly demonstrate an individual’s comprehension and sophistication in the areas of securities and investing;

(iii)

Persons obtaining such certification, designation, or credential can reasonably be expected to have sufficient knowledge and experience in financial and business matters to evaluate the merits and risks of a prospective investment; and

(iv)

An indication that an individual holds the certification or designation is either made publicly available by the relevant self-regulatory organization or other industry body or is otherwise independently verifiable;

(11)

Any natural person who is a “knowledgeable employee,” as defined in rule 3c-5(a)(4) under the Investment Company Act of 1940 (17 CFR 270.3c-5(a)(4)), of the issuer of the securities being offered or sold where the issuer would be an investment company, as defined in section 3 of such act, but for the exclusion provided by either section 3(c)(1) or section 3(c)(7) of such act;

(12)	Any “family office,” as defined in rule 202(a)(11)(G)-1 under the Investment Advisers Act of 1940 (17 CFR 275.202(a)(11)(G)-1):

(i)	With assets under management in excess of $5,000,000,

(ii)	That is not formed for the specific purpose of acquiring the securities offered, and

(iii)

Whose prospective investment is directed by a person who has such knowledge and experience in financial and business matters that such family office is capable of evaluating the merits and risks of the prospective investment; and

(13)

Any “family client,” as defined in rule 202(a)(11)(G)-1 under the Investment Advisers Act of 1940 (17 CFR 275.202(a)(11)(G)-1)), of a family office meeting the requirements in paragraph (a)(12) of this section and whose prospective investment in the issuer is directed by such family office pursuant to paragraph (a)(12)(iii).

EXHIBIT C

STOCKHOLDER AGREEMENTS

Amended and Restated Investors’ Rights Agreement, dated December 7, 2020, by and among the Company and each of the Investors listed on Schedule A thereto.

Amended and Restated Right of First Refusal and Co-Sale Agreement, dated December 7, 2020, by and among the Company, each of the Investors listed on Schedule A thereto and the Key Holders listed on Schedule B thereto.

Amended and Restated Voting Agreement, dated December 7, 2020, by and among the Company, each of the Investors listed on Schedule A thereto and the Key Holders listed on Schedule B thereto.

Letter Agreement, dated December 7, 2020, by and between the Company and Hanaco Growth Ventures L.P.

Letter Agreement, dated December 8, 2020, by and between the Company and PayPal, Inc.

Amended and Restated Stockholders Agreement, dated March 20, 2018, by and among the Company, each of the Investors listed therein and each of the Founders listed therein.

EXHIBIT D

STOCKHOLDER QUESTIONNAIRE

Exhibit A-2

FORM OF JOINDER AGREEMENT

THIS JOINDER AGREEMENT (this “Agreement”) is made and entered into as of May     , 2021 among Bill.com Holdings, Inc., a Delaware corporation (“Parent”) and the Persons listed on the signature pages hereto under the heading “Stockholder” (each, a “Stockholder,” and collectively, the “Stockholders”). Capitalized terms used but not otherwise defined herein will have the respective meanings ascribed to such terms in the Merger Agreement (as defined below).

RECITALS

A.

Parent, Delano Merger Sub I, Inc., a Delaware corporation and direct, wholly owned subsidiary of Parent, Delano Merger Sub II, LLC, a Delaware limited liability company and direct, wholly owned subsidiary of Parent, DivvyPay, Inc., a Delaware corporation (the “Company”), and Shareholder Representative Services LLC, as the Agent, have entered into that certain Agreement and Plan of Merger, as of May 6, 2021 (as it may be amended from time to time in accordance with its terms, the “Merger Agreement”).

B.

As a condition and inducement to Parent’s willingness to enter into the Merger Agreement, Stockholder is delivering this Agreement to Parent, which will become effective upon Stockholder’s signature hereto.

C.

Pursuant to the terms and subject to the conditions of the Merger Agreement, at the Effective Time, each issued and outstanding share of Company Capital Stock (other than Treasury Shares and Dissenting Shares) will be cancelled and automatically converted into the right to receive the applicable Per Share Consideration.

D.

The Share Consideration will be issued by Parent in a private placement exempt from the registration requirements of the Securities Act pursuant to Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”) and/or Regulation D promulgated under the Securities Act, and exemptions from the qualification requirements of applicable state law.

NOW, THEREFORE, the parties hereto agree as follows:

1. REPRESENTATIONS AND WARRANTIES OF STOCKHOLDER. Stockholder hereby makes the following representations and warranties to Parent, which Stockholder acknowledges Parent may rely on, each of which is true and correct as of the date hereof and will be true and correct on and as of the Closing Date as if made on the Closing Date (except where such representation and warranty is given specifically as of a certain date, which representation and warranty will be true and correct only on and as of such date); provided that only such Stockholder who certifies as to being an Accredited Investor on its signature page hereto makes the representations and warranties set forth in Section 1.3, 1.4, 1.5, 1.6, 1.7 and 1.10.

1.1 Ownership of Securities. As of the date of this Agreement, Stockholder is the record owner of that number of shares of the Company Capital Stock set forth on Exhibit A attached hereto (all such shares owned of record by Stockholder on the date hereof, collectively, the “Shares”). Stockholder did not acquire any shares of Company Capital Stock in contemplation of the Merger. As of the date of this Agreement, the Shares constitute Stockholders’ entire interest in all the outstanding shares of Company Capital Stock. No person who is not a signatory to this Agreement (or such signatory’s spouse for purposes of applicable community property laws) has a beneficial interest in or a right to acquire or vote any of the Shares (other than, if Stockholder is a partnership or a limited liability company, the rights and interests of

Persons that own partnership interests or limited liability company membership interests or units in Stockholder under the partnership agreement or operating agreement governing Stockholder and applicable partnership or limited liability company law). At the Effective Time (as defined below), the Shares will not be subject to any Liens (other than Liens created pursuant to this Agreement and Liens under applicable securities laws). If Stockholder has purchased or otherwise acquired any unvested Company Capital Stock, Stockholder has either (i) timely filed all elections and notices under Section 83(b) of the Internal Revenue Code of 1986, as amended (the “Code”) with respect to such Company Capital Stock or (ii) has informed the Company in writing that Stockholder did not timely file any such election or notice under Section 83(b) of the Code. Stockholder’s principal residence or place of business is set forth on the signature page hereto.

1.2 Power, Capacity and Authority. Stockholder has all requisite power, capacity and authority to enter into this Agreement and to perform his, her or its obligations under this Agreement and consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Stockholder and the consummation by Stockholder of the transactions contemplated hereby have been duly authorized by all necessary action, if any, on the part of Stockholder (or its board of directors or similar governing body, as applicable), and no other actions or proceedings on the part of Stockholder are necessary to authorize the execution and delivery by Stockholder of this Agreement and the consummation by Stockholder of the transactions contemplated hereby. Assuming due authorization, execution and delivery by the other parties hereto, this Agreement constitutes Stockholder’s valid and legally binding obligation, enforceable against Stockholder in accordance with its terms, except as may be limited by (i) applicable bankruptcy and other similar Applicable Law affecting the rights of creditors generally and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

1.3 Acquisition for Own Account. Any Parent Shares issuable to Stockholder pursuant to the Merger Agreement (the “Merger Shares”) will be acquired for investment for Stockholder’s own account, not as a nominee or agent (except as noted on the signature page hereof) and not with a view to the resale or distribution of any part thereof, and Stockholder has no present intention of selling, granting any participation in, or otherwise distributing the same. Stockholder does not presently have any contract, undertaking, agreement or arrangement with any Person to sell, transfer or grant participations to such Person or to any third Person, with respect to any of the Merger Shares. Stockholder has not been formed for the specific purpose of acquiring the Merger Shares.

1.4 Restricted Securities. Stockholder understands that the Merger Shares have not been registered under the Securities Act or any applicable state securities law, by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of Stockholder’s representations as expressed herein. Stockholder understands that Merger Shares are “restricted securities” under applicable U.S. federal and state securities laws and that, pursuant to these laws, Stockholder must hold such Merger Shares indefinitely unless they are registered with the Securities and Exchange Commission and qualified by state authorities, including pursuant to Section 8 of this Agreement, or an exemption from such registration and qualification requirements is available, including when such Stockholder is eligible to sell such securities under Rule 144 of the Securities Act (“Rule 144”).

1.5 No General Solicitation. Neither Stockholder, nor any of its officers, directors, employees, agents, stockholders or partners has either directly or indirectly, including through a broker or finder (a) engaged in any general solicitation, or (b) published any advertisement in connection with the offer and sale of the Merger Shares.

1.6 Accredited Investor. Unless otherwise indicated beneath Stockholder’s name on the signature page here, Stockholder is an accredited investor as defined in Rule 501(a) of Regulation D promulgated under the Securities Act as set forth on Exhibit B hereto (an “Accredited Investor”).

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1.7 Foreign Investors. If Stockholder is not a United States person (as defined by Section 7701(a)(30) of the Code), Stockholder hereby represents that it has satisfied itself as to the full observance of the laws of its jurisdiction in connection with any use of this Agreement that is applicable to Stockholder, including (i) the legal requirements within its jurisdiction for the purchase of the Merger Shares, (ii) any foreign exchange restrictions applicable to such purchase, (iii) any governmental or other consents that may need to be obtained, and (iv) the income tax and other tax consequences, if any, that may be relevant to the purchase, holding, redemption, sale, or transfer of the Merger Shares. For the avoidance of doubt, Stockholder is not making any representations or warranties as to the actions taken or required to be taken by the Company in connection herewith.

1.8 Residence. If Stockholder is an individual, then Stockholder resides in the state or province identified in the address of Stockholder set forth on the signature page hereto; if Stockholder is a partnership, corporation, limited liability company or other entity, then the office or offices of Stockholder in which its principal place of business is identified in the address or addresses of Stockholder set forth on the signatures page hereto.

1.9 Spousal Consent. If Stockholder is a natural person, unless the signature of Stockholder’s spouse appears following the signature page of this Agreement, Stockholder represents to Parent that Stockholder is not married.

1.10 Economic Risk. Stockholder is able to bear the economic risk of an investment in the Merger Shares and has sufficient knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of ownership of the Merger Shares and that they are able to bear the financial risks thereof.

1.11 No Advice. Stockholder acknowledges and agrees that Parent is not providing any tax, legal or financial advice, nor is Parent making any recommendations regarding the Merger Shares or of Stockholder’s acquisition, holding or transfer of the Merger Shares. Stockholder is hereby advised to consult with Stockholder’s own personal tax, legal and financial advisors regarding the Merger Shares before taking any action related to the Merger Shares.

2. REPRESENTATIONS AND WARRANTIES OF PARENT. Parent hereby represents and warrants to Stockholder, which Parent acknowledges that Stockholder may rely on, as of the date hereof and on and as of the Closing Date as if made on the Closing Date, Parent has all requisite power, capacity and authority to enter into this Agreement and to perform its obligations under this Agreement and consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Parent and the consummation by Parent of the transactions contemplated hereby have been duly authorized by all necessary action on the part of the board of directors of Parent, and no other actions or proceedings on the part of Parent are necessary to authorize the execution and delivery by Parent of this Agreement and the consummation by Parent of the transactions contemplated hereby. Assuming due authorization, execution and delivery by the other parties hereto, this Agreement constitutes Parent’s valid and legally binding obligation, enforceable against Parent in accordance with its terms, except as may be limited by (i) applicable bankruptcy and other similar Applicable Law affecting the rights of creditors generally and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

3. COVENANTS REGARDING THE SHARES.

3.1 Expiration Time. As used herein, the term “Expiration Time” will mean the earliest to occur of (i) the Effective Time, (ii) the valid termination of the Merger Agreement in accordance with the provisions of Article 7 of the Merger Agreement and (iii) termination of this Agreement by mutual consent of the parties hereto.

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3.2 Transfer Restrictions. Stockholder will not, directly or indirectly, transfer (except as may be specifically required by court order or by operation of law), grant an option with respect to, sell, exchange, pledge or otherwise dispose of, or encumber, any Shares, or make any offer or enter into any agreement or binding arrangement or commitment providing for any of the foregoing, at any time prior to the Expiration Time; provided that Stockholder may, prior to the Expiration Time, (i) if Stockholder is a partnership, limited liability company or corporation, distribute Shares to its partners, members and equity holders (as applicable), or transfer shares to an Affiliate of Stockholder, or (ii) if Stockholder is an individual, transfer the Shares to any member of Stockholder’s immediate family or to a trust for the benefit of Stockholder or any member of Stockholder’s immediate family for estate planning purposes or in the event of death of Stockholder; provided, further, that any transfer referred to in the foregoing clauses will be permitted only if, as a precondition to such transfer, the transferee agrees in writing to be bound by the terms and conditions of this Agreement as a Stockholder; provided, further, that, upon such agreement, the transferee will also have the benefit of all rights of a Stockholder under this Agreement. After the date of this Agreement and prior to the Expiration Time, Stockholder will not, directly or indirectly, grant any proxies or powers of attorney with respect to any of the Shares (except to the Company), deposit any of the Shares into a voting trust, or enter into a voting agreement or arrangement with respect to any of the Shares. Any shares of Company Capital Stock that Stockholder purchases or with respect to which Stockholder otherwise acquires beneficial ownership after the date of this Agreement and prior to the Expiration Time, including by reason of any stock split, stock dividend, reverse stock split, reclassification, recapitalization or other similar transaction, will be subject to the terms and conditions of this Agreement to the same extent as if they constituted Shares and will be deemed to be Shares for all purposes hereof.

3.3 Agreement to Vote Shares. At any time on or after the date hereof, and prior to the Expiration Time, at every meeting of the Stockholders, and at every adjournment thereof, and on every action or approval by written resolution or consent of the Stockholders, in each case, with respect to (i) the adoption of the Merger Agreement, (ii) the adoption of the Charter Amendment, (iii) approval of the Merger, the Merger Agreement, and/or any Transaction Document, and/or (iv) the Transactions, Stockholder will vote the Shares in respect of which Stockholder is entitled to vote at any such meeting or in connection with any such written consent in favor of the adoption of the Merger Agreement and the approval of the Merger, the Merger Agreement, each Transaction Document, and the Transactions contemplated thereby; provided that nothing in this Agreement will preclude Stockholder from exercising full power and authority to vote the Shares in Stockholder’s sole discretion for or against any proposal submitted to a vote of the Stockholders to approve any payment which would, in the absence of such approval, constitute a parachute payment under Section 280G of the Code.

3.4 Compliance. After the date of this Agreement and prior to the Expiration Time, Stockholder will not knowingly take any action that would (i) make any representation or warranty of Stockholder contained herein untrue or incorrect or (ii) reasonably be expected to have the effect of impairing the ability of Stockholder to perform its, his or her obligations under this Agreement or preventing or materially delaying the consummation of any of the transactions contemplated by the Merger Agreement, this Agreement or the Written Consent; provided that nothing contained in this Section 3.4 will be construed to prohibit the Stockholder from exercising his or her fiduciary duties under the DGCL as a director of the Company (if applicable).

3.5 Irrevocable Consent. Prior to the Expiration Time, Stockholder hereby agrees not to modify, revoke or rescind the Written Consent or any resolution contained therein and further agrees not to adopt any resolutions modifying, rescinding or revoking the Written Consent or any resolution contained therein or otherwise precluding approval of the Merger, the Transactions, any Transaction Document or the adoption of the Merger Agreement. Stockholder agrees that he, she or it will not bring, commence, institute, maintain, prosecute, participate in or voluntarily aid any action, claim, suit or cause of action, in law or in equity, in any court or before any Governmental Body, which (i) challenges the validity of or seeks to enjoin

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the operation of any provision of the Written Consent or this Agreement or the execution and delivery of the Merger Agreement and Transaction Documents or the consummation of the Merger and the other Transactions or (ii) alleges that the execution and delivery of the Written Consent or this Agreement by Stockholder, as applicable, either alone or together with the other written consents or stockholder agreements to be delivered in connection with the execution of the Merger Agreement, breaches any fiduciary duty, whether of the Board or any member thereof, of any officer of the Company or of any holder of Company Capital Stock or other Company securities.

3.6 Surrender of Shares. As of the Effective Time, Stockholder hereby surrenders the Shares and each certificate or book-entry entitlement to Shares (“Certificates”) to Parent in exchange for the applicable Per Share Consideration, which will be issued or paid to Stockholder pursuant to the terms and subject to the conditions of the Merger Agreement, and acknowledges that such surrender is unconditional (except that such surrender is conditioned upon the occurrence of the Effective Time). Stockholder hereby authorizes and instructs the Company to cancel all Certificates in the name of or beneficially owned by Stockholder, and to provide written evidence of such cancellation, to Parent upon the Closing.

3.7 Letter of Transmittal. Stockholder acknowledges and agrees that the payment of the Per Share Consideration in respect of any Shares held by Stockholder is conditioned on Stockholder’s submission of a duly executed letter of transmittal in the form mutually agreed between Parent and the Company prior to the Closing Date, including relevant tax forms and certifications.

4. RELEASE OF CLAIMS AND WAIVER OF APPRAISAL RIGHT.

4.1 Effective as of the Effective Time, Stockholder, on Stockholder’s behalf and on behalf of any of Stockholder’s heirs, successors in interest and assigns, and all other Persons that might have legal standing to allege a claim through Stockholder or on Stockholder’s behalf (but not including any portfolio companies of Stockholder if Stockholder is not a natural person and is a venture capital or private equity fund), hereby knowingly, fully, unconditionally, and irrevocably (i) acknowledges and agrees that he, she, or it does not own beneficially or of record or have any other shares of Company Capital Stock except as set forth on Stockholder’s signature page hereto, (ii) acknowledges and agrees that, as of the date hereof, Stockholder has no current or potential right, title, license, claim, or unassigned personal interest of any kind to any Company-Owned Intellectual Property and (iii) releases, effective as of the Effective Time, any and all claims and causes of action (whether held directly, derivatively or otherwise) that Stockholder has or may have against the Company or any present or former director, officer, manager or employee of the Company, whether asserted or unasserted, known or unknown, contingent or noncontingent, past or present, arising or resulting from or relating, directly or indirectly, to such Stockholder’s ownership of Company Capital Stock, Options, Warrants or any other equity interests in the Company, and any rights or interests therein. Notwithstanding the foregoing, nothing in this Section 4 will be deemed to constitute a release of (i) any right of Stockholder under or to this Agreement, the Merger Agreement, any Transaction Document, or any rights or obligation under commercial Contracts with the Company (the “Commercial Contracts”), (ii) to the extent Stockholder is an employee of the Company, any right of Stockholder to receive accrued but unpaid wages, salary, compensation, bonuses, accrued vacation and any other accrued but unpaid compensation and/or benefits (other than any equity-based compensation) owed to Stockholder in its capacity as a service provider to the Company or any employment rights that cannot be waived as a matter of Applicable Law, (iii) any right to indemnification, advancement of expenses, exculpation, or rights to benefit from applicable director and officer indemnification agreements (“Indemnification Agreements”), the Charter and Bylaws, as provided by law and directors’ and officers’ liability insurance, in each case in accordance with Section 5.14 of the Merger Agreement or (iv) any claim that, as a matter of Applicable Law, cannot be released by private agreement (collectively the “Special Claims”). Notwithstanding anything to the contrary in this Agreement, Stockholder on his, her, or its behalf

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and on behalf of any of his, her, or its heirs, successors in interest and assigns, and all other Persons that might have legal standing to allege a claim through Stockholder or on Stockholder’s behalf, hereby knowingly, fully, unconditionally, and irrevocably waives any claim or right of recourse he, she, or it may have against the Company with respect to the Company’s breach of any of the representations and warranties set forth in Article 3 of the Merger Agreement and the covenants of the Company set forth in Article 5 of the Merger Agreement, to the extent such claim or right or recourse arises from or relate, directly or indirectly, to such Stockholder’s ownership of Company Capital Stock, Options, Warrants or any other equity interests in the Company, and any rights or interests therein.

4.2 Stockholder hereby unconditionally and irrevocably releases, discharges, and waives any right under any agreement with the Company and/or its Stockholders, except for any right under the Merger Agreement and any agreement provided pursuant thereto and the Indemnification Agreements, where the exercise of any such right would in any way prevent, conflict with, hinder or be inconsistent with the execution and performance of this Agreement, the Merger Agreement, or the consummation of the Transactions.

4.3 Stockholder further waives any rights under Section 1542 of the Civil Code of the State of California, which states:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.

4.4 As of and subject to the Closing, Stockholder, in his, her or its capacity as a Stockholder, will not be entitled to any indemnity, reimbursement or other similar rights from Parent, the Company or their respective subsidiaries, including by virtue of Stockholder’s investment in the Company or any other Contract, and no obligation, liability or other circumstances will exist at the Effective Time that give or may give rise to any liability of Parent, the Company or their respective subsidiaries to Stockholder, other than as specifically set forth in the Merger Agreement, the other Transaction Documents and this Agreement. From and after the Effective Time, Stockholder’s right to receive consideration on the terms and subject to the conditions set forth in the Merger Agreement will constitute Stockholder’s sole and exclusive right against the Company and/or Parent in respect of Stockholder’s ownership of Shares or status as a Stockholder or any agreement or instrument with the Company pertaining to the Shares or Stockholder’s status as a Stockholder.

4.5 Stockholder hereby irrevocably and unconditionally waives and agrees not to exercise any rights of appraisal or any dissenters’ rights that Stockholder may have (whether under Applicable Law or otherwise) or could potentially have or acquire in connection with the Merger or the Transactions.

5. CONFIDENTIALITY. Except as required to comply with Applicable Law (in which case, to the extent not otherwise prohibited by Applicable Law, Parent will be provided with prior written notice thereof so that Parent may seek a protective order or other appropriate relief), Stockholder will not, and will cause his, her, or its Representatives not to, for a period of three years following the Effective Time, disclose to any third party any confidential information of the Company or Parent. Notwithstanding the foregoing, this section will not apply to disclosures by the Stockholder (i) to its legal, financial and tax advisors, accountants, auditors and other Representatives (so long as the same are obligated to maintain the confidentiality of the information provided), (ii) to the Agent, (iii) if the Stockholder is a venture capital or

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private equity fund, to its current or prospective partners and limited partners, subject to a duty of confidentiality, and the Stockholder’s individual responsibility, but not the Stockholders’ aggregate responsibility, for the indemnification obligations), (iv) to the extent reasonably necessary for enforcing Stockholder’s rights under this Agreement, the Merger Agreement or any other Transaction Documents with any Governmental Body; or (v) to the extent such statement or disclosure is consistent with, and limited to, information that is publicly available (other than as result of a disclosure by Stockholder or its Representative in violation of this Agreement).

6. CONSENT; TERMINATION OF AGREEMENTS. Stockholder, in his, her or its capacity as a stockholder of the Company, and without prejudice to the Special Claims, hereby gives any consents or waivers that are reasonably required for the consummation of the Merger and the Transactions under the terms of any agreement or instrument to which the Stockholder is a party or subject or in respect of any rights, including any appraisal or dissenters’ rights, the Stockholder may have in connection with the Merger or the Transactions (whether such right exists under the Charter, the Bylaws, any Contract to which the Company is a party, or by which it is, or any of its assets are, bound under Applicable Law or otherwise). Without limiting the generality of the foregoing, the Stockholder, in his, her or its capacity as a Stockholder, and without prejudice to the Special Claims, hereby waives any and all rights to contest or object to the execution and delivery of the Merger Agreement, the Board’s actions in approving and recommending the Merger, the consummation of the Merger and the Transactions, or to the execution and delivery of any stockholder consent solicited in connection with the Transactions, or to seek damages or other legal or equitable relief in connection therewith. To the extent Stockholder is party in such capacity to any existing agreements with the Company, including any investment agreement, stock purchase agreement, carve-out bonus plans, equity incentive plans, stockholder agreements, registration rights agreements, and any of the agreements specified in Exhibit C hereto, but excluding, for the avoidance of doubt, the Commercial Contracts, Stockholder agrees that each such agreement will, contingent upon the occurrence of the Closing, automatically and irrevocably terminate and be of no force and effect immediately prior to the Effective Time, and Stockholder hereby agrees to the waiver of any rights of first refusal, preemptive rights, rights to notice, rights of co-sale, registration rights, information rights, and similar rights of Stockholder under any such agreements or otherwise.

7. JOINDER. Stockholder, in his, her or its capacity as a Stockholder, hereby joins in, and agrees to be bound by, and will have the benefit of, all of the terms and conditions of the Merger Agreement to the same extent as if Stockholder was an original party to the Merger Agreement. This Agreement will be attached to and become a part of the Merger Agreement. Stockholder hereby certifies that it has received and reviewed the Merger Agreement. Stockholder hereby acknowledges and agrees that (i) Stockholder will comply with the obligations under the Merger Agreement to the extent applicable to Stockholder as a Stockholder thereunder, (ii) Stockholder will indemnify Parent and the Indemnified Persons in accordance with the terms and subject to the limitations of Article 8 of the Merger Agreement, (iii) Parent and its Affiliates and the Indemnified Persons will be entitled to enforce the obligations of Stockholder under the Merger Agreement against Stockholder to the extent set forth therein, (iv) the Per Share Consideration is being allocated to Stockholder in accordance with the terms of the Merger Agreement, (v) payment of the Per Share Escrow Consideration is subject to Article 8 of the Merger Agreement and (vi) upon making the issuances or payments pursuant to the Merger Agreement, Parent and the Merger Subs will be deemed to have satisfied their obligations to make payments with respect to the Merger and will have no further obligations to Stockholder with respect to payment or issuance of the applicable Per Share Consideration except as expressly set forth in the Merger Agreement. Stockholder hereby ratifies the appointment of Shareholder Representative Services LLC, a Colorado limited liability company, as the Agent to perform the functions on his, her, or its behalf pursuant to and in accordance with the provisions of Section 8.7 of the Merger Agreement.

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8. REGISTRATION RIGHTS. All covenants made by Parent in this Section 8 are made solely for the benefit of a Stockholder who certifies as to being an Accredited Investor on its signature page hereto.

8.1 As soon as practical on or following the Closing Date (and in any event within one Business Day following the Closing Date), Parent shall file with the SEC a shelf registration statement on Form S-3 (including any amendments or supplements, the “Registration Statement”), and the prospectus (including any amendments or supplements, the “Prospectus”) forming part of the Registration Statement in compliance with Rule 415 under the Securities Act covering the resale on a continuous basis of all of the Registrable Securities; provided that (i) Parent shall not be required to file the Registration Statement contemplated by this Section 8 during such time as there is material non-public information regarding Parent, the disclosure of which Parent determines in its reasonable good faith judgment (after consultation with its legal advisors), that the sale of Registrable Securities pursuant to the Registration Statement would require public disclosure of such material non-public information that Parent is not otherwise obligated to disclose and that the immediate disclosure of such information would be detrimental to Parent; (ii) if Parent determines in good faith that it would be materially detrimental to Parent and its stockholders for such Registration Statement to be filed and it is therefore necessary to defer the filing of such Registration Statement, Parent shall have the right to defer such filing for a reasonable period of time (provided that such filing shall be made as promptly as practicable after Parent determines that it would no longer be materially detrimental to make such filing), and (iii) Parent shall not be deemed to have breached its obligations hereunder if trading of Parent Stock is suspended pursuant to Parent’s insider trading policy then in effect (the “Insider Trading Policy”) following the filing of the Registration Statement; and provided, further, that Parent’s obligation to include the Registrable Securities of Stockholder in the Registration Statement shall be expressly conditioned upon Parent’s prior receipt of a stockholder questionnaire in the form attached hereto as Exhibit D (the “Stockholder Questionnaire”) from Stockholder and any other information and materials regarding Stockholder based on its responses thereto as Parent may reasonably request to permit Parent to carry out Parent’s obligations under this Agreement and the taking of all action required to be taken by Stockholder under Applicable Law in order to permit Parent to comply with all applicable requirements of the Securities Act and the Securities Exchange Act of 1934, as amended, in connection with the registration of the resale of the Registrable Securities of Stockholder under the Securities Act. In the event the filing of the Registration Statement is postponed in accordance with this Section 8.1, Parent shall file the Registration Statement as soon as possible after the events described in clauses (i) through (iii) in the immediately preceding sentence cease to exist (and in any event within one day following such cessation). Such Registration Statement shall be an “automatic resale registration statement” as defined pursuant to Rule 462(e) if Parent so qualifies. For the purposes of this Agreement “Registrable Securities” shall mean (i) the Parent Shares issuable to Stockholder, if any, in the Transactions pursuant to the Merger Agreement and (ii) any Parent Shares issued as a dividend or other distribution with respect to or in exchange for or in replacement of the stock referenced in clause (i); provided that Parent Shares held by Stockholder shall cease to be Registrable Securities (x) after the Registration Statement has been filed and such securities shall have been disposed of in accordance with the Registration Statement and with Section 8 hereof (but only to the extent of such disposition) or (y) at such time as Stockholder is eligible to sell such securities under Rule 144 without limitation as to volume, manner of sale and current public information.

8.2 Parent shall use reasonable best efforts to (a) keep the Registration Statement effective until the earlier to occur of (i) the date on which all Registrable Securities included in the Registration Statement have been sold in accordance with the Registration Statement or (ii) at such time as each Stockholder is eligible to sell the Registrable Securities under Rule 144 without limitation as to volume, manner of sale and current public information (the later of (i) and (ii), the “Expiration Date”); (b) prepare and file with the SEC such amendments to the Registration Statement and amendments or supplements to the Prospectus as may be reasonably necessary to comply with the provisions of the

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Securities Act with respect to the sale or other disposition of all Registrable Securities included in the Registration Statement; (c) furnish to Stockholder such number of copies of any prospectus (including any preliminary prospectus and any amended or supplemented prospectus) in conformity with the requirements of the Securities Act as Stockholder may reasonably request in order to effect the offering and sale of the Registrable Securities to be offered and sold by Stockholder thereunder; (d) register or qualify the Registrable Securities covered by the Registration Statement under the securities or “blue sky” laws of such jurisdictions as Stockholder shall reasonably request; provided that Parent shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such jurisdiction where it has not been qualified or is not otherwise subject to a general consent for service of process; (e) notify Stockholder promptly after Parent becomes aware that the Registration Statement or Prospectus includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing, and (f) list all Registrable Securities included in the Registration Statement on the New York Stock Exchange. Parent acknowledges and agrees that, to the extent that Stockholder is, or is an Affiliate of, a private equity and/or venture capital fund, Stockholder may from time to time effect one or more pro rata distributions in-kind of the Registrable Securities to such Stockholder’s shareholders, members, limited partners or other equity holders, as applicable, for no consideration (a “DIK”). In furtherance thereof, Parent shall (i) cause the Registration Statement, when filed, to expressly provide that the “Selling Stockholders” thereunder (or any similar term used therein) include (x) the Stockholder and (y) all transferees, assignees and other successors-in-interest who may acquire Registrable Securities through a DIK or other non-sale related transfer from the Stockholder; and (ii) if requested by Stockholder and required by the transfer agent of Parent (the “Transfer Agent”), authorize the Transfer Agent to rely on a customary opinion of counsel delivered by or on behalf of such Stockholder) to permit the Transfer Agent to reflect such Persons as book-entry record stockholders of Parent.

8.3 If Stockholder is an employee of Parent or any of its Affiliates, Stockholder agrees not to offer, sell or otherwise dispose of any Registrable Securities during any trading “blackout” period under Parent’s Insider Trading Policy.

8.4 At any time from and after the effective date of the Registration Statement, Parent may restrict offers and sales or other dispositions of Registrable Securities under the Registration Statement, and Stockholder will not be able to offer or sell or otherwise dispose of Registrable Securities thereunder, by delivering a prompt written notice (a “Suspension Notice”) to Stockholder stating that a delay in the offer and sale or other disposition of Registrable Securities is necessary because Parent, in its reasonable good faith judgment, has determined that the offer and sale or other disposition of Registrable Securities would require public disclosure by Parent of material nonpublic information that is not included in the Registration Statement and that immediate disclosure of such information would be materially detrimental to Parent; provided that any Suspension Notice provided by Parent shall not identify the information that Parent has determined constitutes material nonpublic information; provided further that Parent may not suspend offers and sales or other dispositions of Registrable Securities pursuant to this Section 8 for more than 30 consecutive days nor more than 60 days in the aggregate prior to the Expiration Date. Promptly following the cessation or discontinuance of the facts and circumstances forming the basis for any Suspension Notice, Parent shall use its commercially reasonable efforts to amend the Registration Statement and/or amend or supplement the related prospectus included therein to the extent necessary, and take all other actions reasonably necessary, to allow the offer and sale or other disposition of Registrable Securities to recommence as promptly as possible, and promptly notify Stockholder in writing when such offers and sales or other dispositions of Registrable Securities under the Registration Statement may recommence. Upon receipt of a Suspension Notice, Stockholder shall immediately suspend his, her or its use of the Registration Statement and any prospectus or Prospectus Supplement included therein or forming a part thereof to offer and sell or otherwise dispose of Registrable Securities under the Registration Statement, and shall not offer or sell or otherwise dispose of Registrable Securities under the Registration

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Statement or any prospectus or Prospectus Supplement included therein or forming a part thereof until receipt of a notice from Parent pursuant to the preceding sentence that offers and sales or other dispositions of Registrable Securities may recommence. Stockholder shall keep the fact that Parent has delivered a Suspension Notice and any non-public information provided by Parent in connection therewith confidential, shall not disclose or reveal the Suspension Notice or any such information to any person or entity and shall not use such information for securities trading or any other purpose.

8.5 The registration rights of Stockholder under this Agreement with respect to any Registrable Securities may not be transferred or assigned unless and until (i) Stockholder shall have given Parent written notice, in form and substance reasonably satisfactory to Parent, of the transfer of such Registrable Securities prior to the time of such transfer, stating the name and address of the transferee and identifying the Registrable Securities with respect to which the rights under this Agreement are proposed to be transferred; (ii) if reasonably requested by Parent, such Stockholder shall have furnished to Parent an opinion of counsel, reasonably satisfactory to Parent, to the effect that such transfer will not require registration of such Registrable Securities under the Securities Act; (iii) such transferee shall have agreed in writing for the benefit of Parent, in form and substance reasonably satisfactory to Parent, to be bound by the provisions of this Agreement to the same extent as Stockholder, including the transfer restrictions set forth in Section 9 hereof; provided, that for the purposes of determining the number of shares of Registrable Securities subject to the transfer restrictions set forth in Section 9 hereof held by a transferee, the holdings of transferees that have received Registrable Securities pursuant to a DIK or other non-sale related transfer from Stockholder shall be aggregated together with the holdings of Stockholder such that the restrictions set forth in Section 9 hereof shall not apply to such transferee to the extent Stockholder retains, immediately following such DIK or other non-sale related transfer, at least 40% of the aggregate number of Closing Shares acquired by Stockholder pursuant to the terms of the Merger Agreement; and (iv) such transferee shall have delivered a Stockholder Questionnaire to Parent (and any other information and materials based on its responses thereto as Parent may reasonably request to permit Parent to carry out Parent’s obligations under this Agreement). Notwithstanding the foregoing, no transfer or assignment of rights under this Agreement shall be permitted if, immediately following such transfer, the offer and sale or other disposition of Registrable Securities by the transferee is not restricted under the Securities Act.

8.6 Stockholder shall furnish to Parent necessary information regarding Stockholder, the Registrable Securities held by Stockholder and the offer and sale or other distribution proposed by Stockholder as Parent may reasonably request in connection with any registration, qualification or compliance contemplated by this Agreement; provided that Stockholder shall not be required to furnish to Parent any information with respect to its limited partners. None of the information supplied (or to be supplied) by Stockholder for inclusion or incorporation by reference in the applicable Registration Statement or Prospectus will, at the time the Registration Statement is declared effective under the Securities Act (or with respect to any post-effective amendments or supplements thereto, at the time such post-effective amendments or supplements become effective under the Securities Act), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading. At such time as each holder of Registrable Securities no longer holds any Registrable Securities, such holder of Registrable Securities shall promptly notify Parent of such fact.

8.7 All expenses incident to Parent’s performance of, or compliance with, its obligations in connection with the registration of Registrable Securities under this Section 8 shall be borne by Parent. Parent shall not be responsible for the fees and expenses of any counsel, or any of the accountants, agents, or experts retained by Stockholder or any other holder of Registrable Securities in connection with the sale of Registrable Securities. Stockholder shall also bear and pay the discounts, brokerage fees and underwriting fees, if any, applicable to securities offered for its account in connection with any registrations, filings and qualifications made pursuant to this Section 8.

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9. TRANSFER RESTRICTIONS.

9.1 During the Lock-Up Period, Stockholder agrees, with respect to any Parent Shares acquired by Stockholder at the Closing pursuant to the terms of the Merger Agreement (the “Closing Shares”), not to Transfer any such Closing Shares or interest therein or agree to or consummate any economic equivalent transactions (e.g., sell puts), provided that during the Lock-Up Period, such Stockholder shall be permitted to Transfer up to [60%] of the aggregate number of Closing Shares acquired by Stockholder pursuant to the terms of the Merger Agreement. For the avoidance of doubt “Closing Shares” shall not include any Parent Shares issued that are subject to the right of repurchase or that are Parent Shares that are a part of the Escrowed Stock.

9.2 Any Transfer or attempted Transfer in violation of this Section 9 shall, to the fullest extent permitted by Applicable Law, be null and void ab initio.

9.3 At the Effective Time, Parent may make a notation on its records or give instructions to any transfer agents or registrars for the Closing Shares in order to implement the restrictions on Transfer set forth in this Agreement; provided that Parent shall remove any such notation and/or cause any such transfer agent or registrar to remove any such restrictions on Transfer upon the expiration of the Lock-Up Period.

(a) For purposes of this Joinder Agreement:

“Lock-Up Period” means the period from the Effective Time until 11:59 p.m. Eastern Time on the date that is the six-month anniversary of the Effective Time.

“Transfer” means to (x) offer, sell, contract to sell, pledge, grant any option to purchase, lend, make any short sale or otherwise dispose of any Closing Shares, or any options or warrants to purchase any Closing Shares, or any securities convertible into, exchangeable for or that represent the right to receive Closing Shares (such options, warrants or other securities, collectively, “Derivative Instruments”), including any such shares of Derivative Instruments now owned or hereafter acquired, owned directly by Stockholder (including holding as a custodian) or with respect to which Stockholder has beneficial ownership within the rules and regulations of the SEC or (y) engage in any hedging or other transaction or arrangement (including, without limitation, any short sale or the purchase or sale of, or entry into, any put or call option, or combination thereof, forward, swap or any other derivative transaction or instrument, however described or defined) which is designed to or which reasonably could be expected to lead to or result in a sale, loan, pledge or other disposition (whether by Stockholder or someone other than Stockholder), or transfer of any of the economic consequences of ownership, in whole or in part, directly or indirectly, of any Closing Shares or Derivative Instruments, whether any such transaction or arrangement (or instrument provided for thereunder) would be settled by delivery of Parent Stock or other securities, in cash or otherwise; provided that Stockholder may (A) if Stockholder is a partnership, limited liability company or corporation, distribute Closing Shares to its partners, members, shareholders, equity holders or affiliated entities (as applicable), or otherwise Transfer Closing Shares to any of its Affiliates, but only if and to the extent the recipients thereof agree to be bound by the obligations of Stockholder set forth herein with respect to such Closing Shares, (B) if Stockholder is an individual, Transfer any Closing Shares to any member of Stockholder’s immediate family, or to a trust for the benefit of Stockholder or any member of Stockholder’s immediate family, but only if and to the extent the recipients thereof agree to be bound by the obligations of Stockholder set forth herein with respect to such Closing Shares, (C) Transfer any Closing Shares for charitable purposes as charitable gifts or donations to a charitable organization qualified under Section 501(c)(3) of the Internal Revenue Code of 1986, as amended, and (D) Transfer any Closing Shares upon the death of Stockholder.

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10. MISCELLANEOUS.

10.1 Notices. Any notice, request, or demand desired or required to be given hereunder will be in writing and will be given by personal delivery, email delivery, or overnight courier service, in each case addressed as respectively set forth below or to such other address as any party will have previously designated by such a notice. The effective date of any notice, request, or demand will be the date of personal delivery, the date on which email is sent; provided that the sender of such email does not receive a written notification of delivery failure, or one day after it is delivered to a reputable overnight courier service, as the case may be, in each case properly addressed as provided herein and with all charges prepaid. After the Closing, notice given to the Agent will constitute notice given to each Stockholder.

(i)     if to Parent, to:

Bill.com Holdings, Inc.

6220 America Center Drive

San Jose, CA 95002

Attention: General Counsel

with a copy (which will not constitute notice) to:

Fenwick & West LLP

801 California Street

Mountain View, CA 94041

Attention: Bomi Lee

                 Chris Gorman

(ii)    if to Stockholder, to the address set forth for the Stockholder on the signature page hereof.

10.2 Specific Performance; Injunctive Relief. The parties hereto acknowledge that each party hereto will be irreparably harmed and that there will be no adequate remedy at law for a violation of any of the covenants or agreements of the other party set forth in this Agreement. Therefore, it is agreed that, in addition to any other remedies that may be available to the parties hereto upon any such violation of this Agreement, each party will have the right to enforce such covenants and agreements by specific performance, injunctive relief or by any other means available to such party at law or in equity and each party hereby waives any and all defenses that could exist in its favor in connection with such enforcement and waives any requirement for the security or posting of any bond in connection with such enforcement.

10.3 Counterparts. This Agreement may be executed and delivered in one or more counterparts, either manually or electronically (including by PDF and electronic mail), each of which will be deemed to be an original but all of which together will constitute one and the same agreement. No counterpart will be effective unless and until each party has executed at least one counterpart.

10.4 Entire Agreement; Nonassignability. This Agreement (including the exhibits hereto) and the documents and instruments and other agreements specifically referred to herein or delivered pursuant hereto (i) constitute the entire agreement among the parties with respect to the subject matter hereof and thereof and supersede all prior (but not concurrent) agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and thereof and (ii) are not intended to confer, and will not be construed as conferring, upon any person other than the parties hereto any rights, benefit or remedies of any nature whatsoever hereunder.

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10.5 Severability. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement will nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner adverse to any party hereto. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the parties will negotiate in good faith to modify this Agreement so as to effect the original intent of the parties to the fullest extent possible.

10.6 Remedies. Each of Stockholder and Parent acknowledges and agrees that the other would be damaged irreparably if any provision of this Agreement is not performed in accordance with its specific terms or otherwise is breached. Accordingly, each of Stockholder and Parent agrees that the other such party will be entitled to an injunction to prevent breaches of any provision of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof, in addition to any other remedy available at law or in equity.

10.7 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. Section 9.6 (Governing Law; Jurisdiction; Waiver of Jury Trial) of the Merger Agreement shall apply to this Agreement, mutatis mutandis, as if set forth herein.

10.8 Amendment. Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by each of the parties hereto, or in the case of a waiver, by the party against which the waiver is to be effective. Notwithstanding the foregoing, no failure or delay by any party hereto in exercising any right hereunder will operate as a waiver thereof nor will any single or partial exercise thereof preclude any other or further exercise of any right hereunder.

10.9 Rules of Construction. The parties hereto agree that they have been (or have had the opportunity to be) represented by counsel during the negotiation, preparation and execution of this Agreement and, therefore, waive, with respect to this Agreement, the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

10.10 Additional Documents. Stockholder will execute and deliver any additional documents reasonably necessary or desirable to carry out the purpose and intent of this Agreement.

10.11 Termination. This Agreement is conditioned upon the consummation of the Merger as contemplated in the Merger Agreement and will become null and void and will have no effect whatsoever, without any action on the part of any Person, upon valid termination of the Merger Agreement pursuant to Article 7 thereof.

[SIGNATURE PAGES NEXT]

13

IN WITNESS WHEREOF, the parties have entered into this Joinder Agreement as of the date first written above.

BILL.COM HOLDINGS, INC.

By:
Name:
Title:

[Signature Page to Joinder Agreement]

IN WITNESS WHEREOF, the parties have entered into this Joinder Agreement as of the date first written above.

STOCKHOLDER

(Print Name of Stockholder)

(Signature)

(Print Title)

(Print Address)

(Print Address)

(Print Telephone Number)

(Print Email Address)

ACCREDITED INVESTOR REPRESENTATION

☐	Under penalty of fraud, Stockholder has read the definition of “Accredited Investor” and certifies that the undersigned is an Accredited Investor because:

(a)	I am a natural person whose individual net worth, or joint net worth with my spouse or spousal equivalent, exceeds $1,000,000.

(b)	I am a natural person who had individual income exceeding $200,000 in each of the two most recent years and I have a reasonable expectation of reaching the same income level in the current year.

(b)

I am a natural person who had joint income with my spouse or spousal equivalent exceeding $300,000 in each of the two most recent years and I have a reasonable expectation of reaching the same income level in the current year.

(d)	I am a director or executive officer of DivvyPay, Inc., its direct or indirect parents and subsidiaries.

(e)	Stockholder is an entity meeting other criteria set forth on Exhibit B hereto.

☐	Under penalty of fraud, Stockholder has read the definition of “Accredited Investor” and certifies that the undersigned is NOT an Accredited Investor.

[Signature Page to Joinder Agreement]

JOINDER AGREEMENT & WRITTEN CONSENT OF THE STOCKHOLDERS SPOUSAL CONSENT

I ______________________, spouse of ___________________, have read and approve the foregoing Joinder Agreement (the “Agreement”) and the written consent of the stockholders (the “Consent”). In consideration of the terms and conditions as set forth in the Agreement and the matters set forth in the Consent, I hereby appoint my spouse as my attorney-in-fact with respect to the exercise of any rights and obligations under the Agreement and the Consent, and agree to be bound by the provisions of the Agreement and the Consent insofar as I may have any rights or obligations in the Agreement or in the Consent under the laws relating to marital or community property in effect in the state of our residence as of the date of the Agreement or the Consent.

Date

Signature of Spouse

Printed Name of Spouse

☐	Check this box if you do not have a spouse.

EXHIBIT A

STOCKHOLDER SHARES

Description of Company Capital Stock
Certificate Number	Class or Series of Company Capital Stock (Common Stock; Series Seed 1 Stock; Series Seed 2 Stock; Series A Stock; Series B Stock; Series C Stock; Series D Stock)	Number of Shares	Name(s) and Address(es) of Stockholder(s) exactly as name(s) appear(s) on stock certificate(s) or in Company records

Total Shares

EXHIBIT B

RULE 501(A) – DEFINITION OF ACCREDITED INVESTOR

17 CFR 230.501(a)

(a) Accredited investor. Accredited investor shall mean any person who comes within any of the following categories, or who the issuer reasonably believes comes within any of the following categories, at the time of the sale of the securities to that person:

(1)

Any bank as defined in section 3(a)(2) of the Act, or any savings and loan association or other institution as defined in section 3(a)(5)(A) of the Act whether acting in its individual or fiduciary capacity; any broker or dealer registered pursuant to section 15 of the Securities Exchange Act of 1934; any insurance company as defined in section 2(a)(13) of the Act; any investment company registered under the Investment Company Act of 1940 or a business development company as defined in section 2(a)(48) of that Act; any Small Business Investment Company licensed by the U.S. Small Business Administration under section 301(c) or (d) of the Small Business Investment Act of 1958; any plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions, for the benefit of its employees, if such plan has total assets in excess of $5,000,000; any employee benefit plan within the meaning of the Employee Retirement Income Security Act of 1974 if the investment decision is made by a plan fiduciary, as defined in section 3(21) of such act, which is either a bank, savings and loan association, insurance company, or registered investment adviser, or if the employee benefit plan has total assets in excess of $5,000,000 or, if a self-directed plan, with investment decisions made solely by persons that are accredited investors;

(2)	Any private business development company as defined in section 202(a)(22) of the Investment Advisers Act of 1940;

(3)

Any organization described in section 501(c)(3) of the Internal Revenue Code, corporation, Massachusetts or similar business trust, or partnership, not formed for the specific purpose of acquiring the securities offered, with total assets in excess of $5,000,000;

(4)	Any director, executive officer, or general partner of the issuer of the securities being offered or sold, or any director, executive officer, or general partner of a general partner of that issuer;

(5)	Any natural person whose individual net worth, or joint net worth with that person’s spouse, exceeds $1,000,000.

(i)	Except as provided in paragraph (a)(5)(ii) of this section, for purposes of calculating net worth under this paragraph (a)(5):

(A)	The person’s primary residence shall not be included as an asset;

(B)

Indebtedness that is secured by the person’s primary residence, up to the estimated fair market value of the primary residence at the time of the sale of securities, shall not be included as a liability (except that if the amount of such indebtedness outstanding at the time of sale of securities exceeds the amount outstanding 60 days before such time, other than as a result of the acquisition of the primary residence, the amount of such excess shall be included as a liability); and

(C)

Indebtedness that is secured by the person’s primary residence in excess of the estimated fair market value of the primary residence at the time of the sale of securities shall be included as a liability;

(ii)

Paragraph (a)(5)(i) of this section will not apply to any calculation of a person’s net worth made in connection with a purchase of securities in accordance with a right to purchase such securities, provided that:

(A)	Such right was held by the person on July 20, 2010;

(B)	The person qualified as an accredited investor on the basis of net worth at the time the person acquired such right; and

(C)	The person held securities of the same issuer, other than such right, on July 20, 2010.

(6)

Any natural person who had an individual income in excess of $200,000 in each of the two most recent years or joint income with that person’s spouse in excess of $300,000 in each of those years and has a reasonable expectation of reaching the same income level in the current year;

(7)

Any trust, with total assets in excess of $5,000,000, not formed for the specific purpose of acquiring the securities offered, whose purchase is directed by a sophisticated person as described in §230.506(b)(2)(ii);

(8)	Any entity in which all of the equity owners are accredited investors;

(9)	Any entity, of a type not listed in paragraph (a)(1), (2), (3), (7), or (8), not formed for the specific purpose of acquiring the securities offered, owning investments in excess of $5,000,000;

(10)

Any natural person holding in good standing one or more professional certifications or designations or credentials from an accredited educational institution that the Commission has designated as qualifying an individual for accredited investor status. In determining whether to designate a professional certification or designation or credential from an accredited educational institution for purposes of this paragraph (a)(10), the Commission will consider, among others, the following attributes:

(i)

The certification, designation, or credential arises out of an examination or series of examinations administered by a self-regulatory organization or other industry body or is issued by an accredited educational institution;

(ii)	The examination or series of examinations is designed to reliably and validly demonstrate an individual’s comprehension and sophistication in the areas of securities and investing;

(iii)

Persons obtaining such certification, designation, or credential can reasonably be expected to have sufficient knowledge and experience in financial and business matters to evaluate the merits and risks of a prospective investment; and

(iv)

An indication that an individual holds the certification or designation is either made publicly available by the relevant self-regulatory organization or other industry body or is otherwise independently verifiable;

(11)

Any natural person who is a “knowledgeable employee,” as defined in rule 3c-5(a)(4) under the Investment Company Act of 1940 (17 CFR 270.3c-5(a)(4)), of the issuer of the securities being offered or sold where the issuer would be an investment company, as defined in section 3 of such act, but for the exclusion provided by either section 3(c)(1) or section 3(c)(7) of such act;

(12)	Any “family office,” as defined in rule 202(a)(11)(G)-1 under the Investment Advisers Act of 1940 (17 CFR 275.202(a)(11)(G)-1):

(i)	With assets under management in excess of $5,000,000,

(ii)	That is not formed for the specific purpose of acquiring the securities offered, and

(iii)

Whose prospective investment is directed by a person who has such knowledge and experience in financial and business matters that such family office is capable of evaluating the merits and risks of the prospective investment; and

(13)

Any “family client,” as defined in rule 202(a)(11)(G)-1 under the Investment Advisers Act of 1940 (17 CFR 275.202(a)(11)(G)-1)), of a family office meeting the requirements in paragraph (a)(12) of this section and whose prospective investment in the issuer is directed by such family office pursuant to paragraph (a)(12)(iii).

EXHIBIT C

STOCKHOLDER AGREEMENTS

Amended and Restated Investors’ Rights Agreement, dated December 7, 2020, by and among the Company and each of the Investors listed on Schedule A thereto.

Amended and Restated Right of First Refusal and Co-Sale Agreement, dated December 7, 2020, by and among the Company, each of the Investors listed on Schedule A thereto and the Key Holders listed on Schedule B thereto.

Amended and Restated Voting Agreement, dated December 7, 2020, by and among the Company, each of the Investors listed on Schedule A thereto and the Key Holders listed on Schedule B thereto.

Letter Agreement, dated December 7, 2020, by and between the Company and Hanaco Growth Ventures L.P.

Letter Agreement, dated December 8, 2020, by and between the Company and PayPal, Inc.

Amended and Restated Stockholders Agreement, dated March 20, 2018, by and among the Company, each of the Investors listed therein and each of the Founders listed therein.

EXHIBIT D

STOCKHOLDER QUESTIONNAIRE